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TABLE OF CONTENTS

OFFER TO PURCHASE FOR CASH

All of the Outstanding Shares of Common Stock
(including the associated Series A Junior Participating Preferred Stock Purchase Rights)

of

Omega Worldwide, Inc.

at

$3.32 Net Per Share of Common Stock

by

Delta I Acquisition, Inc.
An Indirect Wholly Owned Subsidiary of

Four Seasons Health Care Limited

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
CITY TIME, ON THURSDAY, SEPTEMBER 5, 2002, UNLESS THE OFFER IS EXTENDED.

        DELTA I ACQUISITION, INC. (THE "PURCHASER"), AN INDIRECT WHOLLY OWNED SUBSIDIARY OF FOUR SEASONS HEALTH CARE LIMITED (THE "PARENT"), IS OFFERING TO PURCHASE (THE "OFFER") ALL OF THE OUTSTANDING SHARES OF COMMON STOCK, PAR VALUE $0.10 PER SHARE (THE "COMMON STOCK"), INCLUDING THE ASSOCIATED SERIES A JUNIOR PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS, OF OMEGA WORLDWIDE, INC. (THE "COMPANY"). THE PURCHASER IS MAKING THE OFFER PURSUANT TO THE AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT"), DATED AS OF AUGUST 1, 2002, BY AND AMONG THE PURCHASER, THE PARENT AND THE COMPANY WHICH PROVIDES FOR THE OFFER AND THE SUBSEQUENT MERGER OF THE PURCHASER WITH AND INTO THE COMPANY (THE "MERGER").

        THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, (1) THERE HAVING BEEN VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK WHICH, WHEN ADDED TO THE SHARES OF COMMON STOCK, IF ANY, PREVIOUSLY ACQUIRED BY THE PURCHASER, REPRESENTS AT LEAST A MAJORITY OF ALL ISSUED AND OUTSTANDING SHARES OF COMMON STOCK ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"), (2) THE PHFL OFFER (AS DEFINED BELOW) HAVING BECOME OR HAVING BEEN DECLARED UNCONDITIONAL IN ALL RESPECTS, OTHER THAN WITH RESPECT TO THE CONDITION OF THE PHFL OFFER REQUIRING EITHER THE OCCURRENCE OF THE INITIAL PURCHASE OF SHARES OF COMMON STOCK PURSUANT TO THE OFFER OR THE PURCHASER BECOMING OBLIGATED TO ACCEPT FOR PAYMENT SHARES OF COMMON STOCK TENDERED PURSUANT TO THE OFFER, AND (3) REQUIRED PERMITS, APPROVALS OR WAITING PERIODS UNDER APPLICABLE ANTITRUST LAWS (AS DEFINED BELOW) HAVING EXPIRED OR HAVING BEEN OBTAINED OR WAIVED. THE OFFER IS ALSO CONDITIONED ON THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS DESCRIBED IN SECTION 14—"CONDITIONS OF THE OFFER."

        CERTAIN STOCKHOLDERS OWNING IN AGGREGATE APPROXIMATELY 38.3% OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK ON A FULLY DILUTED BASIS HAVE AGREED TO TENDER IN THE OFFER THEIR SHARES OF COMMON STOCK, TO VOTE THEIR SHARES OF COMMON STOCK IN FAVOR OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND HAVE GRANTED TO THE PARENT AND THE PURCHASER AN IRREVOCABLE OPTION TO PURCHASE UNDER CERTAIN CIRCUMSTANCES ALL OF THE SHARES OF COMMON STOCK OWNED BY SUCH STOCKHOLDERS. SEE SECTION 11—"PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CERTAIN AGREEMENTS."

        THE BOARD OF DIRECTORS OF THE COMPANY, BASED ON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF DIRECTORS, HAS UNANIMOUSLY (1) DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE HOLDERS OF SHARES OF COMMON STOCK, (2) DECLARED THAT THE OFFER AND THE MERGER ARE ADVISABLE, (3) APPROVED THE OFFER, THE MERGER, THE STOCKHOLDERS AGREEMENTS (AS DEFINED BELOW), THE OPTION AGREEMENT (AS DEFINED BELOW) AND THE MERGER AGREEMENT AND (4) RECOMMENDED THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES OF COMMON STOCK PURSUANT TO THE OFFER AND APPROVE THE OFFER, THE MERGER, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

The date of this Offer to Purchase is August 7, 2002.

IMPORTANT

        Any holder of shares of Common Stock (a "Holder") desiring to tender all or any portion of the shares of Common Stock owned by such Holder must, prior to the expiration date of the Offer, either (1) complete and sign the Letter of Transmittal (or a copy thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered shares of Common Stock and any other required documents, to The Bank of New York, as Depositary, (2) tender such shares of Common Stock pursuant to the procedures for book-entry transfer set forth in Section 3—"Procedures for Tendering Shares of Common Stock," (3) cause such Holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Holder or (4) comply with the guaranteed delivery procedures set forth in Section 3—"Procedures for Tendering Shares of Common Stock." Any Holder whose shares of Common Stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such Holder desires to tender such shares of Common Stock.

        Any Holder who desires to tender shares of Common Stock and whose certificate(s) evidencing such shares of Common Stock are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such shares of Common Stock by following the procedures for guaranteed delivery set forth in Section 3—"Procedures for Tendering Shares of Common Stock."

        Unless the context indicates otherwise, references to the shares of Common Stock include the associated Series A Junior Participating Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of April 2, 1998, as amended by the Amendment to the Rights Agreement, dated as of July 17, 2002, and the Second Amendment to the Rights Agreement, dated as of August 1, 2002 (as amended, the "Rights Agreement"), in each case between the Company and Equiserve Trust Company, N.A. (as successor to First Chicago Trust Company of New York), as Rights Agent (the "Rights Agent"). To tender validly shares of Common Stock, a Holder must tender the associated Rights. Unless a Distribution Date (as defined in the Rights Agreement) has occurred, the tender of a share of Common Stock automatically will constitute the tender of the associated Right. See Section 3—"Procedures for Tendering Shares of Common Stock."

        Copies of this Offer to Purchase, the Letter of Transmittal or any related documents must not be mailed to or otherwise distributed or sent in, into or from any country where such distribution or offering would require any additional measures to be taken or would be in conflict with any law or regulation of such country or any political subdivision thereof. Persons into whose possession this document comes are required to inform themselves about and to observe any such laws or regulations. This Offer to Purchase may not be used for, or in connection with, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstances in which such offer or solicitation is not authorized or is unlawful.

        Holders may direct questions and requests for assistance to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Holders may obtain additional copies of this Offer to Purchase, the Letter of Transmittal or other related tender offer materials at no cost from the Information Agent or from brokers, dealers, commercial banks or trust companies.

TABLE OF CONTENTS

SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
1.	Terms of the Offer
2.	Acceptance for Payment and Payment for Shares of Common Stock
3.	Procedures for Tendering Shares of Common Stock.
4.	Withdrawal Rights
5.	Certain United States Federal Income Tax Consequences
6.	Price Range of Shares of Common Stock; Dividends
7.	Certain Information Concerning the Company.
8.	Certain Information Concerning the Purchaser, the Parent and Alchemy Partners (Guernsey) Limited.
9.	Source and Amount of Funds.
10.	Background of the Offer.
11.	Purpose of the Offer; Plans for the Company; Certain Agreements
12.	Dividends and Distributions
13.	Effect of the Offer on the Market for the Shares of Common Stock; Exchange Act Registration
14.	Conditions of the Offer
15.	Certain Legal Matters; Regulatory Approvals
16.	Fees and Expenses
17.	Miscellaneous
SCHEDULE I Information Concerning the Directors and Executive Officers of Alchemy Partners LLP, Alchemy Partners (Guernsey) Limited, Four Seasons Health Care Limited, and Delta I Acquisition, Inc.

SUMMARY TERM SHEET

        Delta I Acquisition, Inc. is offering to purchase all of the outstanding shares of common stock (including the associated Series A Junior Participating Preferred Stock Purchase Rights) of Omega Worldwide, Inc. for $3.32 per share, net to the seller in cash, without any interest. The following are some of the questions you, as a stockholder of Omega Worldwide, Inc., may have and answers to those questions.

        We urge you to read carefully the remainder of this Offer to Purchase, the Letter of Transmittal and Omega Worldwide, Inc.'s Solicitation/Recommendation Statement on Schedule 14D-9 because the information in this summary term sheet does not contain all of the information you should consider before tendering your shares of common stock. Additional important information is contained in the remainder of this Offer to Purchase, the Letter of Transmittal and the Schedule 14D-9.

•      Who is offering to buy my securities?

        Our name is Delta I Acquisition, Inc. We are a Delaware corporation formed for the purpose of making this offer. We are an indirect wholly owned subsidiary of Four Seasons Health Care Limited, a private company organized under the laws of England and Wales. We are a newly formed corporation and have not conducted any business other than in connection with the offer and the merger agreement described below. Four Seasons Health Care Limited invests in and operates facilities in the United Kingdom, Scotland, Northern Ireland and the Isle of Man for the care of elderly or mentally infirm people. Four Seasons Health Care Limited also provides specific services for respite care, rehabilitation, intermediate care, terminal and palliative care as well as care for younger persons suffering from chronic conditions. The principal shareholder of Four Seasons Health Care Limited is Alchemy Partners (Guernsey) Limited. See Section 8—"Certain Information Concerning the Purchaser, the Parent and Alchemy Partners (Guernsey) Limited" in this Offer to Purchase.

        We are making the offer pursuant to a merger agreement, dated August 1, 2002, among us, Four Seasons Health Care Limited and Omega Worldwide, Inc. The offer is the first step in our plan to acquire Omega Worldwide, Inc. We expect to merge Delta I Acquisition, Inc. with and into Omega Worldwide, Inc. following the successful completion of the offer.

•      What are the classes and amounts of securities sought in the offer?

        We are seeking to purchase all of the outstanding shares of common stock (including the associated Series A Junior Participating Preferred Stock Purchase Rights) of Omega Worldwide, Inc. See the "Introduction" to this Offer to Purchase.

•      How much are you offering to pay, what is the form of payment and will I have to pay any fees or commissions?

        We are offering to pay $3.32 per share, net to you, in cash, without any interest. If you are the record owner of your shares of common stock and you tender your shares of common stock to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares of common stock through a broker or other nominee, and your broker tenders your shares of common stock on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

•      Have Omega Worldwide, Inc.'s principal stockholders agreed to sell their shares?

        Certain stockholders and all of the directors and officers of Omega Worldwide, Inc. have agreed to tender to us in the offer all of the shares of common stock they own. They have also agreed to vote their shares of common stock in favor of the transactions contemplated by the merger agreement. The stockholders who have entered into these agreements own approximately 38.3% of the issued and outstanding shares of common stock on a fully diluted basis. They have also given us the option to purchase their shares under certain circumstances. See Section 11—"Purpose of the Offer; Plans for the Company; Certain Agreements" in this Offer to Purchase.

•      What is the purpose of the option agreement?

        The option agreement enables Four Seasons Health Care Limited to purchase up to 19.8% of Omega Worldwide, Inc.'s shares of common stock if, on purchasing the shares of common stock pursuant to the offer, Four Seasons Health Care Limited still owns less than 90% of Omega Worldwide, Inc.'s outstanding shares of common stock. By enabling Four Seasons Health Care Limited to purchase shares of common stock sufficient to increase Four Seasons Health Care Limited's ownership to 90%, the merger of Delta I Acquisition, Inc. and Omega Worldwide, Inc. can occur much more quickly following the offer than would otherwise be the case. The option may be exercised only if Four Seasons Health Care Limited would own 90% of the outstanding shares of common stock of Omega Worldwide, Inc. following the exercise.

•      Do you have the financial resources to make payment?

        We will require approximately $49.7 million to consummate the offer and the merger and to pay related fees and expenses. Four Seasons Health Care Holdings PLC, an indirect wholly owned subsidiary of our parent company, will provide us with approximately $49.7 million. Four Seasons Health Care Holdings PLC intends to obtain these funds from a loan from a financial institution and capital contributions from its equity investors. See Section 8—"Certain Information Concerning the Purchaser, the Parent and Alchemy Partners (Guernsey) Limited" and Section 9—"Source and Amount of Funds" in this Offer to Purchase.

•      Is your financial condition relevant to my decision to tender in the offer?

        We do not believe our financial condition is relevant to your decision whether or not to tender shares of common stock and accept the offer because:

  •
  the offer is not subject to any financing condition,

  •
  the form of payment that you will receive consists solely of cash and if you tender into the offer and receive payment for your shares of common stock, you will have no continuing equity interest in Omega Worldwide, Inc.,

  •
  we have been formed solely for the purpose of acquiring shares of common stock and there is no relevant historical financial information available with respect to us, and

  •
  if we consummate the offer, Four Seasons Health Care Limited will acquire all remaining shares of common stock for the same cash price when we merge with and into Omega Worldwide, Inc.

•      How long do I have to decide whether to tender in the offer?

        You will have until 12:00 midnight, New York City time, on Thursday, September 5, 2002, to decide whether to tender your shares of common stock in the offer, unless the offer is extended pursuant to the terms of the merger agreement. Further, if you cannot deliver everything that is required to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Tendering Shares of Common Stock" in this Offer to Purchase. In addition, if we decide to include a subsequent offering period in the offer as described under Section 1—"Terms of the Offer," you will have an additional opportunity to tender your shares of common stock.

•      Can the offer be extended and under what circumstances?

        Yes.    Subject to the terms of the merger agreement, we have agreed with Omega Worldwide, Inc. that we reserve the right, in our sole discretion, to extend the expiration date of the offer, from time to time. If on any scheduled expiration date of the offer, the offer would have expired without any shares of common stock being purchased because the conditions to the offer have not been met, we will, at the request of Omega Worldwide, Inc. (subject to the terms and conditions of the merger agreement), extend the expiration date of the offer, from time to time, for successive periods of up to 20 business days each (but in no event later than October 21, 2002) unless such conditions are not capable of being satisfied prior to October 21, 2002. See Section 1—"Terms of the Offer" in this Offer to Purchase.

•      What is a subsequent offering period? Will there be a subsequent offering period?

        A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares of common stock tendered during the initial offering period, during which holders of shares of common stock may tender their shares of common stock and receive the offer consideration. We may grant a subsequent offering period to the offer for up to a maximum of 20 business days.

        To comply with the applicable laws of the United States, during this subsequent offering period we will immediately accept for payment all tenders of shares of common stock and promptly pay for all shares of common stock tendered in this subsequent offering period. No holders will have any withdrawal rights with respect to shares of common stock tendered during this subsequent offering period. For more information, see Section 1—"Terms of the Offer" in this Offer to Purchase.

        We have not at this time made a decision as to whether or not to grant a subsequent offering period.

•      How will I be notified if the offer is extended?

        If we extend the offer, we will inform The Bank of New York, which is the depositary for the offer, of that fact. We also will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1—"Terms of the Offer" in this Offer to Purchase.

•      What are the most significant conditions to the offer?

        Our obligation to accept for payment, purchase or pay for any shares of common stock tendered depends on a number of conditions, including:

  •
  There having been validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares of common stock which, when added to the shares of common stock, if any, previously acquired by us, represents at least a majority of all issued and outstanding shares of common stock, calculated on a fully diluted basis, on the date of purchase.

  •
  The PHFL Offer (which is described below) having become or having been declared unconditional in all respects, other than with respect to the condition to the PHFL Offer requiring either the occurrence of the initial purchase of shares of common stock pursuant to this offer or us becoming obligated to accept for payment the shares of common stock tendered pursuant to this offer.

  •
  The required permits, approvals or waiting periods under applicable antitrust laws having expired or having been obtained or waived.

        See the "Introduction," Section 9—"Source and Amount of Funds," Section 14—"Conditions of the Offer" and Section 15—"Certain Legal Matters; Regulatory Approvals" in this Offer to Purchase.

•      What is the PHFL Offer?

        We are making this offer in conjunction with a simultaneous offer being made by an affiliate of Four Seasons Health Care Limited to purchase all the outstanding shares, and warrants to subscribe for shares, of Principal Healthcare Finance Limited, a company organized under the laws of Jersey in the Channel Islands, other than those owned by Omega Worldwide, Inc. We refer to that offer as the "PHFL Offer." Omega Worldwide, Inc. owns shares, and warrants to subscribe for shares, of Principal Healthcare Finance Limited representing in the aggregate approximately 33.4% of the outstanding shares of Principal Healthcare Finance Limited and 31.4% of the issued share capital of Principal Healthcare Finance Limited on a fully diluted basis. The significant conditions to the PHFL Offer are described in the "Introduction" to this Offer to Purchase. Stockholders of Principal Healthcare Finance Limited owning all of the outstanding shares and approximately 84% of the shares underlying outstanding warrants of Principal Healthcare Finance Limited that are eligible for the PHFL Offer have irrevocably committed to accept the PHFL Offer. Additionally, Omega Worldwide, Inc. has agreed to sell to Four Seasons Health Care Limited's affiliate, subject to the merger occurring, all of the shares, and warrants to subscribe for shares, of Principal Healthcare Finance Limited, that Omega Worldwide, Inc. owns. See the "Introduction" to this Offer to Purchase.

•      When will I know the outcome of the PHFL Offer?

        You will know the outcome of the PHFL Offer to purchase outstanding shares, and warrants to subscribe for shares, of Principal Healthcare Finance Limited on September 5, 2002 when it will be determined whether or not (1) the affiliate of Four Seasons Health Care Limited has received valid acceptances of not less than 90% of the shares, and warrants to subscribe for shares, of Principal Healthcare Finance Limited and (2) certain other conditions to the PHFL Offer are met. See the "Introduction" to this Offer to Purchase.

•      How do I tender my shares?

        To tender shares of common stock, you must deliver the certificate(s) representing your shares of common stock, together with a completed Letter of Transmittal, to The Bank of New York, the depositary for the offer, not later than the time the tender offer expires. If your shares of common stock are held in "street name," the shares of common stock can be tendered by your nominee through The Depository Trust Company. If you cannot deliver any document or instrument that is required to be delivered to the depositary by the expiration of the tender offer, you may have a short period of extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three business days. For the tender to be valid, however, the depositary must receive the missing items within three business days. See Section 3—"Procedures for Tendering Shares of Common Stock" in this Offer to Purchase.

•      Until what time can I withdraw previously tendered shares?

        You can withdraw shares of common stock at any time until the offer (excluding any subsequent offering period) has expired and, if we have not by October 7, 2002 agreed to accept your shares of common stock for payment, you can withdraw them at any time after such time until we accept shares of common stock for payment. You may not withdraw any shares of common stock tendered in a subsequent offering period. See Section 1—"Terms of the Offer" and Section 4—"Withdrawal Rights" in this Offer to Purchase.

•      How do I withdraw previously tendered shares?

        To withdraw shares of common stock, you must deliver a written notice of withdrawal, or a copy of one, with the required information to The Bank of New York, the depositary for the offer, while you still have the right to withdraw the shares of common stock. See Section 4—"Withdrawal Rights" in this Offer to Purchase.

•      What does the Board of Directors of Omega Worldwide, Inc. think of the offer?

        We are making the offer pursuant to a merger agreement among us, Four Seasons Health Care Limited and Omega Worldwide, Inc. The Board of Directors of Omega Worldwide, Inc. appointed from its members a special committee and the special committee considered the offer and the merger and the transactions contemplated by the merger agreement and unanimously determined that the offer and the merger are fair to and in the best interests of Omega Worldwide, Inc. and its stockholders and determined that the offer and merger are advisable, and unanimously recommended that the Board of Directors of Omega Worldwide, Inc. approve the offer, the merger, the merger agreement and the transactions contemplated thereby. The Board of Directors of Omega Worldwide, Inc. has unanimously (1) determined that the offer and the merger are fair to, and in the best interests of, Omega Worldwide, Inc. and its stockholders, (2) declared that the offer and the merger are advisable, (3) approved the offer, the merger, the stockholders agreements, the option agreement and the merger agreement and (4) recommended that the stockholders of Omega Worldwide, Inc. accept the offer and tender their shares of common stock pursuant to the offer and that the stockholders of Omega Worldwide, Inc. approve the offer, the merger, the merger agreement and the transactions contemplated thereby. See the "Introduction" to this Offer to Purchase.

•      If a majority of the shares are tendered and accepted for payment, will Omega Worldwide, Inc. continue as a public company?

        No.    If the merger takes place, shares of common stock of Omega Worldwide, Inc. will no longer be publicly owned. Even if the merger does not take place, if we purchase all of the tendered shares of common stock, there may be so few remaining stockholders and publicly held shares of common stock that (a) Omega Worldwide, Inc.'s shares of common stock will no longer meet the published Nasdaq guidelines for continued listing and may be delisted from Nasdaq, (b) there may not be a public trading market for Omega Worldwide, Inc.'s common stock and (c) Omega Worldwide, Inc. may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See Section 13—"Effect of the Offer on the Market for the Shares of Common Stock; Exchange Act Registration" in this Offer to Purchase.

•      Will the tender offer be followed by a merger if all of Omega Worldwide, Inc.'s shares are not tendered in the offer?

        Yes.    If we accept for payment and pay for at least a majority of the issued and outstanding shares of common stock of Omega Worldwide, Inc., we will be merged with and into Omega Worldwide, Inc. If that merger takes place, Four Seasons Health Care Limited will own indirectly all of the shares of common stock of Omega Worldwide, Inc. and all remaining stockholders of Omega Worldwide, Inc. (other than Four Seasons Health Care Limited or its subsidiaries, including Delta I Acquisition, Inc.) will receive $3.32 per share in cash. See the "Introduction" to this Offer to Purchase.

•      Do I have statutory appraisal rights?

        No appraisal rights are available to stockholders in connection with the offer or the merger. If we obtain at least 90% of the shares of outstanding common stock entitled to vote on the proposed merger, no appraisal rights will be available to you in connection with the merger. If we obtain less than 90% of the shares of common stock entitled to vote on the proposed merger, you will only have appraisal rights in the event that the shares of common stock of Omega Worldwide, Inc. are delisted from Nasdaq on or prior to the record date for determining stockholders entitled to vote on the proposed merger. We would expect Omega Worldwide, Inc. to set such record date, if necessary, shortly after consummation of the offer.

•      If I decide not to tender, how will the offer affect my shares?

        If the merger described above takes place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares of common stock in the offer. Therefore, if the merger takes place, the only difference to you between tendering your shares of common stock and not tendering your shares of common stock is that you will be paid earlier if you tender your shares of common stock. However, if the merger does not take place, there may be so few remaining stockholders and publicly held shares of common stock that there may not be any active public trading market for shares of common stock and the delisting or cessation of making filings described above may occur. See the "Introduction" and Section 13—"Effect of the Offer on the Market for the Shares of Common Stock; Exchange Act Registration" in this Offer to Purchase.

•      What is the market value of my shares as of a recent date?

        On July 31, 2002, the last trading day before we announced the transaction, the last reported sales price of shares of common stock reported on Nasdaq was $2.20 per share. We advise you to obtain a recent quotation for shares of common stock in deciding whether to tender your shares of common stock. See Section 6—"Price Range of Shares of Common Stock; Dividends" in this Offer to Purchase.

•      What are the federal income tax consequences of the transaction?

        The receipt of cash by you in exchange for your shares of common stock pursuant to the offer or the subsequent merger (or on exercise of appraisal rights, if any are available) is a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, assuming you hold your shares of common stock as a capital asset, you will recognize capital gain or loss equal to the difference between the amount of cash you receive for your shares of common stock and your adjusted tax basis in those shares of common stock. You should consult your tax advisor about the particular tax consequences of tendering your shares of common stock.

•      Who can I talk to if I have questions about the tender offer?

        You can call Morrow & Co., Inc. at (800) 607-0088 (toll free). Morrow & Co., Inc. is acting as the information agent for the tender offer. See the back cover of this Offer to Purchase.

To Holders of Shares of Common Stock of
    Omega Worldwide, Inc.:

INTRODUCTION

        Delta I Acquisition, Inc. (the "Purchaser"), a Delaware corporation and an indirect wholly owned subsidiary of Four Seasons Health Care Limited (the "Parent"), a private company organized under the laws of England and Wales, is offering to purchase all of the outstanding shares of common stock, par value $0.10 per share (the "Common Stock"), including the associated Rights (as defined below), of Omega Worldwide, Inc. (the "Company"), a Maryland corporation, at a price of $3.32 per share, net to the seller in cash, without interest thereon (the "Offer Price"), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer"). The Purchaser is making the Offer pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 1, 2002, by and among the Purchaser, the Parent and the Company which provides for the Offer and the subsequent merger of the Purchaser with and into the Company (the "Merger").

        The Offer is conditioned on, among other things, (1) there having been validly tendered and not properly withdrawn prior to the expiration of the Offer a number of shares of Common Stock which, when added to the shares of Common Stock, if any, previously acquired by the Purchaser, represents at least a majority of all issued and outstanding shares of Common Stock on a fully diluted basis on the date of purchase (the "Minimum Condition"), (2) the PHFL Offer (as defined below) having become or having been declared unconditional in all respects, other than with respect to the condition of the PHFL Offer requiring either the occurrence of the initial purchase of shares of Common Stock pursuant to the Offer or the Purchaser becoming obligated to accept for payment shares of Common Stock tendered pursuant to the Offer, and (3) required permits, approvals or waiting periods under applicable Antitrust Laws (as defined below) having expired or having been obtained or waived. The Offer is also conditioned on the satisfaction of certain other terms and conditions described in Section 14—"Conditions of the Offer" for a complete description of the conditions of the Offer.

        Unless the context indicates otherwise, references to the shares of Common Stock include the associated Series A Junior Participating Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of April 2, 1998, as amended by the Amendment to the Rights Agreement, dated as of July 17, 2002, and the Second Amendment to the Rights Agreement, dated as of August 1, 2002 (as amended, the "Rights Agreement"), in each case between the Company and Equiserve Trust Company, N.A. (as successor to First Chicago Trust Company of New York), as Rights Agent (the "Rights Agent"). To validly tender shares of Common Stock, a holder of Common Stock must tender the Rights. Unless a Distribution Date (as defined below) has occurred, the tender of shares of Common Stock automatically will constitute the tender of the associated Rights.

        The Board of Directors of the Company appointed from its members a special committee and the special committee considered the Offer and the Merger and the transactions contemplated by the Merger Agreement and unanimously determined that the Offer and the Merger are fair to and in the best interests of the Company and its stockholders and determined that the Offer and Merger are advisable, and unanimously recommended that the board of directors of the Company approve the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby. The Board of Directors of the Company has unanimously (1) determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders, (2) declared that the Offer and the Merger are advisable, (3) approved the Offer, the Merger, the Stockholders Agreements (as defined below), the Option Agreement (as defined below) and the Merger Agreement and (4) recommended that the Company's stockholders accept the Offer and tender their shares of Common Stock pursuant to the Offer and that the Company's stockholders approve the Merger, the Merger Agreement and the transactions contemplated thereby.

        The Company has advised the Parent that UBS Warburg LLC, the financial advisor to the special committee ("UBS Warburg"), delivered to the special committee and the board of directors of the Company a written opinion, dated July 31, 2002, to the effect that, as of such date and based on and subject to certain matters stated in such opinion, the $3.32 per share cash consideration to be received in the Offer and the Merger by Holders of Common Stock (other than the Purchaser, the Parent and their respective affiliates) was fair, from a financial point of view, to such holders of Common Stock. A copy of UBS Warburg's opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS Warburg, is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to holders of Common Stock concurrently herewith. Holders of Common Stock are encouraged to read the full text of that opinion carefully in its entirety.

        Holders of shares of Common Stock ("Holders") whose shares of Common Stock are registered in their own name and who tender directly to The Bank of New York, as Depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of shares of Common Stock pursuant to the Offer. The Purchaser will pay all charges and expenses of the Depositary and Morrow & Co., Inc., as Information Agent (the "Information Agent"), in each case incurred in connection with the Offer. See Section 16—"Fees and Expenses."

        "On a fully diluted basis" means, at any time, the number of shares of Common Stock outstanding, together with the shares of Common Stock which the Company may be required to issue pursuant to warrants or options or other obligations outstanding at such time under employee stock or similar benefit plans or otherwise, whether or not vested or then exercisable, but excluding the effect of the Rights.

        "Antitrust Laws" as used in this Offer to Purchase means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Fair Trading Act 1973, as amended, the Competition Act 1998, the Australian Foreign Acquisitions and Takeovers Act 1975, the Australian Trade Practices Act of 1974, the New Zealand Commerce Act of 1986, and all other U.S. and non-U.S. federal, state, municipal, provincial and other statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

        The Purchaser is making the Offer in conjunction with a simultaneous offer (the "PHFL Offer") being made by an affiliate of the Parent to purchase all the outstanding shares, and warrants to subscribe for shares, of Principal Healthcare Finance Limited, a company organized under the laws of Jersey in the Channel Islands ("PHFL"), other than those owned by the Company. The Company owns shares and warrants exercisable for shares of PHFL representing in the aggregate approximately 33.4% of the outstanding shares of PHFL and 31.4% of the issued share capital of PHFL on a fully diluted basis. Stockholders of PHFL owning all of the outstanding shares, and approximately 84% of the shares underlying outstanding warrants, of PHFL that are eligible for the PHFL Offer have irrevocably committed to accept the PHFL Offer. Additionally, the Company has agreed to sell to the Parent's affiliate, subject to the Merger occurring, all of the shares, and warrants to subscribe for shares, of PHFL that the Company owns. The PHFL Offer is conditioned on the satisfaction or waiver of all the conditions to this Offer (apart from any condition relating to the PHFL Offer). The PHFL Offer is also subject to several other conditions, including (1) the tender of not less than 90% of the issued shares of PHFL and the warrants to subscribe for shares of PHFL, to which the PHFL Offer relates, (2) levels of indebtedness of PHFL, its subsidiaries and affiliates not exceeding certain agreed levels, (3) certain governmental consents having been received, (4) there being no action, suit or proceeding instituted or threatened by any firm, governmental or regulatory entity which would impede or delay the PHFL Offer, (5) PHFL or its subsidiaries not having taken certain specified actions, including certain asset disposals, (6) there being no materially adverse changes to the business of PHFL since August 31, 2001 not previously disclosed and (7) shareholders of PHFL passing a resolution to disapply the pre-emption rights in its Articles of Association for the PHFL Offer. The Parent and the Purchaser determined that it was appropriate to include the PHFL Offer Condition in light of the Company's ownership of approximately 33.4% of the existing issued share capital of PHFL, the Company's ongoing role as manager of PHFL and its subsidiaries' securitized assets, the Company's historical advisory relationship with PHFL, the commercial relationships between PHFL and the Company's wholly owned operating subsidiary, Idun Health Care Limited, which currently operates under lease or license over 90 of the properties owned by PHFL and various of its subsidiaries. Following the Merger and the completion of the PHFL Offer, each of PHFL and the Company will be wholly owned subsidiaries of the Parent. The PHFL Offer Conditions are contained in the Recommended Cash Offer for PHFL (the "PHFL Offer Document") filed as an exhibit to Schedule TO by the Parent. The PHFL Offer Document and other documents may be inspected at, and copies may be obtained from, the same places and in the manner set forth under "Available Information."

        The Purchaser, the Parent and the Company have also entered into Tender and Option Agreements and Irrevocable Proxies, dated as of August 1, 2002 (the "Tender and Option Agreements"), with certain Holders (the "Stockholders"). The Stockholders beneficially own, in the aggregate, 4,859,646 shares of Common Stock representing approximately 38.3% of the issued and outstanding shares of Common Stock on a fully diluted basis. The Stockholders have agreed to tender in the Offer their shares of Common Stock, to vote their shares of Common Stock in favor of the transactions contemplated by the Merger Agreement and have granted to the Parent and the Purchaser an irrevocable option to purchase under certain circumstances all of the shares of Common Stock owned by the Stockholders. See Section 11—"Purpose of the Offer; Plans for the Company; Certain Agreements."

        The Purchaser and the Parent have also entered into a Stock Purchase Agreement (the "Preferred Stockholder Agreement" and together with the Tender and Option Agreements, the "Stockholders Agreements"), dated as of August 1, 2002 with Omega Healthcare Investors, Inc. ("OHI") which beneficially owns 260,000 Series C Preferred Shares (the "Preferred Shares") of the Company. On the terms and subject to the conditions of the Preferred Stockholder Agreement, OHI has agreed to vote its Preferred Shares in favor of the Merger and to sell its Preferred Shares to the Purchaser. See Section 11—"Purpose of the Offer; Plans for the Company; Certain Agreements."

        The Parent has entered into an Option Agreement (the "Option Agreement"), dated as of August 1, 2002 with the Company. The Option Agreement enables the Parent to purchase up to 19.8% of the Company's Common Stock if, on purchasing the Common Stock pursuant to the Offer, the Parent still owns less than 90% of the Company's outstanding Common Stock. By enabling the Parent to purchase Common Stock sufficient to increase the Parent's ownership to 90%, the Merger can occur much more quickly following the Offer than would otherwise be the case. Under the MGCL (as defined below) and DGCL (as defined below), if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the issued and outstanding shares of Common Stock, the Purchaser will be able to approve and effect the Merger without a vote of Holders pursuant to Section 3-106 of the MGCL and Section 253 of the DGCL. If, however, the Purchaser does not acquire at least 90% of the issued and outstanding shares of Common Stock, pursuant to the Offer or otherwise, a vote of Holders to effect the Merger is required under the MGCL and DGCL and a longer period of time will be required to effect the Merger. See Section 11—"Purpose of the Offer; Plans for the Company; Certain Agreements."

        The Offer is being made pursuant to the Merger Agreement. The Merger Agreement provides that, following consummation of the Offer and on the terms and subject to the conditions of the Merger Agreement and in accordance with Maryland General Corporation Law (the "MGCL") and Delaware General Corporation Law (the "DGCL"), the Purchaser will be merged with and into the Company. Following the effective time of the Merger (the "Effective Time"), the Company will continue as the surviving corporation and become an indirect wholly owned subsidiary of the Parent and the separate corporate existence of the Purchaser will cease. At the Effective Time, each share of Common Stock and the associated Rights issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock (and the associated Rights) which are held by any wholly owned subsidiary of the Company, or which are held, directly or indirectly, by the Parent or any subsidiary of the Parent (including the Purchaser), all of which will cease to be outstanding and be canceled and none of which will receive any payment with respect thereto) and all rights in respect thereof will, by virtue of the Merger and without any action on the part of the Purchaser, the Company or the Holder thereof, forthwith cease to exist and be converted into and represent the right to receive an amount in cash, without interest, equal to the Offer Price. The Merger Agreement is more fully described in Section 11—"Purpose of the Offer; Plans for the Company; Certain Agreements."

        The Purchaser is a newly formed Delaware corporation and has not conducted any business other than in connection with the Offer and the Merger Agreement. The Purchaser is an indirect wholly owned subsidiary of the Parent, a private company organized under the laws of England and Wales. The Parent invests in and operates facilities in the United Kingdom, Scotland, Northern Ireland and the Isle of Man for the care of elderly or mentally infirm people. The Parent also provides specific services for respite care, rehabilitation, intermediate care, terminal and palliative care as well as care for younger persons suffering from chronic conditions. Alchemy Partners (Guernsey) Limited, the manager of the Alchemy Investment Plan, holds approximately 88% of the Parent and the remainder of the Parent is held by its current and former officers. See Section 8—"Certain Information Concerning the Purchaser, the Parent and Alchemy Partners (Guernsey) Limited."

        The Company has informed the Purchaser that, as of August 1, 2002, (1) 12,354,553 shares of Common Stock were issued and outstanding, (2) no shares of Series A junior participating preferred stock were issued and outstanding, (3) 300,000 shares of Series A junior participating preferred stock were reserved for issuance pursuant to the Rights Agreement, (4) no shares of Common Stock were held by the Company in its treasury, (5) no shares of Series B Preferred Stock were issued and outstanding, (6) 260,000 shares of Series C Preferred Stock were issued and outstanding, (7) 260,000 shares of Common Stock were reserved for issuance on conversion of the Series C Preferred Stock, (8) 340,999 shares of Common Stock were subject to issuance on exercise of outstanding options, and (9) not more than 2,530 shares were shares of restricted stock all of which were awarded under the Company's stock option plan. As a result, as of such date, the Minimum Condition would be satisfied if at least 6,347,777 shares of Common Stock are validly tendered and not properly withdrawn prior to the Expiration Date (as defined below). The Parent has received Tender and Option Agreements and Irrevocable Proxies from certain Holders including each of the Company's directors and executive officers. The aggregate number of shares of Common Stock subject to the Tender and Option Agreements and Irrevocable Proxies is 4,859,646, which represents approximately 38.3% of the issued and outstanding shares of Common Stock on a fully diluted basis. The Purchaser's obligation to purchase any shares of Common Stock pursuant to this Offer is subject to, among other things, the tender by Holders of an additional 1,488,131 (11.7%) of the issued and outstanding shares of Common Stock.

        Except as otherwise set forth in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase and in the attached schedules and annexes, including financial information, has been furnished by the Company or has been taken from or based on publicly available documents and records on file with the Securities and Exchange Commission (the "Commission") and other public sources. Neither the Purchaser nor the Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company or its affiliates furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser or the Parent. Similarly, the Company does not assume any responsibility for the accuracy or completeness of the information concerning the Purchaser, the Parent or any of their respective affiliates contained in this Offer to Purchase or the Tender Offer Statement on Schedule TO ("Schedule TO") or for any failure by the Purchaser, the Parent or any of their respective affiliates to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Company.

        The Rights are currently evidenced by the certificates of Common Stock and the tender by a Holder of such Holder's shares of Common Stock automatically will also constitute a tender of the associated Rights. Pursuant to the Offer, no separate payment will be made by the Purchaser for the Rights.

        This Offer to Purchase and the Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

        1.    Terms of the Offer.    On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all shares of Common Stock validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4—"Withdrawal Rights." The term "Expiration Date" shall mean 12:00 midnight, New York City time, on Thursday, September 5, 2002, unless and until the Purchaser or the Parent, each in its sole discretion (but subject to the terms of the Merger Agreement and to the applicable rules and regulations of the Commission), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

        The Offer is conditioned on, among other things, satisfaction of the Minimum Condition and the PHFL Offer Condition. The Offer is also conditioned on the satisfaction of certain other terms and conditions set forth in Section 14—"Conditions of the Offer." Subject to any applicable rules and regulations of the Commission (and the limitations set forth below), the Purchaser is not required to pay for any shares of Common Stock tendered pursuant to the Offer and may postpone the acceptance for payment of, or, subject to the restrictions referred to above, the payment for, any tendered shares of Common Stock, if (1) the Minimum Condition has not occured, (2) required permits, approvals or waiting periods under applicable Antitrust Laws have not expired or been obtained or waived (the "Antitrust Condition") or (3) the PHFL Offer has not become or been declared unconditional in all respects (the "PHFL Offer Condition"), provided that the PHFL Offer Condition will be deemed satisfied in the event all the conditions necessary for the consummation of the PHFL Offer have been met, other than the occurrence of the initial purchase of the shares of Common Stock tendered pursuant to this Offer or the Purchaser becoming obligated to accept for payment shares tendered pursuant to this Offer. Additionally, subject to any applicable rules of the Commission (and the limitations set forth below), the Purchaser is not required to accept for payment, or, to pay for any shares of Common Stock tendered pursuant to the Offer and may elect not to commence the Offer, may terminate, subject to the terms of the Merger Agreement, or amend the Offer and may postpone the acceptance for payment of or, subject to the restrictions referred to above, the payment for, any tendered shares of Common Stock if, at any time on or after the date of the Merger Agreement and at or before the time of payment for any such shares of Common Stock (whether or not any shares of Common Stock have theretofore been accepted for payment, or paid for, pursuant to the Offer), any of the other conditions referred to in Section 14—"Conditions of the Offer" exist or any other events specified in section 14—"Conditions of the Offer" have occurred or are determined by the Purchaser to have occurred. The Parent or the Purchaser may waive any of the conditions referred to in Section 14—"Conditions of the Offer" in whole or in part in their sole discretion; provided, however, that the Purchaser may not waive the Minimum Condition without the prior consent of the Company. The Parent and the Purchaser have expressly reserved the right to modify the terms of the Offer, including, without limitation, to extend the Offer beyond any scheduled expiration date; provided, however, that neither the Parent nor the Purchaser may, without the prior written consent of the Company, (i) reduce the number of shares of Common Stock subject to the Offer or waive the Minimum Condition, (ii) reduce the Offer Price, (iii) impose any additional conditions to the Offer, (iv) change the form of consideration payable in the Offer or (v) make any change to the terms of the Offer (including the conditions referred to in Section 14—"Conditions of the Offer") which is materially adverse in any manner to Holders.

        Subject to the terms of the Merger Agreement, and to the applicable rules and regulations of the Commission and applicable law, the Purchaser and the Parent expressly reserve the right, in their sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including on the occurrence of any of the events specified in Section 14—

"Conditions of the Offer," by giving notice of such extension to the Depositary and by making a public announcement thereof, not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. Except as otherwise provided in the Merger Agreement, there can be no assurance that the Purchaser or the Parent will exercise its right to extend the Offer. During any such extension, all shares of Common Stock previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering Holder to withdraw the Holder's shares of Common Stock. See Section 4—"Withdrawal Rights."

        Pursuant to the Merger Agreement, if on any scheduled Expiration Date of the Offer, the Offer would have expired without any shares of Common Stock being purchased because the terms and conditions set forth in Section 14—"Conditions of the Offer" have not been met, the Purchaser and the Parent will, at the request of the Company (subject to the terms of the Merger Agreement), extend the Expiration Date of the Offer, from time to time, for successive periods of up to 20 business days each (but in no event later than October 21, 2002) unless such conditions are not capable of being satisfied prior to October 21, 2002.

        If the Purchaser extends the time during which the Offer is open, or if the Purchaser is delayed in its acceptance for payment of or payment for the shares of Common Stock pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered shares of Common Stock on the Purchaser's behalf and those shares of Common Stock may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described herein under "Section 4—Withdrawal Rights." However, the Purchaser's ability to delay the payment for shares of Common Stock that the Purchaser has accepted for payment is limited by (1) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer and (2) the terms of the Merger Agreement, which require that, on the terms and subject to prior satisfaction (or waiver) of the conditions to the Offer, the Purchaser must, and the Parent will cause the Purchaser to, accept for payment and pay for, in accordance with the terms of the Offer, the shares of Common Stock which have been validly tendered and not withdrawn at or prior to the Expiration Date promptly after the expiration of the Offer and in any event no later than three business days following the expiration of the Offer.

        Pursuant to Rule 14d-11 of the Exchange Act, after the expiration of the Offer, if all of the conditions to the Offer have been satisfied or waived, the Purchaser may, subject to certain conditions, include a subsequent offering period (a "Subsequent Offering Period") pursuant to which the Purchaser may add a period of between three and 20 business days to permit additional tenders of shares of Common Stock. The Purchaser may include a Subsequent Offering Period so long as, among other things, (1) the initial 20 business day period of the Offer has expired, (2) the Offer is for all the outstanding securities of the class that is the subject of the Offer, (3) the Purchaser accepts and promptly pays for all shares of Common Stock validly tendered during the Offer, (4) the Purchaser announces the results of the Offer, including the approximate number and percentage of shares of Common Stock deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, (5) the Purchaser immediately accepts and promptly pays for shares of Common Stock as they are tendered during the Subsequent Offering Period and (6) the Purchaser offers the same form and amount of consideration for shares of Common Stock in the Subsequent Offering Period as in the Offer. The Purchaser has not at this time made a decision to include or not to include a Subsequent Offering Period. Such decision will be made in the Purchaser's sole discretion, and there is no assurance that the Purchaser will or will not include such a Subsequent Offering Period. The staff of the Commission has expressed the view that a bidder can decide to provide for a Subsequent Offering Period after the initial offering period has expired if (1) the Offer to Purchase discloses that a Subsequent Offering

Period may be included and describes what a Subsequent Offering Period is and (2) such a Subsequent Offering Period is announced at the same time that the bidder announces the results of the initial offering period. In the event the Purchaser elects to include a Subsequent Offering Period, it will notify Holders consistent with the requirements of the Commission.

        No withdrawal rights apply to shares of Common Stock tendered in a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to shares of Common Stock tendered in the Offer and accepted for payment. The same consideration will be paid to Holders tendering shares of Common Stock in the Offer or in any Subsequent Offering Period. If the Purchaser commences a Subsequent Offering Period, U.S. federal securities laws require the Purchaser to accept immediately for payment and to promptly pay for all shares of Common Stock tendered in any Subsequent Offering Period.

        The Purchaser acknowledges that (1) Rule 14e-1(c) of the Exchange Act, requires the Purchaser to pay the consideration offered or return the shares of Common Stock tendered promptly after the termination or withdrawal of the Offer and (2) the Purchaser may not delay acceptance for payment of, or payment for (except as provided in the second paragraph of this Section 1), any shares of Common Stock upon the occurrence of any of the conditions specified in Section 14—"Conditions of the Offer" without extending the period of time during which the Offer is open.

        If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of or information concerning an offer, other than a change in price or a change in the percentage of shares sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of shares sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders and their response.

        Any extension, delay, termination, waiver or amendment of the Offer or any Subsequent Offering Period will be followed as promptly as practicable by a public announcement thereof by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes in the information published, sent or given to any Holders in connection with the Offer be promptly disseminated to Holders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser has no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service.

        The Company has provided the Purchaser with the Company's lists of Holders and security position listings in respect of the shares of Common Stock for the purpose of disseminating the Offer to Purchase, the Letter of Transmittal and other relevant materials to Holders. The Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to holders of record of shares of Common Stock whose names appear on the Company's lists of Holders and will be furnished, for subsequent transmittal to beneficial owners of shares of Common Stock, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's lists of Holders, or, where applicable, who are listed as participants in the security position listing of The Depository Trust Company ("DTC").

        The Rights are currently evidenced by the certificates for shares of Common Stock and the tender by a Holder of such Holder's shares of Common Stock automatically will also constitute a tender of the associated Rights. Pursuant to the Offer, no separate payment will be made by the Purchaser for the Rights.

        2.    Acceptance for Payment and Payment for Shares of Common Stock.    On the terms and subject to the prior satisfaction or waiver of the conditions set forth in Section 14—"Conditions of the Offer," the Purchaser will purchase, by accepting for payment, and will pay for, in accordance with the Offer, all shares of Common Stock which have been validly tendered at or prior to the Expiration Date (and not properly withdrawn in accordance with Section 4—"Withdrawal Rights") promptly after the Expiration Date and in any event no later than three business days following the expiration of the Offer. Subject to applicable rules of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, shares of Common Stock, pending receipt of any regulatory approval.

        In all cases, payment for shares of Common Stock accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates evidencing such shares of Common Stock (the "Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such shares of Common Stock into the Depositary's account at DTC (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares of Common Stock," (2) the Letter of Transmittal (or a copy thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (3) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and of this Offer to Purchase.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary forming a part of a Book-Entry Confirmation system, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant in the Book-Entry Transfer Facility tendering the shares of Common Stock that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

        For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) shares of Common Stock validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such shares of Common Stock. On the terms and subject to the conditions of the Offer, payment for shares of Common Stock accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor as soon as practicable after the Expiration Date, with the Depositary which will act as agent for tendering Holders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering Holders whose shares of Common Stock have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE BE PAID BY THE PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT OR EXTENSION OF THE EXPIRATION DATE.

        If any tendered shares of Common Stock are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more shares of Common Stock than are tendered, Certificates evidencing shares of Common Stock not purchased will be returned, without expense to the tendering Holder (or, in the case of shares of Common Stock tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—"Procedures for Tendering Shares of Common Stock," such shares of Common Stock will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

        If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per share of Common Stock pursuant to the Offer, the Purchaser will pay such increased consideration for all such shares of Common Stock purchased pursuant to the Offer, whether or not such shares of Common Stock were tendered prior to such increase in consideration.

        The Purchaser reserves the right to assign to the Parent, or to any other direct or indirect wholly owned subsidiary of the Parent, the right to purchase all or any portion of the shares of Common Stock tendered pursuant to the Offer, but any such assignment will not relieve the Purchaser of its obligations under the Offer and the Merger Agreement and will in no way prejudice the rights of tendering Holders to receive payment for the shares of Common Stock validly tendered and accepted for payment pursuant to the Offer.

        3.    Procedures for Tendering Shares of Common Stock.

        Valid Tender of Shares of Common Stock.    In order for shares of Common Stock to be validly tendered pursuant to the Offer, a Holder must, prior to the Expiration Date, either (1) deliver to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase (a) a Letter of Transmittal (or a copy thereof), properly completed and duly executed with any required signature guarantees, (b) the Certificates to be tendered and (c) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions thereof and of this Offer to Purchase, (2) tender such shares of Common Stock pursuant to the procedures for book-entry transfer described below, (3) cause such Holder's broker, dealer, commercial bank, trust company or custodian to tender applicable shares of Common Stock pursuant to the procedures for book-entry transfer described below or (4) comply with the guaranteed delivery procedures described below.

        Pursuant to the Rights Agreement, until the close of business on the Distribution Date, the Rights will be transferred with and only with the Certificates for shares of Common Stock and the surrender for transfer of any Certificates will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such Certificates. Pursuant to an amendment to the Rights Agreement dated as of August 1, 2002, no Distribution Date will occur by reason of the commencement of the Offer, the acceptance for payment of, or the payment for, shares of Common Stock pursuant to the Offer or the Merger.

        If separate certificates representing the Rights are issued to Holders prior to the time a Holder's shares of Common Stock are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of shares of Common Stock tendered must be delivered to the Depositary, or, if available, a Book-Entry Confirmation received by the Depositary with respect thereto, in order for such shares of Common Stock to be validly tendered. If the Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time shares of Common Stock are tendered pursuant to the Offer, Rights may be tendered prior to a Holder receiving the certificates for Rights by use of the guaranteed delivery procedures described below. Following a Distribution Date, in order to validly tender shares of Common Stock a Holder must also deliver certificates representing all Rights formerly associated with the number of shares of Common Stock tendered pursuant to the Offer to the Depositary prior to expiration of the period permitted by such guaranteed delivery procedures for delivery of certificates for, or a Book-Entry Confirmation with respect to, Rights (the "Rights Delivery Period"). After the Distribution Date, the Purchaser may elect to reject as invalid a tender of shares of Common Stock with respect to which certificates for, or a Book-Entry Confirmation with respect to, the number of Rights required to be tendered with such shares of Common Stock have not been received by the Depositary. Nevertheless, the Purchaser will be entitled to accept for payment shares of Common Stock tendered by a Holder prior to receipt of the certificates for the Rights required to be tendered with such shares of Common Stock, or a Book-Entry Confirmation with respect to such Rights, and either (1) subject to complying with applicable rules and regulations of the Commission, withhold payment for such shares of Common Stock pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights or (2) make payment for shares of Common Stock accepted for payment pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights in reliance upon the agreement of a tendering Holder to deliver Rights and such guaranteed delivery procedures. Any determination by the Purchaser to make payment for shares of Common Stock in reliance upon such agreement and such guaranteed delivery procedures or, after expiration of the Rights Delivery Period, to reject a tender as invalid will be made in the sole and absolute discretion of the Purchaser.

        The method of delivery of the shares of Common Stock, Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering Holder and the delivery will be deemed made only when actually received by the Depositary (including, in the case of book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the shares of Common Stock at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of shares of Common Stock by (1) causing such securities to be transferred in accordance with the Book-Entry Transfer Facility's procedures into the Depositary's account and (2) causing the Letter of Transmittal to be delivered to the Depositary by means of an Agent's Message. Although delivery of shares of Common Stock may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed copy thereof), properly completed and duly executed with any required signature guarantees, or any Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, or the tendering Holder must comply with the guaranteed delivery procedures described below. Delivery of the Letter of Transmittal and other required documents or instructions to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        Signature Guarantee.    All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"), unless the shares of Common Stock tendered thereby are tendered (1) by the registered holder(s) (which term, for purposes of this document, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of shares of Common Stock) of shares of Common Stock who has not completed the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) for the account of an Eligible Institution. See Instruction 1 to the Letter of Transmittal.

        If a Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or a Certificate not accepted for payment or not tendered is to be returned to, a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Certificate, with the signature(s) on such Certificate or stock powers guaranteed as described above. See Instructions 1, 5 and 7 to the Letter of Transmittal.

        Guaranteed Delivery.    If a Holder desires to tender shares of Common Stock pursuant to the Offer and such Holder's Certificates are not immediately available (including because certificates for Rights have not yet been distributed by the Rights Agent if applicable) or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such shares of Common Stock may nevertheless be tendered if all the following conditions are satisfied:

            (i)  such tender is made by or through an Eligible Institution;

          (ii)  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary as provided below prior to the Expiration Date; and

          (iii)  the Certificates for all tendered shares of Common Stock in proper form for transfer, together with a Letter of Transmittal (or a copy thereof), properly completed and duly executed with any required signature guarantee (or, in the case of a book-entry transfer, a Book-Entry Confirmation along with an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three business days after the date of execution of the Notice of Guaranteed Delivery, or, in the case certificates evidencing Rights have been issued, three business days after the date such certificates are distributed to Holders by the Rights Agent.

        Any Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission, or by mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. In the case of shares of Common Stock held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

        Other Requirements.    Notwithstanding any other provision hereof, payment for shares of Common Stock accepted for payment pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (1) Certificates evidencing such shares of Common Stock or a Book-Entry Confirmation of the delivery of such shares of Common Stock, and if certificates evidencing Rights have been issued, such certificates or a Book-Entry Confirmation, if available, with respect to such certificates (unless the Purchaser elects, in its sole discretion, to make payment for the shares of Common Stock pending receipt of such certificates or a Book-Entry Confirmation, if available, with respect to such certificates), (2) a Letter of Transmittal (or a copy thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering Holders may be paid at different times depending upon when Certificates for shares of Common Stock (or certificates for Rights) or Book-Entry Confirmations with respect to shares of Common Stock (or Rights, if applicable) are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

        Determination of Validity.    All questions as to the validity, form, eligibility (including, but not limited to, time of receipt) and acceptance for payment of any tendered shares of Common Stock pursuant to any of the procedures described above will be determined by the Purchaser and the Parent, in their sole discretion, whose determination will be final and binding on all parties. The Purchaser and the Parent reserve the absolute right to reject any or all tenders of any shares of Common Stock determined by them not to be in proper form or if the acceptance for payment of, or payment for, such shares of Common Stock may, in the opinion of the Purchaser and the Parent's counsel, be unlawful. The Purchaser and the Parent also reserve the right, in their sole discretion, subject to the terms of the Merger Agreement, to waive any of the conditions of the Offer. Further, the Purchaser and the Parent also reserve the right, in their sole discretion, subject to the terms of the Merger Agreement, to waive any defect or irregularity in any tender with respect to shares of Common Stock of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. No tender of shares of Common Stock will be deemed to have been validly made until all defects and irregularities have been cured or waived.

        Subject to the terms of the Merger Agreement, the Purchaser and the Parent's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

        Appointment as Proxy.    By executing a Letter of Transmittal (or delivering an Agent's Message) as set forth above, a tendering Holder irrevocably appoints each designee of the Purchaser as attorney-in-fact and proxy of such Holder, with full power of substitution, to vote the shares of Common Stock as described below in such manner as each such attorney-in-fact and proxy (or any substitute thereof) will deem proper in its sole discretion, and to otherwise act (including pursuant to written consent) to the full extent of such Holder's rights with respect to the shares of Common Stock (and any and all securities or rights issued or issuable in respect of such shares of Common Stock on or after August 7, 2002 (collectively, the "Distributions")) tendered by such Holder and accepted for payment by the Purchaser prior to the time of such vote or action. All such proxies and powers of attorney will be considered coupled with an interest in the tendered shares of Common Stock and will be irrevocable and are granted in consideration of, and are effective upon, the acceptance for payment of such shares of Common Stock and all Distributions in accordance with the terms of the Offer. Except as provided in the Tender and Option Agreements, such acceptance for payment by the Purchaser will revoke, without further action, any other proxy or power of attorney granted by such Holder at any time with respect to such shares of Common Stock and all Distributions and no subsequent proxies or powers of attorney may be given or written consent executed (or, if given or executed, will not be deemed effective) with respect thereto by such Holder. The designees of the Purchaser will, with respect to the shares of Common Stock for which the appointment is effective, be empowered to exercise all voting and other rights of such Holder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's stockholders, by written consent or otherwise, and, except as provided in the Tender and Option Agreements, the Purchaser reserves the right to require that, in order for shares of Common Stock or any Distributions to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such shares of Common Stock, the Purchaser must be able to exercise all rights (including, without limitation, all voting rights and rights of conversion) with respect to such shares of Common Stock and receive all Distributions.

        Backup Withholding.    Under U.S. federal income tax law, the amount of any payments made by the Depositary to Holders (other than corporate and certain other exempt Holders that establish their exemption) pursuant to the Offer may be subject to backup withholding tax at a rate of 30%. To avoid such backup withholding tax with respect to payments pursuant to the Offer, a nonexempt, tendering "U.S. Holder" (as defined in Section 5—"Certain United States Federal Income Tax Consequences") must provide the Depositary with such Holder's correct taxpayer identification number ("TIN") and certify under penalty of perjury that (i) the TIN provided is correct (or that such Holder is awaiting a TIN) and (ii) such Holder is not subject to backup withholding tax by completing the Substitute Form W-9 included as part of the Letter of Transmittal. If backup withholding applies with respect to a Holder or if a Holder fails to deliver a completed Substitute Form W-9 to the Depositary or otherwise establish an exemption, the Depositary is required to withhold 30% of any payments made to such Holder. See Section 5—"Certain United States Federal Income Tax Consequences" of this Offer to Purchase and the information set forth under the heading "Important Tax Information" contained in the Letter of Transmittal.

        The Purchaser's acceptance for payment of the shares of Common Stock tendered pursuant to the Offer will constitute a binding agreement between the tendering Holder and the Purchaser on the terms and subject to the conditions of the Offer.

        4.    Withdrawal Rights.    Tenders of shares of Common Stock made pursuant to the Offer are irrevocable except that such shares of Common Stock may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after October 7, 2002, or at such later time as may apply if the Offer is extended beyond that date (excluding any Subsequent Offering Period). If the Purchaser and the Parent provide a Subsequent Offering Period, no withdrawal rights will apply to shares of Common Stock tendered during such Subsequent Offering Period or to shares of Common Stock previously tendered in the Offer and accepted for payment.

        If the Purchaser extends the Offer (excluding any Subsequent Offering Period), is delayed in its acceptance for payment of shares of Common Stock or is unable to accept shares of Common Stock for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer but subject to the Purchaser's obligations under the Exchange Act, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered shares of Common Stock, and such shares of Common Stock may not be withdrawn except to the extent that tendering Holders are entitled to withdrawal rights as described in this Section 4—"Withdrawal Rights." Any such delay will be an extension of the Offer to the extent required by law.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to shares of Common Stock must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the shares of Common Stock to be withdrawn, the number of shares of Common Stock to be withdrawn and the name of the registered holder of the shares of Common Stock, if different from that of the person who tendered such shares of Common Stock. If Certificates evidencing shares of Common Stock to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such shares of Common Stock have been tendered for the account of an Eligible Institution. Shares of Common Stock tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Tendering Shares of Common Stock," may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares of Common Stock and must otherwise comply with the Book-Entry Transfer Facility's procedures.

        Withdrawals of tendered shares of Common Stock may not be rescinded without the Purchaser's consent and any shares of Common Stock properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser and the Parent, in their sole discretion, which determination will be final and binding. None of the Purchaser, the Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        However, any shares of Common Stock properly withdrawn may be re-tendered at any time prior to the Expiration Date by following any of the procedures described in Section 3—"Procedures for Tendering Shares of Common Stock."

        5.    Certain United States Federal Income Tax Consequences.    The following is a description of the principal U.S. federal income tax consequences that may be relevant to Holders of shares of Common Stock who dispose of such shares of Common Stock pursuant to the Offer or the Merger. This description addresses only the U.S. federal income tax considerations of Holders that hold shares of Common Stock as capital assets. This description does not address tax considerations applicable to Holders that may be subject to special tax rules, including (i) banks, financial institutions or insurance companies; (ii) real estate investment trusts, regulated investment companies or grantor trusts; (iii) dealers or traders in securities or currencies; (iv) tax-exempt entities; (v) persons that received shares of Common Stock as compensation for the performance of services; (vi) persons that will hold shares of Common Stock as part of a "hedging" or "conversion" transaction or as a position in a "straddle" for U.S. federal income tax purposes; (vii) persons that have a "functional currency" other than the United States dollar; or (viii) Holders that own or are deemed to own 10% or more, by voting power or value, of shares of Common Stock.

        Moreover, except as set forth below, this description does not address the U.S. federal estate and gift or alternative minimum tax consequences of the disposition of shares of Common Stock pursuant to the Offer or the Merger.

        This description is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary United States Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

        For purposes of this description, a "U.S. Holder" is a beneficial owner of shares of Common Stock that, for U.S. federal income tax purposes, is (i) a citizen or resident of the U.S.; (ii) a partnership or corporation created or organized in or under the laws of the U.S. or any state thereof, including the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if such trust validly elects to be treated as a U.S. person for U.S. federal income tax purposes or if (a) a court within the U.S. is able to exercise primary supervision over its administration and (b) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

        A "Non-U.S. Holder" is a beneficial owner of shares of Common Stock that is not a U.S. Holder.

        If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds shares of Common Stock, the tax treatment of the partnership and a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such partner or partnership should consult its own tax advisor as to its consequences.

        You should consult your own tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of disposing of shares of Common Stock pursuant to the Offer or the Merger.

        Disposition of Common Stock Pursuant to the Offer or the Merger.    If you are a U.S. Holder, your tender of shares of Common Stock pursuant to the Offer or your exchange of shares of Common Stock pursuant to the Merger will be a taxable event for U.S. federal income tax purposes. You will recognize gain or loss on the tender or exchange of shares of Common Stock equal to the difference between the amount realized on such sale or exchange and your adjusted tax basis in shares of Common Stock. Such gain or loss will be capital gain or loss. If you are a noncorporate U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to such gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if your holding period for such shares of Common Stock exceeds one year. The deductibility of capital losses is subject to limitations.

        Generally, but subject to the discussion below under "Backup Withholding Tax and Information Reporting Requirements," if you are a Non-U.S. Holder, you will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of shares of Common Stock unless (1) such gain is effectively connected with your conduct of a trade or business in the United States or (2) if you are an individual, you are present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

        Backup Withholding Tax and Information Reporting Requirements.    United States backup withholding tax and information reporting requirements generally apply to certain payments to certain noncorporate holders of stock that are U.S. persons. Information reporting generally will apply to payments of proceeds from the sale or exchange of shares of Common Stock made within the United States to a Holder of shares of Common Stock, other than an exempt recipient, including a corporation, a payee that is not a U.S. person that provides an appropriate certification and certain other persons. A payor will be required to withhold backup withholding tax from any proceeds from the sale or exchange of shares of Common Stock within the United States to a Holder, other than an exempt recipient, if such Holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. The backup withholding tax rate is 30% for the years 2002 and 2003.

        If you are not a U.S. person, under current United States Treasury Regulations, backup withholding will not apply to payments to you of proceeds from the sale or exchange of shares of Common Stock, provided that the Purchaser has received valid certifications meeting the requirements of the Code and neither the Purchaser nor the payor has actual knowledge or reason to know that you are a U.S. person for purposes of such backup withholding tax requirements.

        If provided by a beneficial owner, the certification must give the name and address of such owner, state that such owner is not a U.S. person, or, in the case of an individual, that such person is neither a citizen or resident of the United States, and must be signed by the owner under penalties of perjury. If provided by a financial institution, other than a financial institution that is a qualified intermediary, the certification must state that the financial institution has received from the beneficial owner the certificate set forth in the preceding sentence, set forth the information contained in such certificate (and include a copy of such certificate), and be signed by an authorized representative of the financial institution under penalties of perjury. Generally, the furnishing of the names of the beneficial owners of shares of Common Stock that are not U.S. persons and a copy of such beneficial owner's certificate by a financial institution will not be required where the financial institution is a qualified intermediary.

        In the case of such payments made within the United States to a foreign simple trust, a foreign grantor trust or a foreign partnership, other than payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that qualifies as a "withholding foreign trust" or a "withholding foreign partnership" within the meaning of such United States Treasury Regulations and payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that are effectively connected with the conduct of a trade or business in the United States, the beneficiaries of the foreign simple trust, the persons treated as the owners of the foreign grantor trust or the partners of the foreign partnership, as the case may be, will be required to provide the certification discussed above in order to establish an exemption from backup withholding tax and information reporting requirements. Moreover, a payor may rely on a certification provided by a payee that is not a U.S. person only if such payor does not have actual knowledge or a reason to know that any information or certification stated in such certificate is incorrect.

        The above description is not intended to constitute a complete analysis of all tax consequences relating to the disposition of shares of Common Stock pursuant to the Offer or the Merger. You should consult your own tax advisor concerning the tax consequences of your particular situation.

        6.    Price Range of Shares of Common Stock; Dividends.    The shares of Common Stock are listed and traded on The Nasdaq National Market ("Nasdaq") under the symbol "OWWI". The table below sets forth, for the periods indicated, the quarterly high and low trading prices of the shares of Common Stock on Nasdaq:

	High	Low
Fiscal Year Ended September 30, 1999
First Quarter	$4.75	$3.50
Second Quarter	$5.25	$3.43
Third Quarter	$6.00	$3.56
Fourth Quarter	$4.50	$4.00
Fiscal Year Ended September 30, 2000
First Quarter	$4.65	$3.62
Second Quarter	$5.06	$4.18
Third Quarter	$4.68	$3.62
Fourth Quarter	$3.87	$2.12
Fiscal Year Ended September 30, 2001
First Quarter	$2.62	$1.75
Second Quarter	$2.43	$1.75
Third Quarter	$2.90	$2.30
Fourth Quarter	$2.26	$1.75
Fiscal Year Ending September 30, 2002
First Quarter	$1.95	$1.50
Second Quarter	$2.20	$0.75
Third Quarter (through July 31, 2002)	$2.35	$1.67

Source:    Company's Annual Report on Form 10-K filed with the Commission on December 28, 2001 and Company's Annual Report on Form 10-K filed with the Commission on December 28, 2000 (other than data for the fiscal year ending September 30, 2002, which source is Bloomberg).

        On July 31, 2002, the last full trading day prior to the public announcement of the Offer, the reported closing sales price of the shares of Common Stock on Nasdaq was $2.20 per share of Common Stock. On August 6, 2002, the last full trading day prior to the date of this Offer to Purchase, the last reported closing sales price of the shares of Common Stock was $3.28 per share. Holders are urged to obtain current and historical market quotations for the shares of Common Stock.

        The Company did not pay any dividends on its Common Stock during fiscal year 2001 or fiscal year 2002. The Company does not expect to pay any dividends in the near term on the Common Stock. The Merger Agreement prohibits the Company and its subsidiaries from declaring, setting aside or paying any dividends, until the Effective Time of the Merger.

        7.    Certain Information Concerning the Company.

        The Company.    Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. Neither the Purchaser nor the Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser or the Parent.

        The Company offers asset management, management advisory services, seed equity, and debt capital to the healthcare industry abroad. The Company focuses on residential and health care services for the elderly. It has established financing activities in the United Kingdom, Jersey and the

Commonwealth of Australia and New Zealand. The Company also operates nursing homes under leasehold rights in the United Kingdom. The Company was established in November 1997 by Omega Healthcare Investors, Inc., a publicly traded REIT which owns and finances healthcare operating facilities in the United States. The address of the Company's principal executive offices in the United States is 1905 Pauline Boulevard, Suite 1, Ann Arbor, Michigan 48103. The telephone number of the Company at such offices is (734) 222-9640.

        Capital Structure.    The authorized capital of the Company consists of (a) 50,000,000 shares of Common Stock, (b) 10,000,000 shares of preferred stock, par value $1.00 per share, of which 300,000 shares are designated as Series A Junior Participating Preferred Stock, 5,000,000 shares are designated as Series B Preferred Stock and 260,000 shares are designated Series C Preferred Stock.

  (a)
  Common Stock

    As of August 1, 2002, the Company had 12,354,553 shares of Common Stock outstanding. As of August 1, 2002, 260,000 shares of Common Stock were reserved for issuance upon conversion of the Series C Preferred Stock.

  (b)
  Options

    The Company has stock option plans whereby it grants stock options to certain directors, officers and employees of the Company and/or any subsidiary of the Company. As of August 1, 2002, options were exercisable into 340,999 shares of Common Stock and not more than 2,530 shares were shares of restricted stock all of which were awarded under the Company's stock option plans.

  (c)
  Rights

    On March 19, 1998, the Board of Directors of the Company authorized and declared a dividend of one preferred share purchase right (a "Right") for each share of Common Stock outstanding as of April 3, 1998. Each Right entitles the registered holder the right to purchase from the Company one one-hundredth (1/100) of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock") at a price of $40.00 per one one-hundredth (1/100) of a Series A Preferred Stock (the "Purchase Price"), subject to adjustment.

    Currently, the Rights are evidenced by the Certificates for shares of Common Stock registered in the names of the Holders (which Certificates are also be deemed to be certificates for Rights) and not by separate Right certificates, and the Rights are transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company).

    Generally, the Rights become exercisable after the earlier to occur of (i) the close of business on the tenth day following the first date of a public announcement by the Company or an Acquiring Person (as defined below) that an Acquiring Person has become such (the "Share Acquisition Date") or (ii) the close of business on the tenth business day (or such later date as may be determined by a majority of the Board of Directors) after the date of commencement by any person (other than the Company, any subsidiary or affiliate of the Company, any employee benefit plan of the Company or of any subsidiary or affiliate of the Company, or any entity holding shares of Common Stock for or pursuant to the terms of any such plan, hereinafter collectively referred to as the "Exempt Persons") of, or of the first public announcement of the intention of any such person (other than an Exempt Person) to commence, a tender or exchange offer, the consummation of which would result in any person becoming the beneficial owner of 10% or more of the shares of Common Stock then outstanding (each such person, an "Acquiring Person") (the earlier of such dates being referred to as the "Distribution Date"). The Purchaser has been advised by the Company that the Company and its Board of Directors have taken all necessary action to render the Rights Agreement inapplicable with respect to the Offer pursuant to the terms of the Merger Agreement. As such, the Purchaser has been advised that the Rights Agreement and the Rights conveyed thereby shall be inapplicable to the transactions contemplated by the Merger Agreement, the Stockholders Agreements and the Option Agreement.

    Moreover, the Purchaser and the Parent (and any person deemed to be a beneficial owner by reason of his or her beneficial ownership of securities of the Parent or the Purchaser) are deemed not to be an Acquiring Person for purposes of the Rights Agreement to the extent that they acquire shares of Common Stock pursuant to the terms of the Merger Agreement, the Stockholders Agreements and the Option Agreement. As a result, a Distribution Date will not be deemed to have occurred as a result of the execution of the Merger Agreement, the Stockholders Agreements or the Option Agreement, or the consummation of the transactions contemplated thereby.

    If any person becomes an Acquiring Person, each holder of a Right (other than the Acquiring Person) thereafter will have a right to receive, upon exercise of the Right at a price equal to the then current Purchase Price multiplied by the number of one one-hundredth (1/100) of a Series A Preferred Stock for which a Right is then exercisable, in lieu of Series A Preferred Stock, such number of shares of Common Stock equal to the result obtained by (x) multiplying the then current Purchase Price by the number of one one-hundredth (1/100) of a Series A Preferred Stock for which a Right is then exercisable and (y) dividing that product by 50% of the then current market price per share of Common Stock on the day that such person became an Acquiring Person. In general terms, an "Acquiring Person" means any person who or that, together with its affiliates and associates, shall be the beneficial owner of 10% or more of the shares of Common Stock.

    The Board of Directors of the Company may, at its option, at any time following the day on which the Acquiring Person exceeds a 10% threshold, exchange all or part of the then outstanding and exercisable Rights for shares of Common Stock at an exchange ratio of one share of Common Stock, per Right, appropriately adjusted to reflect any share split, share dividend or similar transaction. Notwithstanding the foregoing, the Board of Directors of the Company may not effect such exchange at any time after any person (other than an Exempt Person) becomes the beneficial owner of 50% or more of the shares of Common Stock then outstanding.

    No holder, as such, of any Right certificate will be entitled to vote, receive dividends or be deemed for any purpose the holder of the number of shares of Series A Preferred Stock or any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor will anything contained in the Rights Agreement or in any Right certificate be construed to confer upon the holder of any Right certificate, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meetings thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by such Right certificate are exercised in accordance with the provisions of the Rights Agreement.

OMEGA WORLDWIDE, INC.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

        Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2001 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002. More comprehensive financial information is included in the report and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to the reports and other documents, including the financial statements and related notes contained therein. Also, you should be aware that the Company will file with the Commission a Form 10-Q for the quarter ended June 30, 2002 no later than August 14, 2002. Please read that report for the latest detailed information regarding the Company. The report and other documents may be inspected at, and copies may be obtained from, the same places and in the manner set forth under "Available Information."

	For the year ended September 30,			For the six months ended March 31,
	2001	2000	1999	2002	2001
	(in thousands of U.S. dollars, except per share and share data)
				(unaudited)
Income Statement Information:
U.S. GAAP
Revenues	151,164	145,609	14,753	77,539	74,202
Operating income (loss)	(303)	1,428	7,852	(2,016)	1,639
Equity in earnings of Principal Healthcare Finance Limited	1,404	1,468	1,223	510	1,004
Equity in earnings (loss) of Essex Healthcare, Inc.	26	10	(282)	—	26
Equity in earnings in Principal Healthcare Finance Trust	346	485	484	180	166
Loss on disposal of plant, property and equipment by subsidiary	(408)	—	—
Recognized impairment of investment(1)	(2,665)	—	—	(1,000)	—
Gain on dilution of interest in Principal Healthcare Finance Trust	—	—	951	—	—
Recognized impairment of investment(2)	—	—	(938)	—	—
Income tax (provision) benefit	(800)	18	(2,389)	—	(208)
Net earnings (loss)	(1,103)	1,446	5,463	(2,016)	1,431
Net earnings (loss) available to common shareholders	(1,311)	1,238	5,255	(2,120)	1,327
Earnings (loss) per common share, basic	(0.11)	0.10	0.43	(0.17)	0.11
Earnings (loss) per common share, diluted	(0.11)	0.10	0.43	(0.17)	0.11
Average shares outstanding, basic	12,343	12,297	12,261	12,355	12,341
Average shares outstanding, diluted	12,343	12,345	12,262	12,355	12,341
Cash Flow Information:
U.S. GAAP
Net cash provided by (used in) operating activities	3,349	(7,317)	6,837	(962)	1,064
Net cash provided by (used in) financing activities	(5,605)	1,059	34,502	(186)	(4,170)
Net cash provided by (used in) investing activities	5,025	3,935	(45,882)	(1,530)	2,774

(1)
For the year ended September 30, 2001, this figure relates to Moran-UK. For the six months ended March 31, 2002, this figure relates to Principal Healthcare Finance Limited.

(2)
For the year ended September 30, 1999, this figure relates to Tamaris plc.

	As of
	September 30, 2001	September 30, 2000	March 31, 2002
	(in thousands of U.S. dollars)
			(unaudited)
Balance Sheet Information:
U.S. GAAP
Current assets	21,596	16,990	22,252

Total assets	86,168	92,500	84,913

Total current liabilities	19,893	24,097	18,634
Long-term debt	1,587	2,323	1,446
Deferred income tax payable	—	—	4,200
Other long-term liabilities	208	322	184

Total shareholder's equity	64,480	65,758	60,449

CERTAIN PROJECTIONS RECEIVED FROM THE COMPANY

Projections Regarding the Company's Australian Business

        Prior to entering into the Merger Agreement, the Parent received from the Company certain information regarding the Company's financing activities in the Commonwealth of Australia and New Zealand, which the Purchaser and the Parent believe was not and is not publicly available, including certain projected financial data for the fiscal years 2002 through 2006 (the "Australian Projections"). The Company's Australian business is composed of two unit trusts (the "Investment Vehicles") and a management company, Omega Australia Pty Limited (the "Asset Manager"). The Company does not publicly disclose projections, and the Australian Projections were not prepared with a view to public disclosure. Such information is set forth below in this Offer to Purchase for the limited purpose of giving Holders access to financial projections that were made available to the Purchaser and the Parent in connection with the Merger Agreement and the Offer. The material aspects of the Australian Projections provided to the Purchaser and the Parent are summarized below.

Basis of the Australian Projections.

  •
  The Australian Projections are stated in Australian dollars ("A$" or "AUD").

  •
  It has been assumed that assets with a value of AUD 50 million are acquired each year, starting from September 1, 2002.

  •
  The Australian Projections are unaudited and were not prepared in accordance with any generally accepted accounting principles. Certain adjustments would be required for the Australian Projections to conform to United States generally accepted accounting principles ("U.S. GAAP"). Such adjustments were not done, and none of the Parent, the Purchaser or the Company intends to make such adjustments.

Investment Vehicles

	2002 Y/E 31 Aug		2003 Y/E 31 Aug		2004 Y/E 31 Aug		2005 Y/E 31 Aug		2006 Y/E 31 Aug
	(In thousands)
Profit and Loss Statement:
Total Income	A$	20,226	A$	23,176	A$	29,036	A$	35,010	A$	41,134

Overheads and Management Fee		(2,543)		(2,882)		(3,340)		(4,012)		(4,598)
EBIT/Operating Profit		17,682		20,294		25,596		30,998		36,535
Profit after Tax		1,640		2,348		4,809		10,867		13,326
Dividend/Return of Capital/Shareholder Debt		(3,632)		(1,446)		—		(13,380)		(9,860)
Retained Profit for Period		(1,992)		902		4,809		(2,513)		3,466

Balance Sheet:
Total Fixed Assets		256,701		313,787		372,363		432,466		494,133

Other Net Current Assets and Cash		8,769		19,100		6,697		3,557		3,199

Total Assets		265,470		332,887		379,060		436,022		497,332
Sundry Liabilities		(4,772)		(4,725)		(4,625)		(4,599)		(4,513)
Debt		(183,376)		(242,852)		(235,740)		(283,935)		(327,227)

Net Assets		77,322		85,310		138,695		147,489		165,592

Capital and Reserves:
Share Capital		22,300		22,300		62,300		63,504		66,473
Reserves		55,022		63,010		76,395		83,985		99,119

Total		77,322		85,310		138,695		147,489		165,592

Cash Flow Statement:
Operating Profit		17,682		20,294		25,596		30,998		36,535
Movement in Working Capital		254		252		254		254		254
Net Cash Flow from Operations		17,937		20,548		25,850		31,252		36,789
Interest and Fees Received		308		393		350		83		0
Interest Paid		(14,873)		(16,972)		(20,238)		(19,773)		(23,019)
Payments to Acquire Fixed Assets		(18,588)		(50,000)		(50,000)		(50,000)		(50,000)
Dividend Paid		(3,632)		(1,446)		0		(13,380)		(9,860)
Cash Inflow/(Outflow) before Financing		(18,847)		(47,477)		(44,037)		(51,817)		(46,089)
Increase/(Decrease) in Cash		(8,279)		10,688		(12,045)		(2,782)		(0)
Cash b/f		12,418		4,139		14,828		2,783		0
Increase/(Decrease) in Cash		(8,279)		10,688		(12,045)		(2,782)		(0)
Cash c/f		4,139		14,828		2,783		—		0

The Asset Manager

	2002 Y/E 31 Aug		2003 Y/E 31 Aug		2004 Y/E 31 Aug		2005 Y/E 31 Aug		2006 Y/E 31 Aug
	(In thousands)
Profit and Loss Statement:
Management Fee	A$	2,163	A$	2,454	A$	2,965	A$	3,489	A$	4,027
Overheads		(1,054)		(1,080)		(1,107)		(1,135)		(1,163)
Profit before Taxation		1,110		1,374		1,858		2,354		2,864
Taxation		(377)		(467)		(632)		(801)		(974)

Profit after Taxation		732		907		1,226		1,554		1,890

Cash Flow Statement:
Management Fee		2,163		2,454		2,965		3,489		4,027
Overheads		(1,054)		(1,080)		(1,107)		(1,135)		(1,163)
Profit before Taxation		1,110		1,374		1,858		2,354		2,864
Taxation		(377)		(467)		(632)		(801)		(974)
Profit after Taxation		732		907		1,226		1,554		1,890

Projections Regarding Idun Health Care Limited

        The Parent also received from the Company certain information regarding Idun Health Care Limited ("Idun"), a wholly owned subsidiary of the Company, which the Purchaser and the Parent believe was not and is not publicly available, including certain desk-top projected financial data for the fiscal years ending August 31, 2002 and August 31, 2003 (the "Idun Projections"). The Company does not publicly disclose projections, and the Idun Projections were not prepared with a view to public disclosure. The Idun Projections were prepared at the request of the Parent solely to assist the Parent in its due diligence. The Idun Projections were prepared in advance of Idun's normal budget preparation process and were not prepared to the level of detail and review normally undertaken by Idun and the Company. Such Idun Projections are set forth below in this Offer to Purchase for the limited purpose of giving Holders access to financial projections that were made available to the Purchaser and the Parent in connection with negotiating the Merger Agreement and the Offer. The material aspects of the Idun Projections provided to the Purchaser and the Parent are summarized below.

        The Purchaser, the Parent and the Company do not consider the Idun Projections to be meaningful. Some of the reasons for this consideration are listed below:

  •
  The Idun Projections were prepared in accordance with United Kingdom generally accepted accounting principles ("U.K. GAAP") but not U.S. GAAP. Certain adjustments would be required for the Idun Projections to conform to U.S. GAAP. Such adjustments were not done, and none of the Parent, the Purchaser or the Company intends to make such adjustments. Should the Idun Projections be achieved, it is likely that the reported result under U.S. GAAP would be materially worse;

  •
  The assumptions regarding the occupancy level in the Idun Projections exceed the current occupancy level at Idun's care homes. Should Idun be unable to redress this shortfall, the effect on the projected revenue could result in a materially lower profit. A 1% change in revenue could affect the projected profit by an estimated £1.3 million. This estimate is based on a good faith calculation, but remains subject to uncertainties with respect to future events, since the number of beds to be operated in the future and the future fee rates are unknown;

  •
  Projected staff pay increases are considered low given the current nurse shortage in the United Kingdom and the pay increases announced in the public sector. A 1% change in staff costs could affect projected profits by an estimated £0.75 million. This estimate is based on a good faith calculation, but remains subject to uncertainties with respect to future events, as the future evolution of the nurse employment market is unknown;

  •
  The Idun Projections were prepared before the announcement of increases in the United Kingdom employer national insurance contribution rate;

  •
  Certain overhead costs, notably insurance, have been shown to be higher since the preparation of the Idun Projections;

  •
  The depreciation charge included in the Idun Projections is based on the written down carrying value of Idun's assets. This is lower than the ongoing level of capital expenditure incurred by Idun each year;

  •
  The Idun Projections assume rent reductions from certain landlords. These reductions are the subject of ongoing negotiations and have not yet been contracted. Should Idun be unable to achieve these rent reductions, the effect could be a material reduction in the projected profit;

  •
  Certain landlords have lease break options on homes leased by Idun. The exercise of these options could adversely effect the Idun Projections;

  •
  The Idun Projections assume that the performance of a number of poorly performing care homes can be substantially improved next year. Should this not be achieved, this could have an adverse effect on the projected profit;

  •
  Idun disclosed that substantial catch-up capital expenditures and maintenance expenditures need to be done to certain homes. Idun also disclosed that additional capital expenditure works will be required to certain of its care homes to comply with new United Kingdom legislation. These capital expenditure items are cash flow items and are not included in the Idun Projections;

  •
  The Idun Projections assume that Idun will take an assignment of a number of care homes previously operated by Baneberry Healthcare Limited and Sandown Care Services Limited, (each of which are lessees of PHFL and are currently in administrative receivership). The assignment of the leases of these care homes is still the subject of negotiation. The Idun Projections do not include the cash cost of Idun providing a rent deposit on the assignment of these leases; and

  •
  The Projections do not include the cash effect of certain deferred rents which became payable on July 1, 2002.

Idun Health Care Limited

	Budget 2002/03 £'000	Budget 2001/02 £'000
Consolidated Profit and Loss Account:
Turnover	132,227	103,751

Staff and Lease Rental Costs, Depreciation and Other Operating Charges	128,077	101,688

Operating Profit	4,150	2,063
Net Interest Payable	(1,008)	(1,006)

Profit/(loss) after Taxation	3,142	1,057

Cash Flow Statement:
Total Fee Income	131,689	103,318
Total Income	131,740	103,464
Total Operating Expenditure	126,423	99,065
Total Expenditures	130,252	103,356
Net Cash in Flow/(out flow)	1,489	108
Funding Requirement from the Company	129	1,044
Month End Cash Balance	2,887	2,347

Projections regarding PHFL

        The Parent also received from PHFL a projected cash flow statement regarding PHFL for the years 2002 through 2030 which the Purchaser and the Parent believe was not and is not publicly available (the "PHFL Projections"). The PHFL Projections were prepared solely by PHFL with no view to public disclosure. The PHFL Projections were not prepared in accordance with generally accepted accounting principles, make certain significant assumptions regarding expenses of PHFL which may or may not be achieved, and exclude certain wholly owned trading subsidiaries and affiliates which incurred trading losses in 2001. In addition, the PHFL Projections do not reflect the fact that PHFL is in default with respect to debt in the following aggregate principal amounts: Omega £19.2 million (plus interest), Electra £5 million (plus interest), Bank of Scotland £7.3 million and Merrill Lynch £22.7 million. The PHFL Projections do not include the interest on this debt or any repayment of such debt. According to management information, the interest amounted to £4.2 million for the nine month period ending May 31, 2002 and to £5.8 million over the year 2001. Such PHFL Projections are set forth below in this Offer to Purchase for the limited purpose of giving Holders access to financial projections that were made available to the Purchaser and the Parent in connection with negotiating the Merger Agreement and the Offer. The material aspects of the PHFL Projections provided to the Purchaser and the Parent are summarized below.

	2002 £'000	2003 £'000	2004 £'000	2005 £'000	2006 £'000	2007 £'000	2008 £'000	2009 £'000	2010 £'000	2011 £'000
Cash Flow Statement:
Total Rental Income to PHFL	31,104	31,544	32,208	32,885	33,576	34,280	34,999	35,732	36,479	37,242
Total Income	31,521	31,962	32,626	33,303	33,993	34,609	35,327	36,060	36,808	37,570
Total Interest Expenses	18,948	18,948	18,948	18,948	18,948	18,948	18,948	18,948	18,948	18,948
Total Expenses	22,496	23,356	22,287	22,297	22,308	22,318	22,329	22,341	22,352	22,364
Cash Flow Before Tax	9,025	8,606	10,339	11,006	11,686	12,290	12,998	13,719	14,455	15,206
Net Income	8,068	7,279	8,365	8,706	9,096	9,460	9,922	10,412	10,925	11,459
Net Cash Flow	8,068	7,279	8,365	8,706	9,096	9,460	9,922	10,412	10,925	11,459

	2012 £'000	2013 £'000	2014 £'000	2015 £'000	2016 £'000	2017 £'000	2018 £'000	2019 £'000	2020 £'000	2021 £'000
Cash Flow Statement:
Total Rental Income to PHFL	38,019	38,813	39,622	40,447	41,289	42,147	43,023	43,917	44,828	45,757
Total Income	38,348	39,141	39,950	40,776	41,617	42,476	43,352	44,245	45,156	46,086
Total Interest Expenses	18,948	18,948	18,948	18,948	18,948	18,948	18,948	18,948	18,948	18,948
Total Expenses	22,376	22,388	22,401	22,413	22,426	22,439	22,453	22,467	22,481	22,495
Cash Flow Before Tax	15,972	16,753	17,550	18,362	19,191	20,037	20,899	21,779	22,676	23,591
Net Income	12,010	12,579	13,163	13,762	14,375	15,002	15,644	16,299	16,968	17,651
Net Cash Flow	12,010	12,579	13,163	13,762	14,375	15,002	15,644	16,299	16,968	17,651
	2022 £'000	2023 £'000	2024 £'000	2025 £'000	2026 £'000	2027 £'000		2028 £'000	2029 £'000		2030 £'000
Cash Flow Statement:
Total Rental Income to PHFL	46,705	47,672	48,659	49,665	50,691	51,738		52,805	53,894		55,005
Total Income	47,034	48,001	48,987	49,993	51,019	52,066		53,134	54,223		476,793	(1)
Total Interest Expenses	18,948	18,948	18,948	18,948	11,761	11,761		2,860	2,860		—
Total Expenses	22,509	22,524	22,539	22,555	15,383	15,399		6,515	6,532		—
Cash Flow Before Tax	24,524	25,477	26,448	27,438	35,636	36,667		46,619	47,691		476,793
Net Income	18,348	19,059	19,785	20,525	26,657	27,428		34,871	35,673		435,683
Net Cash Flow	18,348	19,059	19,785	20,525	26,657	(22,572	)(2)	34,871	(4,327	)(3)	435,683

1
The amount of the total income is due to the residual value of PHFL valued at £421,788,000 in 2030. This amount is based on cost plus inflation at 1.5% a year.

2
The negative amount of the net cash flow in 2027 is due to the payoff of securitized debts in the amount of £50,000,000.

3
The negative amount of the net cash flow in 2029 is due to the payoff of securitized debts in the amount of £40,000,000.

CAUTIONARY STATEMENTS CONCERNING THE PROJECTIONS
AND FORWARD-LOOKING STATEMENTS

        The Australian Projections, the Idun Projections and the PHFL Projections (the "Projections") were not prepared with a view to public disclosure or compliance with published guidelines of the Commission, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information or generally accepted accounting principles. Neither the Parent's nor the Company's certified public accountants have examined, compiled or performed any procedures with respect to any of the Projections or have expressed any conclusion or provided any form of assurance with respect to the Projections or their achievability and, accordingly, assume no responsibility for, and disclaim any association with, the Projections. The Projections are included herein to give Holders access to information which was provided to the Parent and which is believed by the Purchaser and the Parent not to be publicly available.

        Certain matters discussed herein (including, but not limited to, the Projections) are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements included herein (including the Projections) and should be read with caution. Those statements include, but are not limited to: statements as to estimated increases in turnover or total income, operating profit and profit with respect to the operations of the Australian business and Idun and total income and net income with respect to the operations of PHFL. The Company has advised the Purchaser and the Parent that the Projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, the Projections were not prepared by the Company in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by the preparers of the Projections with respect to, among other things, industry performance, the nature of the business, competition, general economic, market, interest rate and financial conditions, sales, operating and other revenues and expenses, capital expenditures and working capital of the Australian business, Idun and PHFL, and other matters which may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Accordingly, there can be no assurance that the assumptions made in preparing the Projections will prove accurate, and actual results may be materially greater or less than those contained in the Projections. In addition, the Projections do not take into account any of the transactions contemplated by the Merger Agreement, including the Offer and the Merger. These events may cause actual results to materially differ from the Projections.

        For these reasons, as well as the bases and assumptions on which the Projections were compiled, the inclusion of such Projections herein should not be regarded as a representation or an indication that the Company, the Purchaser, the Parent or any of their respective affiliates or representatives considers such information to be an accurate prediction of future events with respect to the Australian business, Idun and PHFL, and the Projections should not be relied on as such. Neither the Purchaser nor the Parent nor any of their respective affiliates or representatives assumes any responsibility for the reasonableness, completeness, accuracy or reliability of such Projections. No party nor any of their respective affiliates or representatives has made, or makes, any representation to any person regarding the information contained in the Projections and none of them intends to update or otherwise revise the Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions are shown to be in error. Although the Parent did receive certain projections with respect to the entities, as described above, neither the Purchaser nor the Parent received any projections with respect to the Company itself.

        Available Information.    The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR"), including those made by or in respect of the Company, are publicly available through the Commission's home page on the Internet at http://www.sec.gov.

        8.    Certain Information Concerning the Purchaser, the Parent and Alchemy Partners (Guernsey) Limited.

        Four Seasons Health Care Limited and Delta I Acquisition, Inc.    The Purchaser is a Delaware corporation and an indirect wholly owned subsidiary of the Parent, and has been formed solely for the purpose of the Offer and the Merger and does not conduct any unrelated business activities. The Parent is a private company organized under the laws of England and Wales. The Parent invests in and operates facilities in the United Kingdom, Scotland, Northern Ireland and the Isle of Man for the care of elderly or mentally infirm people. The Parent also provides specific services for respite care, rehabilitation, intermediate care, terminal and palliative care as well as care for younger persons suffering from chronic conditions. The principal executive offices of the Purchaser are located at Trafalgar Court, Les Banques, St. Peter Port, Guernsey and its telephone number is 011-44-1481-745-001. The principal executive offices of the Parent are located at Emerson Court, Alderley Road, Wilmslow, Cheshire SK 9 1NX and its telephone number is 011-44-1625-417-800. Information concerning the directors and executive officers of the Purchaser and the Parent is set forth on Schedule I to this Offer to Purchase.

        Alchemy Partners (Guernsey) Limited.    Alchemy Partners (Guernsey) Limited is a registered Guernsey company which manages the Alchemy Investment Plan a private equity investment vehicle. Alchemy Partners (Guernsey) Limited carries out investments based on recommendations put forward by Alchemy Partners LLP, a venture capital investment advisory business established in 1997. Alchemy Partners (Guernsey) Limited considers all recommendations and is solely responsible for the final decision to invest. Investors in the Alchemy Investment Plan include major banking institutions, pension funds and a number of private individuals. Alchemy Partners (Guernsey) Limited indirectly holds approximately 88% of the Parent. The remainder of the shares of the Parent are held by certain of the Parent's senior executives. The principal executive offices of Alchemy Partners (Guernsey) Limited are located at Trafalgar Court, Les Banques, St. Peter Port, Guernsey and its telephone number is 011-44-1481-745-001. Information concerning the directors and executive officers of Alchemy Partners (Guernsey) Limited is set forth on Schedule I to this Offer to Purchase.

        During the last five years, none of the Purchaser, the Parent or Alchemy Partners (Guernsey) Limited, or, to the best of their knowledge, any of the persons listed on Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

        Except as described in this Offer to Purchase (i) none of the Purchaser, the Parent or Alchemy Partners (Guernsey) Limited, or, to the best of their knowledge, any associate or majority-owned subsidiary of the Purchaser, the Parent or Alchemy Partners (Guernsey) Limited, or, to the best of their knowledge, any of the persons listed on Schedule I to this Offer to Purchase, or, to the best of their knowledge, any associate or majority-owned subsidiary of any of the persons listed on Schedule I to this Offer to Purchase, beneficially owns or has any right to acquire, directly or indirectly, any equity securities of the Company and (ii) none of the Purchaser, the Parent or Alchemy Partners (Guernsey)

Limited, or, to the best of their knowledge, any associate or majority-owned subsidiary of the Purchaser, the Parent or Alchemy Partners (Guernsey) Limited, or, to the best of their knowledge, any of the persons listed on Schedule I to this Offer to Purchase, has effected any transaction in such equity securities during the past 60 days. The Purchaser, the Parent and Alchemy Partners (Guernsey) Limited disclaim beneficial ownership of any shares of Common Stock owned by any pension plans of the Purchaser, the Parent or Alchemy Partners (Guernsey) Limited or any pension plans of any associate or majority-owned subsidiary of the Purchaser, the Parent or Alchemy Partners (Guernsey) Limited.

        Except as described in this Offer to Purchase, none of the Purchaser, the Parent or Alchemy Partners (Guernsey) Limited, or, to the best of their knowledge, any of the persons listed on Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, during the past two years, none of the Purchaser, the Parent or Alchemy Partners (Guernsey) Limited, or, to the best of their knowledge, any of the persons listed on Schedule I to this Offer to Purchase has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years, there have been no contacts, negotiations or transactions between any of the Purchaser, the Parent or Alchemy Partners (Guernsey) Limited, or any of their subsidiaries or, to the best knowledge of the Purchaser, the Parent and Alchemy Partners (Guernsey) Limited, any of the persons listed on Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of securities, election of directors or sale or other transfer of a material amount of assets of the Company.

        Available Information.    The Purchaser, the Parent and Alchemy Partners (Guernsey) Limited, are privately-held entities and are not generally subject to the information filing requirements of the Exchange Act, and are not generally required to file reports, proxy statements and other information with the Commission relating to their respective businesses, financial condition and other matters. However, pursuant to Rule 14d-3 under the Exchange Act, the Purchaser, the Parent and Alchemy Partners (Guernsey) Limited filed with the Commission a Schedule TO, together with exhibits, including this Offer to Purchase and the Merger Agreement, which provides certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information should also be obtainable (i) by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and (ii) by accessing the Commission's website on the Internet at http://www.sec.gov.

        9.    Source and Amount of Funds.

        The Offer is not conditioned on any financing arrangements. The amount of funds required by the Purchaser to purchase all of the shares of Common Stock pursuant to the Offer and to pay related fees and expenses is expected to be approximately $49.7 million. The Purchaser currently intends to obtain all such funds through loans and/or capital contributions from Alchemy Partners (Guernsey) Limited and the Parent (as described below). There are currently no alternative financing arrangements in place.

        Alchemy and Intra Group Funding.    To partially fund the Offer, Alchemy Partners (Guernsey) Limited will provide £25,000,000 ($38,500,000) to the Parent and its wholly owned subsidiary, Four Seasons Healthcare Investments Limited ("Investments"), using funds provided by investors in the Alchemy Investment Plan. Alchemy Partners (Guernsey) Limited will (1) subscribe for £22,000,000

($33,880,000) of loan notes and (2) subscribe for £3,000,000 ($4,620,000) of additional equity in the Parent. The Parent will in turn subscribe for £3,000,000 ($4,620,000) of additional equity in Investments. Investments will use the proceeds of the note subscription from Alchemy Partners (Guernsey) Limited and the Parent's equity subscription and certain of its retained earnings to make directly or indirectly an equity subscription for shares of the Purchaser in an amount equal to £27,400,000 ($42,196,000) to an indirect wholly owned subsidiary of the Parent.

        Debt Financing.    On August 1, 2002, Four Seasons Health Care Holdings PLC, as borrower (the "Borrower") entered into a credit agreement (the "Credit Agreement") to obtain funds through three term loan facilities ("Credit Facility A", "Credit Facility B," "Credit Facility C," collectively referred to as the "Term Loan Facilities"), a further cash facility (the "Further Cash Facility") and a revolving loan facility (the "Revolving Loan Facility"), to be provided by the lenders party to the Credit Agreement and Barclays Bank PLC as mandated lead arranger, facility agent and security agent. The Term Loan Facilities, the Further Cash Facility and the Revolving Loan Facility are collectively referred to as the "Facilities." The Parent, as guarantor, is a party to the Credit Agreement. The Purchaser is a guarantor under the Credit Agreement. The total committed funds made available under the Credit Agreement are £59,000,000 ($90,860,000). Credit Facility A may be used to repay certain existing financial indebtedness of the Company, PHFL and their respective affiliates and subsidiaries. Credit Facility B, Credit Facility C and the Further Cash Facility may be used to finance the Offer and the PHFL Offer, to finance or refinance costs associated with the Offer and the PHFL Offer, and to repay certain existing financial indebtedness of the Company, PHFL and their respective affiliates and subsidiaries. The Revolving Loan Facility may be used to satisfy the working capital requirements and capital expenditures of the Company, PHFL or certain of their subsidiaries.

        Borrowings under the Facilities will be determined for periods of one, two, three or six months (at the relevant borrower's option) and bear interest at a rate equal to the aggregate of (i) the applicable interest margin, (ii) the relevant interbank offered rate for such borrowings during the relevant interest period, and (iii) costs (if any) incurred by the lenders in complying with the requirements of regulatory authorities.

        The applicable interest margin for (i) Credit Facility A is 2.2% per year (subject to a margin adjustment upon the satisfaction of certain conditions), (ii) Credit Facility B is 2.7% per year, (iii) Credit Facility C is 5.0% per year, (iv) the Further Cash Facility is 1.7% per year and (v) the Revolving Loan Facility is 2.25% per year (subject to a margin adjustment upon the satisfaction of certain conditions). Credit Facility C bears an additional interest at a capitalizing rate of 18% per year less the rate of interest specified immediately above. Default interest will accrue on any overdue amount payable under the Facilities at a rate of 1% per year above the interest rate applicable to the relevant borrowing.

        The Parent, the Purchaser and various of the Parent's subsidiaries guarantee the Facilities as the initial guarantors. The Facilities will be secured by (1) fixed and floating charges over all of the present and future assets of the Parent and various of its subsidiaries, (2) the pledge of shares and limited liability company interests of various of the Parent's subsidiaries and (3) charges over certain subsidiaries' bank accounts. It is also anticipated that further guarantees and security will be granted by the Company once it has merged with and into the Purchaser.

        Credit Facility A matures on July 31, 2009 and will amortize in installments beginning January 31, 2003. Credit Facility B matures on January 31, 2010 and will be repaid in full on that date. Credit Facility C matures on July 31, 2010 and will be repaid in full on that date. Each borrowing under the Revolving Credit Facility will mature on the last day of the relevant interest period, but any amount repaid may be borrowed again until the earlier of (1) July 31, 2009, and (2) the repayment, prepayment and/or cancellation of Credit Facility A and Credit Facility B. The Further Cash Facility matures on January 31, 2003 but may become repayable earlier in accordance with the terms of the Credit Agreement. Alchemy Partners (Guernsey) Limited has agreed in certain circumstances to subscribe for sufficient loan notes so that the principal amount of the Further Cash Facility may be repaid.

        The Credit Agreement also contains certain restrictions on, among other things, the creation of liens. The Credit Agreement also contains certain events of default, including the liquidation or bankruptcy of the Parent or the Borrower or certain of their significant subsidiaries. In addition, the Borrower has agreed to pay certain fees and to reimburse the agent and arranger for certain expenses and to provide certain indemnities, as is customary for agreements of the type described therein.

        The foregoing summary of the Credit Agreement is qualified in its entirety by reference to the text of the Credit Agreement, a copy of which has been filed as an exhibit to the Schedule TO. The Credit Agreement may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 8—"Certain Information Concerning the Purchaser, the Parent and Alchemy Partners (Guernsey) Limited."

        Exchange Rate Information.    Amounts in dollars in this Section 9 Sources and Amount of Funds are converted from pound sterling based on the noon buying rate of the dollar of $1.47 per pound sterling on September 30, 2001 and $1.54 per pound sterling on August 6, 2002.

        10.  Background of the Offer.    On February 23, 2000, the Company announced publicly that it had engaged UBS Warburg as its financial advisor to assist the Company in evaluating a range of strategic alternatives to boost stockholder value.

        In late July 2000, the Parent approached the Company regarding the Parent's interest in acquiring the U.K. assets of the Company, including the Company's shares of PHFL. Thereafter, the Parent and the Company discussed the terms of a confidentiality agreement.

        On August 9, 2000, the Parent entered into a confidentiality agreement with the Company and was provided with a sale memorandum with respect to PHFL. Following its review of such sale memorandum, the Parent determined not to proceed.

        From November 2000 until December 2001, the Company received indications of interest for the purchase of all of its investments in PHFL (including equity and debt) and other assets. None of these potential transactions resulted in the negotiation or execution of a definitive agreement. In August 2001, the Company entered into a non-binding letter of intent with PHFL regarding a possible business combination between the two companies.

        On December 12, 2001, the Company announced that negotiations had terminated regarding a business combination with PHFL. The Company also announced that it had requested the directors of PHFL to call an extraordinary general meeting of the shareholders of PHFL for the purpose of passing a shareholders' resolution to reconstitute the board of directors of PHFL.

        In October 2001, the Parent contacted the Company to arrange a meeting between representatives of the Parent and the Company to again discuss a possible transaction. No meeting took place at this time.

        The Parent again approached the Company in December 2001, expressing a renewed interest in acquiring the Company's assets in the United Kingdom, and on January 7, 2002, the Company entered into another confidentiality agreement with the Parent (superceding the August 9, 2000 confidentiality agreement) in order to provide the Parent with due diligence information with a view towards the Parent making a proposal for an acquisition of all or part of the Company and/or PHFL. On January 10, 2002, the Parent wrote a letter to the Company expressing its interest in pursuing a transaction but noting that it had not yet been provided with any information regarding PHFL.

        On January 23, 2002, the Parent wrote a letter to the Company stating that, although PHFL had still not provided the Parent access to due diligence information for PHFL, it remained interested in proceeding with a cash offer for all of the shares of PHFL and for the other assets of the Company in the United Kingdom. Between January 23, 2002 and February 14, 2002, there were discussions between the Parent and PHFL regarding the terms of a confidentiality agreement.

        On February 14, 2002, the Parent entered into a confidentiality agreement with PHFL in order to gain access to information with respect to PHFL.

        Following execution of the confidentiality agreement with PHFL, the Parent continued its due diligence process, including a review of the information provided by Idun and PHFL.

        On February 27, 2002, the Parent delivered to the Company a written proposal to acquire (i) all PHFL shares and warrants exercisable for PHFL ordinary shares owned by the Company, (ii) all debt owed by PHFL to the Company and (iii) all other assets of the Company in the United Kingdom, including Omega (UK) Limited and Idun, for £26 million (approximately $36.84 million). The Parent indicated it was making a proposal simultaneously to the Board of Directors of PHFL to acquire PHFL's other ordinary shares and warrants exercisable for shares not owned by the Company. The Parent's proposal was made subject to completing due diligence, but was not subject to any financing condition. The letter from the Parent specified that its proposal must be accepted by March 4, 2002 and required a period of exclusive negotiations for five weeks while the Parent completed its due diligence. The Parent also stated that if the proposal was accepted but not completed and another third-party offer was accepted by the Company within eight months following acceptance of the Parent's proposal, the Parent would require reimbursement for all of its costs incurred in its due diligence investigation.

        Following a meeting of the Board of Directors of the Company on February 27, 2002, the Company informed the Parent that the Company was interested in pursuing further discussions regarding the Parent's proposal. The Company expressed its concern, however, regarding the condition to the proposal relating to the simultaneous PHFL offer.

        By letter dated March 4, 2002, the Parent indicated that it would extend the period for acceptance of its proposal, but that it would withdraw its proposal if an agreement was not reached quickly.

        During the period from March 4, 2002 through March 29, 2002, representatives of each of the Parent, the Company and PHFL engaged in various discussions of a general nature.

        Following a meeting of the Company's Board of Directors on March 29, 2002, members of management of the Company and representatives of the Special Committee's financial advisor continued to have discussions with the Parent. These discussions addressed the Parent's due diligence requirements and exclusivity requests, sources of financing, the conditionality of the proposal and the ability of the Parent to make an offer for all of the Company. The Parent stated that the requisite funding for the offer would be provided by Barclays Bank PLC and investment funds advised by Alchemy Partners LLP.

        On April 2, 2002, the Company filed a request with the board of directors of PHFL to call an extraordinary general meeting of the shareholders of PHFL for the passing of a shareholder resolution to reconstitute the board of directors of PHFL. The board of directors of PHFL subsequently announced that it had scheduled the meeting for May 31, 2002.

        On April 5, 2002, the Parent submitted a revised proposal to the Company. The Parent proposed to acquire 100% of the Company's outstanding shares of common stock and indicated that, at that time, it would be prepared to pay not less than $3.60 per share in cash. The Parent provided that the requisite funding for its proposal would be provided by Barclays Bank PLC and investment funds advised by Alchemy Partners LLP. The proposal was conditioned on, among other things, the Parent's satisfaction with the results of its due diligence review of the Company, including PHFL and each of the Company's subsidiaries in the Australia and New Zealand nursing home businesses, Principal Healthcare Finance Trust and Omega (Australia) Pty. Limited. The Parent's proposal also was conditioned on obtaining satisfactory comfort during the due diligence process that if it were to make an offer for the shares of PHFL at a price of not less than £1.40 per PHFL share, PHFL shareholders representing at least two-thirds of the outstanding PHFL shares would accept the offer. The Parent also required an exclusivity period to conduct the due diligence. In its letter, the Parent stated its preference for an acquisition of the Company's interest in PHFL and certain other assets that would be conditioned on an acquisition of the remaining shares and warrants of PHFL, but expressed concern that in the present circumstances it did not seem possible to obtain an exclusivity period for negotiations with, or sufficient comfort as to the likely support for such an offer from, other shareholders of PHFL.

        During the period from mid-March until April 8, 2002, the Parent had numerous meetings and discussions with the representatives of PHFL to negotiate the terms of an offer by the Parent for the shares and warrants of PHFL not owned by the Company.

        The Parent informed the Company that PHFL and the Parent had entered into an exclusivity arrangement on April 8, 2002.

        On April 9, 2002, the Company entered into a letter agreement with the Parent whereby the Parent agreed to commence detailed due diligence and the Company agreed to work exclusively with the Parent through a date not later than May 6, 2002, subject to extension by two weeks if, at such date, the Parent confirmed its commitment to make an offer on the proposed terms. The Company's exclusivity commitment was explicitly subject to the duties of the Company's directors under applicable law regarding any bona fide unsolicited offers. The letter agreement provided that if the Parent were to make offers for the Company and PHFL as provided in the February 27, 2002 letter and the Company's shareholders or PHFL's shareholders rejected such offers, then the Company would be required to pay to the Parent its costs and expenses in conducting its due diligence up to £500,000.

        Thereafter, the Parent proceeded with its due diligence investigation of the Company and all of its associated entities, and counsel to each of the Parent and the Company commenced discussions on the structure of a transaction for the acquisition of the Company.

        On May 6, 2002, the Parent delivered a letter to the Company confirming its continued willingness to enter into definitive agreements for a proposed acquisition of the Company substantially on the terms and subject to the conditions set forth in its April 5, 2002 letter and April 9, 2002 letter agreement. The Parent's letter explained that it was continuing its due diligence investigation and required several areas of additional information. By letter dated May 8, 2002, the Company confirmed that, on the basis of the May 6, 2002 letter from the Parent, the due diligence period for the Parent was extended by two weeks.

        On May 15, 2002, counsel to the Parent distributed an initial draft of a merger agreement to the Company and its counsel setting forth the proposed terms of an acquisition of the Company by the Parent, the Purchaser, through a cash tender offer and subsequent merger.

        Between May 15, 2002 and July 31, 2002, the Parent, the Company and their respective legal and financial advisors engaged in negotiations with respect to the terms and conditions of the proposed merger agreement. Material issues discussed and negotiated by the parties were the degree to which the representations, warranties, and covenants of the Company would include matters pertaining to PHFL and the Company's Australian interests, the terms under which the Offer would be commenced and the conditions to which it would be subject, the ability of the Company to consider other proposals from third parties and terminate the merger agreement, the terms upon which the Parent would be entitled to payment of a break-up fee and reimbursement of its expenses in the event the merger agreement was terminated, the terms and conditions upon which either party could terminate the merger agreement and certain covenants applicable to the parties between the execution of the merger agreement and the consummation of the merger. The Parent also requested as a condition of its offer that Omega Healthcare Investors, Inc. ("OHI") agree to sell to the Parent the Series C Preferred Stock of the Company which OHI owned and that the directors and officers of the Company, as well as certain large stockholders of the Company, commit to tender their shares of the Company's common stock in the tender offer. During this time, the Parent continued its due diligence investigation.

        On May 21, 2002, the Company reported to the Parent that its board of directors and special committee had met and had determined to extend the period of exclusive negotiations to June 7, 2002.

        On May 31, 2002, the extraordinary general meeting of the shareholders of PHFL was convened for the purpose of reconstituting the board of directors of PHFL. The chairman of the meeting, a current director of PHFL, sought to adjourn the meeting without a vote of the shareholders of PHFL on the reconstitution of the board of directors of PHFL. Over 70% of the PHFL shareholders voted against the motion of the chairman and continued the meeting following the departure of the chairman from the meeting. Shareholders of PHFL proceeded to vote for the removal of the incumbent board and the appointment of two nominees of the Company and one nominee of OHI, and by a sufficient majority the incumbent directors were removed and the nominees were appointed to the board of PHFL. These actions resulted in uncertainty regarding the proper composition of PHFL's board of directors. During the period from May 31, 2002 through July 15, 2002, the Company and PHFL sought to resolve this uncertainty. After negotiations between certain shareholders of PHFL, including Messrs. Bailey and Parker, the Company and OHI, an extraordinary general meeting of PHFL shareholders was held on July 15, 2002, and the shareholders of PHFL elected four individuals as directors of PHFL, two former incumbent directors and one nominee of each of the Company and OHI.

        On June 19, 2002, the Parent delivered a revised proposal to the Company providing that it was prepared to pay a price of $3.30 per share for all of the outstanding Common Stock and to cash out all options to acquire Common Stock on the basis of the difference between $3.30 and the exercise price of the options. The proposal from the Parent was conditioned on the acquisition by an affiliate of the Parent of all of the shares and warrants of PHFL not owned by the Company. The Parent informed the Company that its financing sources now required that it acquire at least 90% of the shares and warrants of PHFL as a condition to funding, and therefore the Parent now required such acceptances as a condition of the proposed PHFL acquisition and the proposed acquisition of the Company. The Parent's revised proposal also required that OHI agree to the sale of the Series C Preferred Stock of the Company at a price equal to its liquidation preference plus accrued dividends and that the Parent receive irrevocable commitments from certain stockholders to tender their shares of common stock of the Company in the proposed tender offer. In discussions between the Parent and the Company and their respective advisors which followed delivery of the June 19, 2002 letter, the Parent explained that it had decreased the price it was willing to offer based upon several matters uncovered in its due diligence, including its assessment of the value of the Company's Australian interests and the tax consequences it determined would be applicable upon a sale of such interests, the tax costs of the Company's ownership in PHFL as well as certain additional costs and liabilities.

        From July 19, 2002 through July 31, 2002, negotiations continued to finalize the terms and conditions of the offers by the Parent for each of the Company and PHFL. On July 23, 2002, the special committee of the Company's board of directors (the "Special Committee") held a meeting to discuss the progress of the negotiations. Following that meeting, the Company engaged in discussions with the Parent to seek an increase in the proposed price to be paid to the Company's stockholders. As a result of such negotiations, the Parent agreed to increase the price it would be willing to pay to $3.32 per share. The Parent continued to hold discussions with PHFL and its advisors and agreed to a final offer price of £1.85 per PHFL share (less approximately nine pence per share as a reduction for costs), conditioned on acceptance by the holders of at least 90% of the PHFL shares and warrants. The Company informed the Parent as to claims being made by Messrs. Bailey and Robinson against the Company. Mr. Bailey's claims related primarily to his termination as chief executive officer. Mr. Robinson's claims related primarily to his remuneration during his term as chief executive officer. The Parent conditioned its offer for the Company's shares of Common Stock on the pending claims against the Company by Messrs. Bailey and Robinson being settled on terms satisfactory to the Parent.

        On July 24, 2002 and July 25, 2002, the Special Committee and the board of directors of the Company each met twice, together with their legal representatives and financial advisors to consider a new proposal from a third party for the acquisition of the Company at a price of $3.50 per share. The Special Committee and the board of directors discussed the proposed price and the conditions set forth in the proposal, including due diligence requirements and a break up fee of up to $3 million in the event such third party decided not to proceed after completing its due diligence. The Special Committee and the Board of Directors of the Company reviewed the time frame involved in such proposal, the due diligence requirements, possible price adjustments, the uncertainty of financing or completion and the break up fee requirements, as well as the likely loss of the Parent's offer. The Special Committee and the board concluded not to pursue such proposal unless the conditions to such proposal were substantially eliminated.

        During the period from July 26, 2002 through July 30, 2002, the Special Committee met on two occasions. The meetings included representatives of the Special Committee's legal and financial advisors. Counsel to the Company participated in part of the meetings. Also during the period from July 26, 2002 through July 30, 2002, the Board of Directors of the Company convened six meetings. Attending these meetings were representatives of the Special Committee's legal and financial advisors and counsel to the Company. At these meetings, the Company's counsel reviewed with the board of directors of the Company its duties under applicable law with respect to the proposed transaction. The board also reviewed and addressed the remaining issues on the transaction with the Parent, the status of irrevocable commitments from the shareholders of PHFL to fulfill the condition that 90% of the shares of PHFL be delivered, the status of irrevocable commitment from certain large stockholders of the Company, including OHI's commitments to sell the Preferred Shares, related documentation and negotiations of settlements of the claims of Mr. Bailey and Mr. Robinson.

        On July 31, 2002, the Special Committee met to consider the proposed transaction with the Parent. Attending the meeting were representatives of UBS Warburg and Ballard Spahr Andrews & Ingersoll, LLP. The Special Committee discussed with its advisors the conclusion of the negotiations with all parties and the terms of the final documentation with the Parent. Also at such meeting, UBS Warburg rendered to the Special Committee an oral opinion (which opinion was confirmed by delivery of a written opinion dated July 31, 2002) to the effect that, as of the date of the opinion and based upon and subject to certain matters stated in the opinion, the $3.32 per share cash consideration to be received pursuant to the Offer and Merger by holders of shares of the Company's common stock (other than the Parent, the Purchaser and their respective affiliates) was fair, from a financial point of view, to such holders. Following further discussion, the Special Committee unanimously resolved that the Offer and the Merger were fair to and in the best interests of the Company and the holders of Common Stock and determined that the Offer and the Merger were advisable, and unanimously recommended that the Board of Directors of the Company approve the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby.

        On July 31, 2002, following the meeting of the Special Committee, the board of directors of the Company met to consider the proposed transaction with the Parent. Attending the meeting were members of the Company's management, representatives of UBS Warburg, counsel to the Company, and counsel to the Special Committee. The Board discussed with its advisors the conclusion of the negotiations with all parties and the terms of the final documentation with the Parent. Management of the Company confirmed that shareholders of PHFL owning over 90% of the outstanding shares of PHFL (not including the Company's shares) had executed irrevocable consents to tender their shares of PHFL pursuant to the Parent's offer for shares of PHFL. The Chairman of the Special Committee, Mr. Elder, provided the Board of Directors of the Company with the recommendation of the Special Committee that the Board of Directors of the Company approve the Offer, the Merger, and the Merger Agreement and the transactions contemplated thereby. Also at such meeting, upon request, UBS Warburg rendered to the board of directors of the Company an oral opinion (which opinion was confirmed by delivery of a written opinion dated July 31, 2002) to the effect that, as of the date of the opinion and based upon and subject to certain matters stated in the opinion, the $3.32 per share cash consideration to be received in the Offer and the Merger by Holders of Common Stock (other than the Parent, the Purchaser and their respective affiliates) was fair, from a financial point of view, to such Holders. Following further discussion, the Company's board of directors, by unanimous vote approved the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby.

        On July 31, 2002 and August 1, 2002, representatives from the Company, PHFL, the Parent, Principal HealthCare Finance Investments (Guernsey) Limited (the affiliate of the Parent making the

PHFL offer) and their advisors met on communicated by telephone to finalize certain technical aspects of the transaction documents. In the early morning of August 1, 2002, undertakings to accept the PHFL offer were received from holders of more than 99% of the PHFL shares and 80% of the PHFL warrants subject to that offer, and the Parent, the Purchaser and the Company executed the Merger Agreement and issued a joint press release announcing the proposed acquisition.

        11.    Purpose of the Offer; Plans for the Company; Certain Agreements.

        Purpose of the Offer.    The purpose of the Offer is to enable the Parent to acquire, directly or indirectly, as many outstanding shares of Common Stock as possible as a first step in acquiring the entire equity interest in the Company. The purpose of the Merger is for the Parent to acquire all remaining shares of Common Stock not purchased pursuant to the Offer. On consummation of the Merger, the Company will become an indirect wholly owned subsidiary of the Parent and each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and become one share of common stock of the Surviving Corporation (as defined below). Pursuant to the terms of the Merger Agreement, all shares of Common Stock (other than shares of Common Stock (and the associated Rights) which are held by any wholly owned subsidiary of the Company, or which are held, directly or indirectly, by the Parent or any subsidiary of the Parent (including the Purchaser), all of which will cease to be outstanding and be canceled and none of which will receive any payment with respect thereto) and all rights in respect thereof will, by virtue of the Merger and without any action on the part of the Purchaser, the Company or the holder thereof, cease to exist and be converted into and represent the right to receive an amount in cash, without interest, equal to the Offer Price (the "Merger Consideration"). The Offer is being made pursuant to the Merger Agreement.

        Under the MGCL, the approval of the Board of Directors of the Company is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. Unless the Merger is consummated pursuant to the "short-form" merger provisions under Section 3-106 of the MGCL and Section 253 of the DGCL described below (in which case no vote of Holders is required), the only remaining required corporate action of the Company is the approval of the Merger by vote of Holders of a majority of the outstanding shares of Common Stock. The board of directors of the Company appointed from its members a special committee and the special committee considered the offer and the Merger and the transactions contemplated by the Merger Agreement and unanimously determined that the Offer and the Merger are fair to and in the best interests of the Company and the Stockholders and determined that the Offer and Merger are advisable, and unanimously recommended that the board of directors of the Company approve the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby. The Board of Directors of the Company has unanimously (1) determined that the Offer and the Merger are fair to, and in the best interests of, the Company and Holders, (2) declared that the Holders Offer and the Merger are advisable, (3) approved the Offer, the Merger, the Stockholders Agreements, the Option Agreement and the Merger Agreement and (4) recommended that the Holders accept the Offer and tender their shares of Common Stock pursuant to the Offer and that the Holders approve the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby.

        In the Merger Agreement, the Company has agreed to take all action necessary in accordance with the MGCL, the Exchange Act, other applicable law and the Company's articles of amendment and restatement (the "Charter") and amended and restated bylaws (the "Bylaws") to convene a meeting of its Holders as soon as practicable after the Offer Completion Date (as defined below) for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby if such action is required by applicable law. However, under the MGCL, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding shares of Common Stock, it will be able to consummate the Merger without a vote of Holders. In such event, the Purchaser, the Parent and the Company have agreed in the Merger Agreement to take all necessary action to cause the Merger to become effective, promptly after the Offer Completion Date, without a meeting of Holders.

If the Purchaser does not acquire at least 90% of the outstanding shares of Common Stock pursuant to the Offer or otherwise and a vote of Holders is required under the MGCL and DGCL, a significantly longer period of time would be required to effect the Merger. The Parent, however, has entered into the Option Agreement which enables the Parent to purchase up to 19.8% of the Company's Common Stock if, upon purchasing the Common Stock pursuant to the Offer, the Parent still owns less than 90% of the Company's outstanding Common Stock. By enabling the Parent to purchase Common Stock sufficient to increase the Parent's ownership to 90%, the Purchaser and the Company can consummate the Merger without a vote of Holders. The Option may be exercised only if the Parent would own 90% of the outstanding shares of Common Stock following the exercise.

        If the Purchaser purchases a majority of the outstanding shares of Common Stock pursuant to the Offer, the Merger Agreement provides that the Purchaser will be entitled to designate representatives to serve on the Board of Directors of the Company in proportion to the Purchaser's ownership of shares of Common Stock following such purchase. The Purchaser expects that such representation would permit the Purchaser to exert substantial influence over the Company's conduct of its business and operations.

        Notice of Merger of the Company with and into the Purchaser.    Notice is hereby given by the Purchaser of the proposed merger of the Purchaser into the Company. Articles of Merger pursuant to which the Merger will become effective will be filed with the State Department of Assessments and Taxation of Maryland (the "SDAT") no earlier than September 5, 2002. This notice is given pursuant to Section 3-106(d) of the MGCL and is the conditioned upon the ownership by the Purchaser of 90% or more of the shares of Common Stock of the Company as of the time of acceptance for record of the Articles of Merger by the SDAT.

        Plans for the Company.    Except as otherwise discussed in this Offer to Purchase, subject to certain matters described below, it is currently expected that, initially following the Merger, the business and operations of the Company will generally continue as they are currently being conducted. The Parent currently intends to cause the Company's operations to continue to be run and managed by, among others, certain of the Company's existing executive officers. The Parent will continue to evaluate all aspects of the business, operations, capitalization and management of the Company during the pendency of the Offer and after the Offer Completion Date and the Merger and will take such further actions as it deems appropriate under the circumstances then existing. The Parent intends to seek additional information about the Company during this period. Thereafter, the Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management.

        Following the Merger, the Parent also intends to dispose of certain of the Company's Australian interests. Furthermore, between September 30, 2002 and September 30, 2003, the Company will be merged with and into a subsidiary of the Parent and will not survive the Merger. Thereafter all of the Company's assets will be held by a wholly owned subsidiary of the Parent.

        As a result of the completion of the Offer, the interest of the Parent in the Company's net book value and net earnings will be in proportion to the number of shares of Common Stock acquired in the Offer. If the Merger is consummated, the Parent's interest in such items and in the Company's equity generally will equal 100% and the Parent and its subsidiaries will be entitled to all benefits resulting from such interest, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, the Parent will also bear the risk of losses generated by the Company's operations and any future decrease in the value of the Company after the Merger. Subsequent to the Merger, current Holders will cease to have any equity interest in the Company, will not have the opportunity to participate in the earnings and growth of the Company after the Merger and will not have any right to vote on corporate matters. Similarly, Holders will not face the risk of losses generated by the Company's operations or decline in the value of the Company after the Merger.

        The shares of Common Stock are currently traded on Nasdaq. Following the consummation of the Merger, the shares of Common Stock will no longer be listed on Nasdaq and the registration of the shares of Common Stock under the Exchange Act will be terminated. Accordingly, after the Merger there will be no publicly-traded equity securities of the Company outstanding and the Company will no longer be required to file periodic reports with the Commission. Subject to the number of shares of Common Stock purchased in the Offer, this could occur earlier. See Section 13—"Effect of the Offer on the Market for the Shares of Common Stock; Exchange Act Registration." It is expected that, if shares of Common Stock are not accepted for payment by the Purchaser pursuant to the Offer and the Merger is not consummated, the Company's current management, under the general direction of the current Board of Directors, will continue to manage the Company as an ongoing business.

        Except as otherwise discussed in this Offer to Purchase, the Parent has no present plans, proposals or negotiations that would result in any extraordinary transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, or any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, or any other material changes to the Company's dividend rate or policy, or indebtedness or capitalization, corporate structure or business, or composition of the Board of Directors or management of the Company, except that the Parent intends to review the composition of the boards of directors (or similar governing bodies) of the Company and its subsidiaries and to cause the election to such boards of directors (or similar governing bodies) of certain of its representatives.

  Certain Agreements.

        Merger Agreement.    The following is a summary of the material terms of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, a copy of which has been filed with the Commission as an exhibit to the Schedule TO. The Merger Agreement may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7—"Certain Information Concerning the Company."

        The Offer.    The Merger Agreement provides that so long as the Merger Agreement has not been terminated and so long as none of the events described in Section 14—"Conditions of the Offer" (the "Tender Offer Conditions") has occurred and is continuing, as promptly as practicable after the date of the Merger Agreement (but in any event not later than five business days after the first public announcement of the Merger Agreement by the Company), the Purchaser will commence the Offer. The obligation of the Purchaser to accept for payment and to pay for any shares of Common Stock tendered in the Offer and not withdrawn is subject only to the Tender Offer Conditions, any of which, subject to the proviso below, may be waived by the Purchaser or the Parent in whole or in part in their sole discretion. The Purchaser and the Parent have expressly reserved the right to modify the terms of the Offer, including, without limitation, to extend the Offer beyond any scheduled expiration date; provided, however, that neither the Purchaser nor the Parent may, without the prior written consent of the Company, (i) reduce the number of shares of Common Stock to be purchased pursuant to the Offer or waive the Minimum Condition, (ii) reduce the Offer Price, (iii) impose any additional conditions to the Offer, (iv) change the form of consideration payable in the Offer, or (v) make any change to the terms of the Offer, including, without limitation, the Tender Offer Conditions, that is materially adverse in any manner to the Holders. The Purchaser and the Parent have the right, in their sole discretion, to extend the expiration date of the Offer, from time to time, for successive periods of up to 20 business days each, but in no event later than the Termination Date (as defined below), if the Tender Offer Conditions have not been met. If, on any scheduled expiration date of the Offer, the Offer would have expired without any shares of Common Stock being purchased because the Tender Offer Conditions have not been met, the Purchaser and the Parent will, at the request of the Company (subject always to the terms and conditions of the Merger Agreement), extend the expiration date of the Offer, from time to time, for successive periods of up to 20 business days each (but in no event later than the Termination Date), unless such conditions are not capable of being satisfied prior to the

Termination Date. Notwithstanding anything in the foregoing to the contrary, if not already disclosed in the Offer to Purchase, the Purchaser and the Parent may amend the Schedule TO to permit the announcement of a subsequent offering period (as such term is defined in Rule 14d-1 promulgated under the Exchange Act) (the "Subsequent Offering Period") and the Purchaser may include a Subsequent Offering Period for up to a maximum of 20 business days.

        As part of the Minimum Condition, the Purchaser will not be required to accept or to pay for any shares of Common Stock tendered pursuant to the Offer and may terminate the Offer, and postpone the acceptance of, and payment for, any shares of Common Stock if there will not have been validly tendered (or validly tendered but withdrawn) prior to the Expiration Date of the Offer, a number of shares of Common Stock that, together with any shares of Common Stock then owned by the Parent or its subsidiaries, constitutes a majority of all issued and outstanding shares of Common Stock, calculated on a fully diluted basis. Assuming the satisfaction or waiver of the conditions referred to in Section 14—"Conditions of the Offer," the Purchaser will, and the Parent will cause the Purchaser to, accept for payment and pay for all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date and, in any event, no later than three business days after the Expiration Date. Assuming the satisfaction or waiver of the conditions referred to in Section 14—"Conditions of the Offer," the Parent will provide or cause to be provided to the Purchaser on a timely basis the funds necessary to purchase any shares of Common Stock that the Purchaser becomes obligated to purchase pursuant to the Offer.

        The Company has consented to the Offer and the Merger and has represented that (i) the Special Committee of the Board of Directors has considered the Offer and the Merger and has unanimously determined that the Offer and the Merger are fair to, and in the best interests of, the Company and Holders and has determined that the Offer and Merger are advisable, and has unanimously recommended that the Board of Directors of the Company approve the Offer, the Merger and the Merger Agreement and (ii) the Board of Directors of the Company has unanimously (A) declared that each of the Offer and the Merger is fair to, and in the best interests of, the Company and Holders, (B) declared that the Offer and the Merger are advisable, (C) approved the Offer, the Merger, the Stockholders Agreements, the Option Agreement and the Merger Agreement, (D) recommended that Holders accept the Offer and tender their shares of Common Stock pursuant to the Offer and that the stockholders of the Company approve the Merger, the Merger Agreement and the transactions contemplated thereby, and (E) taken all other action necessary to render any applicable takeover statutes, the Rights Agreement, the Rights, and Section 6.7 of the Company's Charter inapplicable to the Offer, the Merger, the Stockholders Agreements, the Merger Agreement and the transactions contemplated thereby.

        Composition of the Board of Directors Following Consummation of the Offer.    The Merger Agreement provides that promptly following the Offer Completion Date (1) the Purchaser will be entitled to designate such number of directors, rounded up to the next whole number that will give the Purchaser representation on the Board of Directors of the Company equal to at least the product of the total number of directors on the Board of Directors of the Company multiplied by a fraction, the numerator of which will be the number of shares of Common Stock beneficially owned by Purchaser and the Parent and the denominator of which will be the number of shares of Common Stock then issued and outstanding, and (2) the Company, subject to applicable duties under Maryland law will cause the number of directors nominated by the Parent to be elected to the Board of Directors of the Company (including using commercially reasonable efforts to cause relevant directors to resign and/or increasing the size of the Board of Directors of the Company) (subject to limitations set forth in the Company's Charter). At the Effective Time, the Company, if so requested, will use its commercially reasonable efforts to cause the directors designated by the Parent to constitute the same percentage of each committee of the Board of Directors of the Company, each Board of Directors of each subsidiary of the Company (not including PHFL or PHFT (as defined below)) and each committee of each such Board of Directors (in each case to the extent of the Company's ability to elect such persons).

        Notwithstanding the foregoing, at all times prior to the Effective Time, the parties to the Merger Agreement will use their respective commercially reasonable efforts to ensure that the Company's Board of Directors will include at least two Continuing Directors. "Continuing Directors" means at any time (1) those directors to the Company who are directors on the date of the Merger Agreement, (2) the person designated by the Continuing Director to fill such vacancy on the Board of Directors if there shall be in office less than two Continuing Directors and (3) if there are no Continuing Directors, the two directors designated to fill the vacancies by the current directors of the Company; provided, that these additional directors have no relation to or affiliation with the Company or the Parent.

        Following the election or appointment of the number of directors nominated by Purchaser in accordance with the terms of the Merger Agreement and prior to the Effective Time, any amendment of the Merger Agreement, the Company's Charter or Company's amended and restated Bylaws, any termination or amendment of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of the Purchaser and the Parent or waiver of any of the Company's rights or remedies thereunder, and any other consent or action by the Company pursuant to the Merger Agreement will require the concurrence of a majority of the Continuing Directors.

        As used in the summary of the Merger Agreement, "PHFT" means each of Beheer-en-Beleggingsmaats Chappij Dilava B.V., Beheer-en-Beleggingsmaats Chappij Rocla B.V., Principal Healthcare Finance Unit Trust No. 3 and Principal Healthcare Finance Unit Trust No. 4 and each of their respective subsidiaries, including, without limitation, Principal Healthcare Finance Trust, Principal Healthcare Finance Unit Trust No. 1, Principal Healthcare Finance Unit Trust No. 2, Principal Healthcare Finance Trust No. 2, and Principal Healthcare Finance (NZ) Limited, Principal Healthcare Finance No.2 Pty Limited, Principal Healthcare Finance Pty Limited, PHF No.1 Management Pty Limited, PHF No.3 Management Pty Limited, PHF No.2 Pty Limited, PHF No.1 Pty Limited, Omega (Australia) Pty Limited and Principal Healthcare Finance No. 3 Pty Limited.

        The Merger.    The Merger Agreement provides that on the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the MGCL and DGCL, the Merger will be effected and the Purchaser will be merged with and into the Company at the Effective Time, the separate existence of the Purchaser will cease and the Company will continue as the surviving corporation under the laws of the State of Maryland (the "Surviving Corporation").

        On the date of the closing of the transactions contemplated by the Merger Agreement (the "Closing Date") (or on such other date as the Parent and the Company may agree), the Purchaser and the Company, the parties hereto will file (1) with the Secretary of State of the State of Delaware a certificate of merger or, if applicable, a certificate of ownership and merger meeting the requirements of the DGCL, (2) articles of merger, in such appropriate form as determined by the parties, with the State Department of Assessments and Taxation of the State of Maryland in accordance with the relevant provisions of the MGCL and (3) will make all other filings or recordings and take all such other action required to effect the Merger under the MGCL and DGCL or otherwise as soon as practicable on or after the Closing Date. The Merger will become effective upon the filing of the applicable certificates, or at such later time as is agreed to in writing by the Parent and the Company and specified in the applicable certificates.

        The Merger Agreement provides that at the Effective Time subject to the applicable provisions of the charter and bylaws of the surviving corporation, (a) the directors of the Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualify, and (b) the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualify.

        The Consideration for the Merger.    At the Effective Time: (i) each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder, be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation; and (ii) each share of Common Stock (and the associated Rights) issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock (and the associated Rights) which are held by any wholly owned subsidiary of the Company, or which are held, directly or indirectly, by the Parent or any subsidiary of the Parent (including the Purchaser), all of which will cease to be outstanding and be canceled and none of which will receive any payment with respect thereto) and all rights in respect thereof will, by virtue of the Merger and without any action on the part of the Purchaser, the Company or the Holder thereof, forthwith cease to exist and be converted into and represent the right to receive the Merger Consideration.

        The stockholders of the Company are not and will not be entitled to dissenter, appraisal or similar rights pursuant to Section 3-202 of the MGCL or otherwise, with respect to the Merger or other transactions contemplated thereby (other than if the Purchaser or the Parent will have taken or failed to take any action which would entitle the stockholders of the Company to such rights).

        Prior to September 3, 2002, the Company will take all action necessary to (1) provide for the cancellation, effective at the Effective Time, subject to payment being made, of all outstanding stock options and other rights to purchase or acquire shares of Common Stock (the "Options") granted under any stock option plan of the Company or otherwise, (2) terminate as of the Effective Time the stock option plans and any other plan, program or arrangements providing for the issuance or grant of any interest in respect of the capital stock of the Company or any affiliate effective as of the Effective Time, and (3) amend, as of the Effective Time, the provisions of any other employee benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any such affiliate, or any interest in respect of any capital stock of the Company or any such affiliate, to provide no continuing rights to acquire, hold, transfer or grant any capital stock of the Company or any such affiliate or any interest in the capital stock of the Company or any such affiliate. Immediately prior to the Effective Time, each Option, whether or not then vested or exercisable, will no longer be exercisable for the purchase of shares of Common Stock, but will entitle each holder thereof, in cancellation and settlement therefor, to payments by the Company in cash (the "Cash Payment"), at the Effective Time, equal to the product of (x) the total number of shares of Common Stock subject to such Option, whether or not then vested or exercisable, and (y) the amount, if any, by which the Merger Consideration exceeds the exercise price per share of Common Stock subject to such Option. The Cash Payment will be paid to each holder of an outstanding Option. Upon receipt of the Cash Payment, all of the Holder's Options will be deemed cancelled. The surrender of the Options to the Company in exchange for the Cash Payment will be deemed a release of any and all rights the Holder had or may have had in respect of all of the Holder's Options.

        Representations and Warranties.    In the Merger Agreement, (i) the Company has made customary representations and warranties to the Purchaser and the Parent with respect to, among other things, its organization, corporate authority, capital structure, financial statements, public filings, disclosure documentation, litigation, compliance with laws, consents and approvals, employee benefit matters, brokers' or finders' fees, state takeover statutes, voting requirements, the Rights Agreement, insurance, titles to properties and encumbrances, taxes and the absences of any material adverse changes in the Company since March 31, 2002 and (ii) the Purchaser and the Parent have made customary representations and warranties to the Company with respect to, among other things, their respective organization, corporate authority, consents and approvals, disclosure documentation and financing.

        Conduct of Business of the Company.    Except as expressly provided for in the Merger Agreement or otherwise consented to in writing by the Parent, during the period commencing on the date of the Merger Agreement and ending on the earlier of (x) such time as nominees of the Parent will comprise a majority of the members of the Board of Directors of the Company and (y) termination of the Merger Agreement pursuant to the relevant provisions contained therein, the Company will and will cause each of its subsidiaries to conduct their respective operations only according to their ordinary and usual course of business consistent with past practice and will use their commercially reasonable efforts to preserve intact their respective business organization, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients, customers and others having significant business relationships with them. The Company nor any of its subsidiaries will consent to any action by the Company or any of its subsidiaries with respect to the following except as set forth in the disclosure letter delivered to Purchaser and the Parent upon or prior to entering into the Merger Agreement (the "Disclosure Letter"): (i) make any change in or amendment to its Charter or its amended and restated Bylaws (or comparable governing documents); (ii) issue or sell, or authorize to issue or sell, any shares of its capital stock or any other securities, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any other securities, or make any other changes in its capital structure, except for the possible issuance by the Company of shares of Common Stock pursuant to the terms of any vested Options or pursuant to the terms of the Company's Series C Preferred Stock; (iii) sell, pledge or dispose of or agree to sell, pledge or dispose of any stock or other equity interest owned by it in any other person; (iv) declare, pay or set aside any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities (it being acknowledged that dividends may continue to accrue under the current terms of the Company's Series C Preferred Stock); (v) enter into any contract or commitment with respect to capital expenditures with a value in excess of, or requiring expenditures by the Company and its subsidiaries in excess of, $250,000, individually, or enter into contracts or commitments with respect to capital expenditures with a value in excess of, or requiring expenditures by the Company and its subsidiaries in excess of, $250,000, in the aggregate; (vi) acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any person, or otherwise acquire any assets of any person (other than the purchase of assets in the ordinary course of business and consistent with past practice); (vii) except to the extent required under existing employee and director benefit plans, agreements or arrangements in effect on the date of the Merger Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees, or grant any severance or termination pay not currently required to be paid under existing severance plans, or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees; (viii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, subject to any lien or otherwise encumber any material assets, or incur or modify any indebtedness or other material liability, other than in the ordinary course of business consistent with past practice, or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any person or make any loan or other extension of credit (other than to a wholly owned subsidiary); (ix) agree to the settlement of or waive any material claim or litigation; (x) make or rescind any material tax election; (xi) except to the extent permitted by the Merger Agreement or required by law or by any listing agreement with a national securities exchange or automated quotation system to which the Company is a party, issue any press release or otherwise make any public announcements without prior consultation and review by, and consent (which consent will not be unreasonably withheld) of, the Parent; (xii) except as required by applicable law or generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time, make any material change in its method of accounting; (xiii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger) or any agreement relating to an Acquisition Proposal (as defined below), except as expressly permitted in the Merger Agreement; (xiv) (I) incur, assume or prepay any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to the Company or any direct or indirect wholly owned subsidiary of the Company, or (II) make any loans, extensions of credit or advances to any other person, other than to the Company, or to any direct or indirect wholly owned subsidiary of the Company, except, in the case of clause (I) above, for borrowings under existing credit facilities described in the Completed Commission Filings (as defined below) in the ordinary course of business consistent with past practice for working capital purposes and in the case of clause (II) above for loans, extensions of credit or advances constituting trade payables in the ordinary course of business; (xv) accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits; (xvi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (I) of any such claims, liabilities or obligations in the ordinary course of business and consistent with past practice or (II) of claims, liabilities or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) contained in the Completed Commission Filings; (xvii) enter into any Material Contract (defined below); (xviii) other than as disclosed in the Completed Commission Filings, plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its subsidiaries, provided, however, that routine employee terminations for cause are not considered subject to this provision; (xix) (I) take any action, engage in any transaction or enter into any agreement which would be reasonably likely to cause (A) any of the representations or warranties set forth in the Merger Agreement that are subject to, or qualified by, a "Material Adverse Effect" or other materiality qualification to be untrue as of the Effective Time, or any such representations and warranties that are not so qualified to be untrue in any manner which has, or would reasonably be expected to have, a Material Adverse Effect (as defined below) on the Company, or (B) any of the Tender Offer Conditions not being satisfied; or (II) purchase or acquire, or offer to purchase or acquire, any shares of Common Stock of the Company; (xx) take any action, including, without limitation, the adoption of any stockholders-rights plan or amendments to the Company's Charter or the Company's amended and restated Bylaws (or comparable governing documents), which would, directly or indirectly, restrict or impair the ability of the Parent to vote or otherwise to exercise the rights and receive the benefits of a stockholder with respect to securities of the Company that may be acquired or controlled by the Purchaser or the Parent, or which would permit any stockholder to acquire securities of the Company on a basis not available to the Purchaser or the Parent in the event that the Purchaser or the Parent were to acquire any shares of Common Stock; (xxi) materially modify, amend or terminate any Material Contract or waive any of its material rights or claims except in the ordinary course of business consistent with past practice; (xxii) (I) prepare any Return in a manner which is materially inconsistent with the past practices of the Company or a subsidiary, as the case may be, with respect to the treatment of items on such Returns; (II) incur any material liability for Taxes other than in the ordinary course of business; (III) enter into any settlement or closing agreement with a taxing authority that materially affects or may materially affect the Tax liability of the Company or a subsidiary, as the case may be, for any period ending after the Closing Date; (xxiii) fail to use its commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice; (xxiv) breach any provision of the Standstill Agreement between the Company, Principal Healthcare Investments (Guernsey) Limited and Barclays Bank PLC as Facility Agent; (xxv) exercise the warrants with respect to PHFL held by the Company or its subsidiaries or (xxvi) agree, in writing or otherwise, to take any of the foregoing actions. The Company has also agreed to promptly notify the Purchaser and the Parent in the event that it becomes aware that either PHFL or PHFT has undertaken any activity that would violate any of the provisions relating to the Company's conduct of business.

        As used in the summary of the Merger Agreement, "Commission Filings" means the forms, reports, schedules, statements, registration statements and other documents required to be filed pursuant to the federal securities laws and the Commission's rules and regulations; (ii) "Completed Commission Filings" means the Commission Filings filed prior to the date of the Merger Agreement; (iii) "Contracts," as used in this summary and the Merger Agreement, means contracts, agreements, instruments or understandings; (iv) "Lien" as used in this summary and the Merger Agreement, means any liens, security interest, charge or encumbrance of any kind or nature; (v) "Material Contracts" means (a) Contracts (other than those filed as exhibits to the Completed Commission Filings) with any current or former employee, director or officer of the Company or any of its subsidiaries; (b) Contracts other than contracts entered into in the ordinary course of business consistent with past practice (x) for the sale of any material amount of the assets of the Company or any of its subsidiaries, or (y) for the grant to any person of any preferential rights to purchase any material amount of its assets; (c) Contracts which restrict the Company or any of its affiliates from competing in any line of business or with any person in any geographical area in any material matter, or which restrict any other person from competing with the Company or any of its affiliates in any line of business or in any geographical area in any material matter; (d) Contracts which are material to the Company and which restrict the Company or any of its subsidiaries from disclosing any information concerning or obtained from any other person (other than contracts entered into in the ordinary course of business consistent with past practice); (e) Contracts entered into since March 31, 2002 and involving (i) the acquisition, merger or purchase of all or substantially all of the assets or business of a third party, involving aggregate consideration of $250,000 or more, or (ii) the purchase or sale of assets, or a series of related purchases or sales of assets, involving aggregate consideration of $250,000 or more; (f) Contracts with any affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; (g) Contracts which are material to the Company and contain a "change in control" or similar provision; (h) Contracts, including mortgages or other grants of security interests, guarantees and notes, relating to the borrowing of money in an aggregate amount in excess of $250,000; provided that those Contracts reflected in the consolidated financial statements of the Company and its subsidiaries included in the Completed Commission Filings need not be disclosed on the Disclosure Letter; (i) Contracts constituting any material joint venture, partnership, strategic alliance or similar arrangement; (j) Contracts existing on the date of the Merger Agreement involving revenues or payments in excess of $250,000 per year, other than contracts entered into in the ordinary course of business consistent with past practice; and (k) Contracts of the type described under Item 601(b)(10) of Regulation S-K under the Securities Act; (vi) "Taxes" means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all United States federal, state, local, non-foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies, or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest, and includes any liability for such amounts which may be incurred as a result of either being a member of a combined, consolidated, unitary or affiliated group, or a contractual obligation to indemnify any person or other entity; and (vii) "Returns" means all returns, statements, forms and reports for Taxes.

        Special Meeting.    As soon as practicable following the consummation of the Offer and, if applicable, the Subsequent Offer Period, if required by applicable law to consummate the Merger, the Company will take all action necessary, in accordance with the DGCL and MGCL, the Exchange Act and other applicable law and its Charter and amended and restated Bylaws to convene and hold a meeting of the stockholders of the Company (the "Stockholders Meeting") and the Company agrees that the Merger Agreement will be submitted at such meeting, for the purpose of considering and voting upon the Merger, the Merger Agreement and the transactions contemplated thereby. The Company agreed to take all commercially reasonable action necessary to solicit from its stockholders and shall use commercially reasonable efforts to take all other action necessary and advisable to secure the vote of the stockholders required by applicable law and by the Company's Charter or the Company's amended and restated Bylaws to obtain their approval of the Merger, the Merger Agreement and the transactions contemplated thereby. The Board of Directors of the Company will recommend that the holders of Common Stock vote in favor of the adoption of the Merger Agreement, the Merger, and transactions contemplated thereby at the Stockholders Meeting and will cause such recommendation of its Board of Directors to be included in the relevant proxy statement. The Parent will cause all of the shares of Common Stock owned by it and its direct and indirect subsidiaries (including Purchaser) to be voted in favor of the adoption of the Merger Agreement. Notwithstanding the foregoing, in the event that the Parent or any subsidiary of the Parent proceeds to own at least 90% of the outstanding shares of Common Stock pursuant to the Offer or otherwise, the Company, the Purchaser and the Parent agree to take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of stockholders of the Company, in accordance with the MGCL and the DGCL, including providing notice, as promptly as practicable, of the Merger to each stockholder of record of the Company.

        Access to Information/Confidentiality.    During the period commencing on the date of the Merger Agreement and ending on the earlier of (i) the closing of the transactions contemplated by the Merger Agreement and (ii) the date on which the Merger Agreement is terminated pursuant to its terms, the Company will and will cause each of its subsidiaries to, upon reasonable notice, afford the Purchaser and the Parent and their respective employees, counsel, accountants, consultants and other authorized representatives, access during normal business hours to the officers, directors, employees, accountants, properties (but not for the purpose of any physical testing), books and records in the possession or control of the Company and its subsidiaries in order that they may have the opportunity to make such investigations as they shall desire of the affairs of the Company and its subsidiaries; provided, however, that such investigation will not affect the representations and warranties made by the Company in the Merger Agreement. The Company agreed to furnish promptly to the Purchaser and the Parent (x) a copy of each form, report, schedule, statement, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of United States federal or state securities laws and (y) all other information concerning its or its subsidiaries' business, properties and personnel as the Purchaser and the Parent may request. The Company agreed to cause its officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as the Purchaser and the Parent may from time to time reasonably request. Except as contemplated by the Merger Agreement, information obtained by the Parent, the Purchaser and their respective counsel, accountants, consultants and other authorized representatives pursuant to the Merger Agreement will be subject to existing confidentiality arrangements.

        Efforts to Consummate.    On the terms and subject to the conditions set forth in the Merger Agreement, each of the Company, the Purchaser and the Parent will and will cause each of its subsidiaries to, cooperate and use their commercially reasonable efforts to take, or cause to be taken, all appropriate actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, (i) the Offer, (ii) the Merger and the other transactions contemplated thereby (including the satisfaction of the PHFL Offer Condition), including the satisfaction of the respective conditions set forth in Article VII of the Merger Agreement, (iii) the sale of all or substantially all of the assets or equity interests in both (x) Principal Healthcare Finance Unit Trust No. 1 and Principal Healthcare Finance Unit Trust No. 2 and (y) Omega (Australia) Pty Limited directly or indirectly owned by the Company on terms reasonably satisfactory to the Parent and in accordance with the provisions of the Merger Agreement (it being understood by the parties that the consummation of any such sale is not a condition to the consummation of the Offer and that "net proceeds" will mean proceeds net of all costs, fees and taxes associated with such sale, including without limitation, all costs, fees and taxes associated with the distribution of the proceeds of such sale to the Company), and (iv) to make, or cause to be made, all filings necessary, proper or advisable under applicable laws, other than Antitrust Laws (other than required by the Merger Agreement), and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including their commercially reasonable efforts to obtain, prior to the Closing Date, all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities (as defined below) and parties to contracts with the Company and its subsidiaries as are necessary for consummation of the transactions contemplated by the Merger Agreement and to fulfill the conditions to the Offer and the Merger; provided, however, that no loan agreement or contract for borrowed money will be repaid, in whole or in part, except as currently required by its terms, and no contract will be amended to increase the amount payable thereunder or otherwise to be more burdensome to the Company or any of its subsidiaries in order to obtain any such consent, approval or authorization without first obtaining the written approval of the Purchaser and the Parent.

        During the period commencing on the date of the Merger Agreement and ending on the earlier of (i) the closing of the transactions contemplated by the Merger Agreement and (ii) the date on which the Merger Agreement is terminated pursuant to its terms (the "Voting Period"), the Company, in its capacity as a stockholder, agreed it will use its commercially reasonable efforts to cause its subsidiaries to take or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the Purchaser, the Parent and the Company in doing all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Offer and the Merger and the other transactions contemplated (including the satisfaction of the PHFL Offer Condition). Without limiting the scope of the preceding sentence, during the Voting Period, at any meeting (or any adjournment or postponement thereof) of the holders of any class or classes of the capital stock of PHFL, however called, or in connection with any written consent of the holders of any class or classes of the capital stock of PHFL, the Company agreed to vote (or cause to be voted) the shares of PHFL owned by the Company (x) in favor of the PHFL Offer and the approval of the terms of the PHFL Offer and each of the other transactions contemplated by the PHFL Offer and any actions required in furtherance thereof, (y) against any action, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of PHFL, or any of its subsidiaries under the PHFL Offer and (z) except as otherwise agreed to in writing in advance by the Parent, against any action involving PHFL or any of its subsidiaries that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the PHFL Offer and the transactions contemplated by the PHFL Offer. The Company agreed that it will not, and will cause its affiliates not to, enter into any agreement, letter of intent, agreement in principle or understanding with any person that violates or conflicts with, or could reasonably be expected to violate or conflict with, the provisions and agreements contained in the PHFL Offer.

        Acquisition Proposals.    The Company will, and will take all actions reasonably necessary to cause its affiliates and each of its and their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents immediately to, cease any discussions or negotiations with any other person or persons that may be ongoing with respect to any Acquisition Proposal. "Acquisition Proposal" as used in this summary and in the Merger Agreement means (i) any inquiry, proposal or offer (including, without limitation, any proposal to stockholders of the Company) from any person or group relating to any direct or indirect acquisition or purchase of 10% or more of the consolidated assets of the Company or the Company's subsidiaries or ten percent 10% or more of the Common Stock of the Company or any class of equity securities of the Company's subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 10% or more of the Common Stock of the Company or any class of equity securities of the Company's subsidiaries, (iii) any transaction with an unaffiliated third party involving the transaction specified in clauses (i) or (ii) above pursuant to a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which could reasonably be expected to dilute materially the benefits to the Parent of the transactions contemplated hereby; provided, however, that "Acquisition Proposal" specifically excludes any inquiry, proposal or offer from any person or group relating to any direct or indirect acquisition or purchase of the equity interests of PHFT owned by the Company; and provided, further, that any transaction permitted to be, or not otherwise prohibited from being, undertaken by the Company or its subsidiaries pursuant to the provisions of the Merger Agreement is not an Acquisition Proposal. The Company agreed not to take, and will not authorize or permit its affiliates and its and their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents to take, any action (i) to encourage, solicit, initiate or facilitate, directly or indirectly, the making or submission of any Acquisition Proposal (including, without limitation, by taking any action that would make the Rights Agreement inapplicable to an Acquisition Proposal), (ii) to enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal, or to agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement, (iii) to initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any person (other than Purchaser or the Parent) in connection with any Acquisition Proposal, (iv) to facilitate or further in any other manner any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (v) to grant any waiver or release under any standstill, confidentiality or similar agreement entered into by the Company or any of its affiliates or representatives regarding or in connection with an Acquisition Proposal; provided, however, that the Company, in response to an unsolicited Acquisition Proposal that did not result from a breach of the Merger Agreement and otherwise in compliance with its obligations under the Merger Agreement, may (x) request clarifications from, or furnish information to (but not enter into substantive discussions with), any person (other than the Purchaser or the Parent) which makes such unsolicited Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement with terms that are customary and are not more favorable to such person than the terms of the confidentiality agreement (as in effect on the date of the Merger Agreement), (B) such action is taken solely for the purpose of obtaining information necessary to ascertain whether such Acquisition Proposal is a Superior Proposal (as defined below), and (C) the Board of Directors of the Company determines in good faith, after consultation with outside nationally recognized legal counsel to the Company, that it is necessary to take such actions in order to comply with the duties of the Board of Directors of the Company under applicable law or (y) participate in substantive discussions with, request clarifications from, or furnish information to, any person (other than the Purchaser or the Parent) which makes such unsolicited Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement with terms that are customary and are not more favorable to such third party than the terms of the confidentiality agreement (as in effect on the date of the Merger Agreement), (B) the Board of Directors of the Company determines in good faith, after consultation with the Company's financial advisor, that such Acquisition Proposal is a Superior Proposal and (C) the Board of Directors of the Company determines in good faith, after consultation with outside nationally recognized legal counsel to the Company, that it is necessary to take such actions in order to comply with the duties of the Board of Directors under applicable law. Without limiting the foregoing, the Purchaser, the Parent and the Company agreed that any violation of the restrictions set forth in the Merger Agreement by any affiliate, officer, director, employee, representative, consultant, investment banker, attorney, accountant or other agent, which person has been informed by the Company, or otherwise made aware or had knowledge, of its obligations under the Merger Agreement, of the Company or any of its affiliates, whether or not such person is purporting to act on behalf of the Company or any of its affiliates, will constitute a breach by the Company, provided, however, that if the Company is aware that any other agent is in violation of the restrictions contained in the Merger Agreement, the Company will be in breach of the Merger Agreement if such agent does not refrain from such action. The Company agreed to enforce, to the fullest extent permitted under applicable law, the provisions of any standstill, confidentiality or similar agreement entered into by the Company or any of its affiliates or representatives including, but not limited to, where necessary obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

        Neither the Board of Directors of the Company nor any committee thereof may (i) withdraw, modify or amend, or propose to withdraw, modify or amend, in a manner adverse to the Purchaser or the Parent, the approval, adoption or, as the case may be, recommendation of the Offer, the Merger, the Merger Agreement or the Stockholders Agreements, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (iii) cause the Company to accept any Acquisition Proposal and/or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each an "Acquisition Agreement") related to any Acquisition Proposal or (iv) resolve to do any of the foregoing; provided that the Board of Directors of the Company may recommend to its stockholders an Acquisition Proposal and, in connection therewith, withdraw or modify its approval or recommendation of the Offer or the Merger if (w) the Company has complied with its non-solicitation and related notification obligations under the Merger Agreement, (x) the Board of Directors of the Company determines in good faith that the Acquisition Proposal is a Superior Proposal, (y) the Board of Directors of the Company determines in good faith, after consultation with outside nationally recognized legal counsel to the Company that it is necessary to take such actions in order to comply with the duties of the Board of Directors under applicable law and all the conditions to the Company's right to terminate the Merger Agreement in accordance with its terms have been satisfied (including the expiration of the three business day period described therein and the payment of all amounts required pursuant to the Merger Agreement) and (z) simultaneously with such withdrawal, modification or recommendation, the Merger Agreement is terminated in accordance with its terms. Nothing in the Merger Agreement prohibits the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to an Acquisition Proposal by a third party to the extent required under Rule 14e-2 of the Exchange Act.

        As used in this summary and the Merger Agreement, the term "Superior Proposal" means a bona fide binding written offer not solicited by or on behalf of the Company made by a third party to acquire all of the Common Stock, other than those shares beneficially held by such third party, pursuant to a tender offer or a merger or to acquire all or substantially all of the assets of the Company (i) on terms which the Board of Directors of the Company determines in good faith, after consultation with an independent nationally recognized investment bank, to have a higher value than the consideration to be received by the stockholders of the Company (in their capacity as such) than the transactions contemplated hereby (to the extent the transactions contemplated in the Merger Agreement are proposed to be modified by the Parent in accordance with the Merger Agreement), (ii) which is not conditioned on any financing and (iii) which is reasonably capable of being consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of such proposal and the identity of the person making such proposal).

        The Merger Agreement provides that in addition to the obligations of the Company set forth above, as promptly as possible (but in any event not later than twenty-four hours) after the receipt or occurrence thereof, the Company will advise the Parent of any request for information with respect to any Acquisition Proposal or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation and the Company will, within one day of the receipt thereof, promptly provide to the Parent copies of any written materials received by the

Company in connection with any of the foregoing, and the identity of the person making any such Acquisition Proposal or such request, inquiry or proposal or with whom any discussions or negotiations are taking place. The Company agreed to keep the Parent fully informed of (x) the status and material details (including amendments or proposed amendments) of any such request or Acquisition Proposal and (y) the material details of any information requested of or provided by the Company and as to the details of all discussions or negotiations with respect to any such request, Acquisition Proposal, inquiry or proposal, and will provide to the Parent within one day of receipt thereof all written materials received by the Company with respect thereto. The Company will promptly provide to the Parent any non-public information concerning the Company provided to any other person in connection with any Acquisition Proposal which was not previously provided to the Parent. The Merger Agreement provides that the Company will immediately request each person which has executed a confidentiality agreement prior to the date of the Merger Agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information previously furnished to such person by or on behalf of the Company, and the Company will use its commercially reasonable efforts to have such information returned.

        Antitrust Laws.    The Merger Agreement provides that each party thereto will (i) take promptly all actions necessary to make the filings required of it or any of its affiliates under any applicable Antitrust Laws in connection with the Merger Agreement and the transactions contemplated thereby, (ii) comply at the earliest practicable date with any formal or informal request for additional information or documentary material received by it or any of its affiliates from any Antitrust Authority (as defined below) and (iii) cooperate with one another in connection with any filing under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by the Merger Agreement initiated by any Antitrust Authority. In addition, pursuant to the Merger Agreement, each of the Parent, the Purchaser and the Company agreed to use its commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by the Merger Agreement under any Antitrust Law.

        As used in this summary and the Merger Agreement, the terms (i) "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Fair Trading Act 1973, as amended, the Competition Act 1998, the Australian Foreign Acquisitions and Takeovers Act 1975, the Australian Trade Practices Act of 1974, the New Zealand Commerce Act of 1986, and all other U.S. and non-U.S. federal, state, municipal, provincial and other statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade and (ii) "Antitrust Authority" means the Federal Trade Commission, the Antitrust Division (as defined below) of the United States Department of Justice, the attorneys general of the several states of the United States, the Office of Fair Trading in the United Kingdom and the Competition Commission, the Australian Competition and Consumer Commission and any other Governmental Entity (as defined below) having jurisdiction with respect to the transactions contemplated thereby pursuant to applicable Antitrust Laws.

        Indemnification and Insurance.    The Purchaser and the Parent have agreed that all rights to indemnification existing in favor of, and all exculpations and limitations of the personal liability of, the directors and officers of the Company and its subsidiaries provided for in the Company's Charter or the Company's amended and restated Bylaws, as well as certain indemnification agreements (the "Indemnification Agreements"), as in effect as of the date of the Merger Agreement with respect to matters occurring at or prior to the Effective Time, including the Merger, will continue in full force and effect in accordance with their terms until the earlier of (i) the termination of the rights to indemnification under the Indemnification Agreements or (ii) six years from the Effective Time.

        In addition, the Merger Agreement provides that, for a period of six years from the Effective Time, the Surviving Corporation will either (i) maintain in effect the Company's current directors' and officers' liability insurance (on its current terms) covering those persons who are currently covered on the date of the Merger Agreement by the Company's directors' and officers' liability insurance policy (the "Indemnified Parties"); provided, however, in no event will the Parent be required to expend in any one year an amount in excess of 120% of the annual premiums currently paid by the Company for such insurance which the Company represents to be $383,049 for the twelve month period ending on July 5, 2003; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided, further, that the Surviving Corporation may substitute for such Company policies other policies with at least the same coverage containing terms and conditions which are no less advantageous, and provided that the substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time or (ii) cause the Parent's, directors' and officers' liability insurance then in effect to cover the Indemnified Parties with respect to those matters covered by the Company's directors' and officers' liability insurance policy so long as the terms thereof are not materially less advantageous to the intended beneficiaries thereof than the Company's current directors' and officers' liability insurance covering the Indemnified Parties.

        Employee Arrangements.    The Parent has agreed that, after the Purchaser has accepted for payment the shares of Common Stock tendered by the Holders of the Company, it will cause the Company to pay or cause to be paid to the Company's and its subsidiaries' senior executive officers such change of control payments as are due under the respective senior officers' change of control agreements or employment contracts so long as the senior executive officers tender a resignation letter in an agreed form on or prior to such date. The Company will also pay (and the Parent will cause the Company to pay or cause to be paid) if and when due to certain of the Company's employees such change of control payments as are contractually due under the respective employee's change of control agreement or employment contract.

        Funds.    The Parent entered into a Senior Credit Agreement, dated August 1, 2002, between the Parent and Four Seasons Health Care Holdings PLC, as original borrowers, the initial Guarantors (as defined therein), Barclays Bank PLC as mandated lead arranger, facility agent and security agent, and the Lenders (as defined therein), a true and complete copy of which has been delivered to the Company, providing for, subject to certain conditions set forth therein, all funds necessary to consummate the transactions contemplated by the Merger Agreement.

        Rights Agreement.    The Merger Agreement provides that, other than in connection with the transactions contemplated thereby or concurrently with the termination of the Merger Agreement, the Company shall not (i) redeem the Rights, (ii) amend (other than to delay the Distribution Date or to render the Rights inapplicable to the Offer and the Merger) or terminate the Rights Agreement prior to the Effective Time, unless required to do so by a court of competent jurisdiction or (iii) take any action which would allow any person other than the Purchaser or the Parent to be the beneficial owner of 10% or more of the shares of Common Stock without causing a Distribution Date or a Stock Acquisition Date (as such terms are defined in the Rights Agreement).

        Termination.    The Merger Agreement provides that it may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company: (i) by mutual consent of the Purchaser and the Parent on the one hand, and the Company on the other hand; (ii) by either the Parent or Company if (x) any court of competent jurisdiction or any Governmental Entity has issued an order, decree or ruling or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Common Stock pursuant to the Offer or shares of Common Stock (including the associated Rights) pursuant to the Merger, and such order, decree or ruling or other action has become final and nonappealable (provided that such right to terminate the Merger Agreement is not available to any party whose material failure to fulfill any obligation under the Merger Agreement has been the principal cause of or resulted in such order, decree ruling or action); or (y) the purchase of shares of Common Stock pursuant to the Offer has not occurred within 75 days after commencement of the Offer (the "Termination Date"), unless the purchase of shares of Common Stock pursuant to the Offer has not occurred because of a material breach of any representation, warranty, obligation, covenant, agreement or condition set forth in the Merger Agreement on the part of the party seeking to terminate the Merger Agreement; (iii) by the Company at any time prior to the purchase of shares of Common Stock pursuant to the Offer, if (x) a Superior Proposal is received and the Board of Directors of the Company determines in good faith, after consultation with outside nationally recognized legal counsel to the Company, that it is necessary to terminate the Merger Agreement and enter into an agreement to effect the Superior Proposal in order to comply with the duties of the Board of Directors under applicable law, provided, however, that the Company may not terminate the Merger Agreement under such circumstances unless the Company has complied with its obligations under the Merger Agreement and until (A) three business days have elapsed following delivery to the Parent of a written notice of such determination by the Board of Directors and during such three business day period the Company has fully cooperated with the Parent including, without limitation, informing the Parent of the terms and conditions of such Superior Proposal and the identity of the person making such Superior Proposal, with the intent of enabling both parties to agree to a modification of the terms and conditions of the Merger Agreement so that the transactions contemplated thereby may be effected, (B) at the end of such three business day period the Acquisition Proposal continues to constitute a Superior Proposal, and the Board of Directors of the Company, after consultation with outside nationally recognized legal counsel to the Company, continues to believe in good faith that it is necessary to terminate the Merger Agreement and enter into an agreement to effect the Superior Proposal in order to comply with the duties of the Board of Directors under applicable law and (C) (I) prior to or simultaneously with such termination, the Parent has received all fees and expense reimbursements set forth in the Merger Agreement by wire transfer in same day funds and (II) simultaneously or substantially simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal, (y) (A) there is a breach of any representation or warranty of the Purchaser or the Parent in the Merger Agreement, other than any such breach which, individually and in the aggregate, have not had, do not have, and would not reasonably be expected to have, a Material Adverse Effect on the Parent, or (B) there is a material breach by the Parent or the Purchaser of any of their respective covenants or agreements contained in the Merger Agreement, which breach, in the case of any of clauses (A) or (B), either is not reasonably capable of being cured, or if it is reasonably capable of being cured, has not been cured by the earlier of (I) ten days after the giving of notice to the Parent of such breach and (II) one business day prior to the expiration of the Offer, provided that the Company may not terminate the Merger Agreement under such circumstances if the Company is in material breach of the Merger Agreement, or (z) (A) the Purchaser or the Parent failed to commence the Offer in accordance with the Merger Agreement or (B) the Offer has expired without the Purchaser purchasing any shares of Common Stock pursuant thereto, unless such failure or expiration was caused by the failure of the conditions set forth in clauses (e), (f), (g) or (h) of Annex A of the Merger Agreement to be satisfied; or (iv) by the Parent at any time prior to the initial purchase of shares of Common Stock pursuant to the offer (the "Offer Completion Date"), if (x) the Offer is terminated or expires in accordance with its terms without the Purchaser having purchased any shares of Common Stock thereunder due to a failure to satisfy any one or more of the Tender Offer Conditions, unless any such failure was caused by or resulted from the failure of the Purchaser or the Parent to perform in any material respect any covenant or agreement of either of them contained in the Merger Agreement or from the material breach by the Purchaser or the Parent of any representation or warranty of either of them contained in the Merger Agreement, (y) (A) there is a breach of any representation or warranty of the Company in the Merger Agreement that is qualified as to Material Adverse Effect, (B) there is a breach of any representation or warranty of the Company in the Merger Agreement that is not so qualified, other than any such breach which, individually and in the aggregate, have not had, do not have, and would not reasonably be expected to have, a Material

Adverse Effect on the Company or (C) there is a material breach by the Company of any of its covenants or agreements contained in the Merger Agreement, which breach, in the case of any of clauses (A), (B) or (C), either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured by the earlier of (I) ten days after giving written notice to the Company of such breach and (II) one business day prior to the expiration of the Offer, provided that the Parent may not terminate the Merger Agreement pursuant to the provisions thereof if the Purchaser or the Parent is in material breach of the Merger Agreement, or (z) (A) the Company has (I) withdrawn, modified or amended, or proposed to withdraw, modify or amend, in a manner adverse to the Purchaser or the Parent, the approval, adoption or recommendation, as the case may be, of the Offer, the Merger, the Merger Agreement or the Stockholders Agreements, (II) approved or recommended, or proposed to approve or recommend, any Acquisition Proposal or (III) announced a neutral position with respect to any Acquisition Proposal, and not rejected such Acquisition Proposal within seven business days of the announcement of such neutral position or (B) the Company's Board of Directors or any committee thereof has resolved to take any of the actions set forth in the foregoing.

        The Merger Agreement also provides that the Purchaser and the Parent expressly acknowledge and agree that, with respect to any termination of the Merger Agreement pursuant to provisions set forth in the preceding paragraph, other than an intentional breach of the Merger Agreement by the Company, pursuant to which the Purchaser and the Parent elect to terminate the Merger Agreement in accordance with paragraph (iv)(y) above, in circumstances where amounts are payable in accordance with the Merger Agreement, the payment of such amounts will constitute liquidated damages with respect to any claim for damages or any other claim which the Purchaser and the Parent would otherwise be entitled to assert against the Company or any of its assets, or against any of its directors, officers, employees or stockholders, with respect to the Merger Agreement and the transactions contemplated thereby and will constitute the sole and exclusive remedy available to the Purchaser and the Parent; provided that, in the event of an unintentional breach of the representations and warranties made by the Company in the Merger Agreement pursuant to which the Purchaser and the Parent elect to terminate the Merger Agreement in accordance with paragraph (iv)(y) above, the Company will not be required to pay any amounts pursuant to the terms of the Merger Agreement in excess of two million five hundred thousand dollars ($2,500,000). Furthermore, the parties to the Merger Agreement expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any termination of the Merger Agreement, other than an intentional breach pursuant to which the Purchaser and the Parent elect to terminate the Merger Agreement in accordance with paragraph (iv)(y) above, in circumstances where the amounts are payable in accordance with the Merger Agreement, the right to payment constitutes a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of the Merger Agreement and is in full and complete satisfaction of any and all damages arising as a result of the foregoing.

        Payment of Certain Fees and Expenses upon Termination.    If the Merger Agreement is terminated (i) in accordance (x) with paragraph (iv)(x) under the subsection "Termination" hereof solely due to any of (A) the Minimum Condition not having been met at the time of such termination and/or (B) there will have occurred any event, change, occurrence, effect, fact, violation or circumstance that has had or would reasonably be expected to have a Material Adverse Effect on the Company; (y) in accordance with paragraph (iv)(y)(C) or in accordance with paragraph (iv)(z) under the subsection "Termination" hereof and both (I) an Acquisition Proposal is announced after the date of the Merger Agreement and prior to or on the date of such termination and (II) in each case, within twelve months of such termination, the Company enters into an Acquisition Agreement with respect to any Acquisition Proposal which had been made prior to the date of such termination or any Acquisition Proposal is consummated within twelve months of such termination; (ii) in accordance with paragraph (iii)(x) under the subsection "Termination" or (iii) in accordance with paragraphs (ii)(y) or (iii)(z)(B) under the subsection "Termination" hereof, unless such termination will have been caused by the failure of the Antitrust Condition, the PHFL Offer Condition or the conditions set forth in clauses (a), (b), (c), (d) or (i) of Annex A of the Merger Agreement to be satisfied, and both (I) an Acquisition Proposal is announced after the date of the Merger Agreement and prior to or on the date of such termination and (II) within 12 months of such termination, the Company enters into an Acquisition Agreement with respect to any Acquisition Proposal which had been made prior to the date of such termination or any Acquisition Proposal is consummated within 12 months of such termination; then the Company will pay to the Parent in immediately available funds an amount equal to $2,500,000. The payments required to be made in the preceding sentence will be paid as follows: (A) in the case of clause (ii), simultaneously with such termination; (B) in the case of clauses (i) and (iii), on the day the Company enters into the Acquisition Agreement or consummates the Acquisition Proposal. For purposes of determining whether fees are payable, an "Acquisition Proposal" with respect to any Acquisition Proposal made after the termination of the Merger Agreement, has the same meaning described under "Acquisition Proposals" on page 51 of this Offer to Purchase except that the reference to "10 per cent" in clause (i) of that description is deemed "30 percent" and the references to "subsidiaries" is deemed to be a reference to PHFL only.

        If the Merger Agreement is terminated by the Parent in accordance with paragraph (iv)(y) under the subsection "Termination" hereof, the Company will reimburse the Parent, or such party or parties as directed by the Parent, in immediately available funds, for the out-of-pocket expenses of the Purchaser and the Parent (including, without limitation, printing fees, filing fees and fees and expenses of its legal and financial advisors and all fees and expenses payable to any financing sources) related to the Offer, the Merger Agreement, the Stockholders Agreements, and the transactions contemplated thereby and any related financing. The Company will make such payment simultaneously with the termination of the Merger Agreement.

        If the Merger Agreement is terminated under circumstances in which (i) a fee is not payable (and may not become payable) by the Company to the Parent pursuant to the Merger Agreement or (ii) out-of-pocket expenses of the Parent to the Purchaser are not payable by the Company pursuant to the Merger Agreement, the Parent will reimburse the Company for its expenses upon such termination, an amount equal to an expenses fee equal to $250,000.

        Fees and Expenses.    Whether or not the Merger will be consummated, each party hereto will pay its own expenses incident to preparing for, entering into and carrying out the Merger and the consummation of the transactions contemplated by the Merger Agreement.

        Tender and Option Agreements.    The following is a summary of the material terms of each of the Tender and Option Agreements. The summary is qualified in its entirety by reference to the Tender and Option Agreements, a copy of which has been filed with the Commission as an exhibit to the Schedule TO. The Tender and Option Agreements may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7—"Certain Information Concerning the Company."

        In connection with the execution of the Merger Agreement, the Stockholders, who beneficially own and are entitled to dispose of, and/or to vote, in the aggregate, 4,859,646 shares of Common Stock (such shares of Common Stock, together with any other shares of Common Stock the beneficial ownership of which is acquired by the Stockholder during the period from and including the date of the Tender and Option Agreement through and including the date on which the Tender and Option Agreement is terminated, are collectively referred to as the "Subject Shares"), have entered into the Tender and Option Agreements with the Purchaser, the Parent and the Company.

        Tender of Subject Shares.    The Stockholders have agreed to tender validly (and not to withdraw) or cause to be tendered validly (and not withdrawn) pursuant to and in accordance with the terms of the Offer and Rule 14d-2 under the Exchange Act, all of the Subject Shares not later than the fifth business day after commencement of the Offer, and, in the case of any Subject Shares acquired after

August 1, 2002 whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or otherwise, the next succeeding business day after acquisition thereof. The Stockholders have also agreed to cause the Subject Shares to remain validly tendered and not withdrawn until the Offer is terminated or has expired without the Purchaser purchasing all shares of Common Stock validly tendered in the Offer. In the event that any Subject Shares are for any reason withdrawn from the Offer or are not purchased pursuant to the Offer, such Subject Shares will remain subject to the terms of the Tender and Option Agreement until the termination of the Tender and Option Agreement. The obligation of the Purchaser to accept for payment and pay for the Subject Shares pursuant to the Offer is subject to certain conditions set forth in the Merger Agreement. The obligations of the Stockholders are conditioned on the Merger Agreement not being amended to decrease the Offer Price or in any manner that materially delays or adversely affect the ability of the Company, the Purchaser or the Parent to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement.

        Voting of Subject Shares.    The Stockholders, in their capacity as such, have agreed that during the period commencing on the date of the Tender and Option Agreements and continuing until their termination (the "Tender and Option Voting Period"), at any meeting (or any adjournment or postponement thereof) of the holders of any class or classes of the capital stock of the Company, however called, or in connection with any written consent of the holders of any class or classes of the capital stock of the Company, the Stockholders will vote (or cause to be voted) the Subject Shares (x) in favor of the Merger and the approval of the terms of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement and the Tender and Option Agreement and any actions required in furtherance thereof, (y) against any action, transaction or agreement each Stockholder knows would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its subsidiaries under the Merger Agreement or of such Stockholder under the Tender and Option Agreement and (z) except as otherwise agreed to in writing in advance by the Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement, including the PHFL Offer and sale of the Company's equity interest in PHFT): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries and any Acquisition Proposal; (ii) a sale, lease or transfer of all or substantially all of the assets of the Company or any of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries; and (iii) (A) any change in the persons who constitute the board of directors of the Company; (B) any change in the present capitalization of the Company or any amendment of the Company's Charter or amended and restated Bylaws; (C) any other material change in the Company's corporate structure or business; or (D) any other action involving the Company or any of its subsidiaries that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Merger and the transactions contemplated by the Tender and Option Agreement or the Merger Agreement. Each Stockholder agreed that such Stockholder shall not, and shall cause its affiliates not to, enter into any agreement, letter of intent, agreement in principle or understanding with any person that violates or conflicts with, or could reasonably be expected to violate or conflict with, the provisions and agreements contained in the Tender and Option Agreements or the Merger Agreement.

        Grant of Proxy.    The Stockholders have also agreed to appoint the Purchaser, the Parent and any designee of the Purchaser or the Parent, and each of them individually, such Stockholders' proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the Tender and Option Voting Period with respect to such Stockholders' Subject Shares in accordance with the provisions of the Tender and Option Agreements. The proxy is coupled with an interest and is irrevocable. The Stockholders agreed to take such further action or execute such other instruments as may be necessary to effectuate the intent of the proxy.

        Representations and Warranties.    The Stockholders have made customary representations and warranties in the Tender and Option Agreement including ownership of the shares of Common Stock, power and authority, execution and delivery, no conflicts, no finder's fees, and reliance by the Parent. The Purchaser and the Parent have made customary representations and warranties including due organization, authority and no conflicts.

        Covenants.    The Stockholders have agreed not to and to cause their affiliates not to (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other agreement with respect to, or consent to, the sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholders' Subject Shares, (ii) except with respect to matters not covered by the Tender and Option Agreements or the Merger Agreement, grant any proxies or powers of attorney over the Subject Shares, deposit any of such Stockholders' Subject Shares into a voting trust or enter into a voting agreement with respect to any of such Stockholders' Subject Shares and (iii) take any action that would have the effect of preventing or disabling (A) Stockholders from performing their obligations under the Tender and Option Agreements or (B) the Purchaser, the Parent or their designees from exercising their rights pursuant to the grant of proxy to them by the Stockholders.

        Covenant against Solicitation of Other Offers.    Each Stockholder agreed to, and agreed to cause its affiliates and each of its and their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents (to the extent such agents are acting on the Stockholder's behalf) immediately to, cease any discussions or negotiations with any other person or persons that may be ongoing with respect to any Acquisition Proposal. Each Stockholder has agreed not to take, and not to authorize or permit its affiliates and its and their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents (to the extent that such agents are acting on the Stockholder's behalf) to take, any action (i) to encourage, solicit, initiate or facilitate, directly or indirectly, the making or submission of any Acquisition Proposal (including, without limitation, by taking any action that would make the Rights Agreement inapplicable to an Acquisition Proposal), (ii) to enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal, or to agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Tender and Option Agreements, (iii) to initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any person (other than the Purchaser or the Parent) in connection with any Acquisition Proposal, (iv) to facilitate or further in any other manner any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (v) to grant any waiver or release under any standstill, confidentiality or similar agreement entered into by the Company or any of its affiliates or representatives regarding or in connection with an Acquisition Proposal. Without limiting the foregoing, the Purchaser, the Parent and the Company agreed that any violation of the restrictions set forth in the Tender and Option Agreement by any person who is an officer, director, employee, or wholly owned subsidiary of the Stockholder, or any representative, consultant, investment banker, attorney, accountant or other agent of the Stockholder or any of its wholly owned subsidiaries (to the extent such persons are acting on the Stockholder's behalf) and has been informed by the Stockholder, or otherwise made aware or had knowledge, of its obligations will constitute a breach by such Stockholder of the Tender and Option Agreement, provided, however, that if the Stockholder is aware that any such person is in violation of the restrictions contained in the Tender and Option Agreement the Stockholder will be in breach of the Tender and Option Agreement if such agent does not refrain from such action. Each Stockholder agreed to enforce, to the fullest extent permitted under applicable law, the provisions of any standstill, confidentiality or similar agreement entered into by the Stockholder or any of its affiliates or representatives including, but not limited to, where necessary seeking to obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

        Option Grant.    The Stockholders have also agreed to severally grant to each of the Purchaser and the Parent an irrevocable option (each such option, a "Stock Option") to purchase, at any time after the occurrence of a Triggering Event (as defined below) but prior to the termination of the Stock Option, all of the Stockholders' Subject Shares at a purchase price (the "Exercise Price") per share equal to the Offer Price. A Stock Option is not exercisable (i) unless all waiting periods under any Antitrust Laws required for the purchase of such shares of Common Stock pursuant to such Stock Option have expired or been waived, (ii) if there is then in effect any preliminary injunction or other non-final order issued by any Governmental Entity prohibiting the exercise of any Stock Option, (iii) unless the Parent has exercised its rights to purchase shares pursuant to the terms of each of the other Tender and Option Agreements as in effect on the date of the Tender and Option Agreements and (iv) unless an affiliate of the Parent has purchased the ordinary shares of PHFL and the warrants to purchase ordinary shares of PHFL held by the Stockholders (if any) pursuant to the PHFL Offer or, in the event the PHFL Offer has terminated, the Parent has irrevocably committed to offer to purchase such shares and warrants on the terms set forth in the PHFL Offer as soon as practicable, subject to compliance with applicable laws and the Articles of Association of PHFL and in the case of OHI only, (v) unless the Parent or the Company concurrently purchases the shares of preferred stock of the Company held by OHI pursuant to the Preferred Stockholder Agreement (described below), among the Purchaser, the Parent and OHI. Each Stockholder agreed to promptly notify the Purchaser and the Parent in writing in the event that it obtains current actual knowledge (without any duty of inquiry or investigation) of the occurrence of any Triggering Event, it being understood that the giving of such notice is not a condition to the right of the Parent to exercise the Stock Option.

        "Triggering Event" means any one of the following: (i) the Merger Agreement is terminated and as a result of such termination the Parent may be entitled to received termination fees under the Merger Agreement (regardless or whether such fees are then actually payable) or (ii) the Stockholder fails to validly tender and not withdraw, the Subject Shares as required under the Tender and Option Agreements regardless of whether the Offer is consummated or expires.

        Exercise of Option.    In the event that a Triggering Event has occurred, the Stock Option has not terminated and the Purchaser or the Parent wishes to exercise any Stock Option, it shall send a written notice (the "Notice") to the Stockholder specifying (i) the number of Subject Shares for which the Stock Option is being exercised (which must constitute all of the Subject Shares held by Stockholder) and (ii) a date (not less than two business days and not later than ten business days after the date of such Notice) for the closing (the "Option Closing") of the purchase of such Stockholders' Subject Shares. The Purchaser or Parent will deliver to the Stockholder, by wire transfer of immediately available funds to the account previously designated by such Stockholder to the Purchaser or the Parent, the Exercise Price payable for the Subject Shares to be purchased from such Stockholder, and the Stockholder will deliver to the Purchaser or the Parent the Subject Shares. The Company agreed to pay all expenses, and any and all U.S. federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under the Tender and Option Agreement in the name of the Parent or its designee.

        Termination of Option.    The Stock Option terminates upon the earliest of (a) the issuance of any non-appealable permanent injunction or other final order issued by any Governmental Entity prohibiting the exercise of the Stock Option, (b) the Effective Time, (c) the termination of the Merger Agreement pursuant to certain provisions therein other than upon or during the continuance of a Triggering Event, (d) seven days following any termination of the Merger Agreement upon or during the continuance of a Triggering Event, subject to certain extensions and (e) the eighty-second day immediately following the commencement of the Offer.

        Termination.    The Tender and Option Agreement terminates on the earliest to occur of (a) the Effective Time, (b) termination of the Merger Agreement pursuant to certain provisions therein, (c) the date on which the Stockholders' Subject Shares are accepted for payment pursuant to the Offer or purchased pursuant to the Stock Option or (d) the seventy-fifth day immediately following the commencement of the Offer.

        Preferred Stockholder Agreement.    The following is a summary of the material terms of the Preferred Stockholder Agreement. The summary is qualified in its entirety by reference to the Preferred Stockholder Agreement, a copy of which has been filed with the Commission as an exhibit to the Schedule TO. The Preferred Stockholder Agreement may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7—"Certain Information Concerning the Company."

        In connection with the execution of the Merger Agreement, OHI, who beneficially owns 260,000 shares of Series C Preferred Shares, has entered into the Preferred Stockholder Agreement with the Purchaser and the Parent.

        Sale of Shares.    OHI agreed to sell 260,000 shares of Series C Preferred Shares to the Purchaser on the earlier to occur of (i) the Offer Completion Date and (ii) the Option Closing.

        Voting of Preferred Shares.    OHI agreed that during the period commencing on the date of the Merger Agreement and continuing until the termination of the Preferred Stockholder Agreement (such period, the "Voting Period"), at any meeting (or any adjournment or postponement thereof) of the holders of any Preferred Shares of the Company, however called, or in connection with any written consent of the holders of any Preferred Shares of the Company, OHI will vote (or cause to be voted) the Preferred Shares (x) in favor of the Merger and the approval of the terms of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement and the Preferred Stockholder Agreement and any actions required in furtherance thereof, (y) against any action, transaction or agreement that OHI knows would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its subsidiaries under the Merger Agreement or of OHI under the Preferred Stockholder Agreement and (z) except as otherwise agreed to in writing in advance by the Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries and any Acquisition Proposal; (ii) a sale, lease or transfer of a significant part of the assets of the Company or any of its subsidiaries (other than the sale of all or substantially all of the assets or equity interests in both (x) Principal Healthcare Finance Unit Trust No. 1 and Principal Healthcare Finance Unit Trust No. 2 and (y) Omega (Australia) Pty Limited owned by the Company pursuant to the terms of the Merger Agreement), or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries; and (iii) (A) any change in the persons who constitute the Board of Directors of the Company; (B) any change in the present capitalization of the Company or any amendment of the Company's Charter or amended and restated Bylaws; (C) any other material change in the Company's corporate structure or business; or (D) any other action involving the Company or any of its subsidiaries that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Merger and the transactions contemplated by the Preferred Stockholder Agreement or the Merger Agreement. The Stockholder agreed that it will not, and will cause its affiliates not to, enter into any agreement, letter of intent, agreement in principle or understanding with any person that violates or conflicts with, or could reasonably be expected to violate or conflict with, the provisions and agreements contained in the Preferred Stockholder Agreement or the Merger Agreement.

        Grant of Proxy.    OHI agreed to appoint the Purchaser, the Parent and any designee of the Parent or the Purchaser, and each of them individually OHI's proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the Voting Period with respect to Stockholder's Preferred Shares in accordance with the Preferred Stockholder Agreement. The proxy is coupled with an interest and shall be irrevocable. OHI agreed to take such further action or execute such other instruments as may be necessary to effectuate the intent of the proxy.

        Representations and Warranties.    OHI has made customary representations and warranties in the Preferred Stockholder Agreement including its ownership of the Preferred Shares, power and authority, execution and delivery, no conflicts, no finder's fees, and reliance by the Parent. The Purchaser and the Parent have made customary representations and warranties including their due organization, authority and no conflicts.

        Covenants.    OHI has agreed not to, and to cause its affiliates not to, to the extent such affiliates are operating on OHI's behalf, (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other agreement with respect to, or consent to, the sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of OHI's Preferred Shares, (ii) grant any proxies or powers of attorney in respect of the Preferred Shares, deposit any of Preferred Shares into a voting trust or enter into a voting agreement with respect to any of OHI's Preferred Shares and (iii) take any action that would have the effect of preventing or disabling (A) OHI from performing its obligations under the Preferred Stockholder Agreement or (B) the Purchaser, the Parent or their designees from exercising their rights pursuant to the grant of the proxy to them by OHI.

        Covenant against Solicitation of Other Offers.    OHI agreed to and agreed to cause its affiliates and each of its and their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents, to the extent such agents are operating on OHI's behalf, immediately to, cease any discussions or negotiations with any other person or persons that may be ongoing with respect to any Acquisition Proposal. OHI agreed not to take, and agreed not to cause its affiliates and its and their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents, to the extent such agents are operating on OHI's behalf, to take, any action (i) to encourage, solicit, initiate or facilitate, directly or indirectly, the making or submission of any Acquisition Proposal (including, without limitation, by taking any action that would make the Rights Agreement inapplicable to an Acquisition Proposal), (ii) to enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal, or to agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Preferred Stockholder Agreement, (iii) to initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any person (other than the Purchaser or the Parent) in connection with any Acquisition Proposal, (iv) to facilitate or further in any other manner any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (v) to grant any waiver or release under any standstill, confidentiality or similar agreement entered into by the Company or any of its affiliates or representatives. Without limiting the foregoing, the Purchaser, the Parent and OHI agree that any violation of these restrictions set forth in the Preferred Stockholder Agreement by any person who is an officer, director, employee or wholly owned subsidiary of OHI or any, representative, consultant, investment banker, attorney, accountant or other agent of OHI or any of its wholly owned subsidiaries (to the extent such person is acting on OHI's behalf and, has been informed by the Company, or otherwise made aware or had knowledge, of its obligations hereunder) shall constitute a breach by OHI of the Preferred Stockholders Agreement; provided, however, that if OHI is aware that any such person is in violation of the restrictions contained in the Preferred Stockholder Agreement, then OHI will be in breach of the Preferred Stockholder Agreement if such person does not refrain from such action. OHI agreed to enforce, to the fullest extent permitted under applicable law, the provisions of any standstill, confidentiality or similar agreement entered into by OHI or any of its affiliates or representatives including, but not limited to, where necessary, seeking to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction. OHI will notify the Purchaser as soon as practicable if any person makes a proposal, offer, inquiry to or contact with, OHI, with respect to the foregoing and shall describe in reasonable detail the identity of any such person, and the substance and material terms of such contract and material terms of any such proposal.

        Termination.    The Preferred Stockholder Agreement will terminate on the earliest to occur of (a) the date on which the Stock Option is terminated in accordance with the Tender and Option Agreement, (b) the consummation of the purchase by the Purchaser of the Preferred Shares, (c) the mutual consent of the Parent and OHI, or (d) December 31, 2002.

        Option Agreement.    The following is a summary of the material terms of the Option Agreement. The summary is qualified in its entirety by reference to the Option Agreement, a copy of which has been filed with the Commission as an exhibit to Schedule TO. The Option Agreement may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7—"Certain Information Concerning the Company."

        In connection with the execution of the Merger Agreement, the Company agreed to grant the Parent an irrevocable option to purchase shares of the Company's Common Stock and has entered into the Option Agreement with the Parent.

        Option Grant.    The Company granted to the Parent an irrevocable option (the "Option") to purchase for a price per share equal to the Offer Price, a number of fully paid and nonassessable shares of Common Stock (such shares being referred to herein as the "Option Shares") equal to the Applicable Omega Common Stock Amount. The "Applicable Omega Common Stock Amount" is the number of shares of Common Stock which, when added to the number of shares of Common Stock owned by the Purchaser immediately prior to the exercise of the Option, would result in the Purchaser owning, in the aggregate, immediately after exercise of the Option no more than 90.0% of the then outstanding shares of Common Stock; provided, however, that in no event will the Applicable Omega Common Stock Amount exceed 19.8% of the Common Stock then issued and outstanding (without giving effect to any shares of Common Stock issued pursuant to the Option).

        Exercise of Option.    The Parent may exercise the Option if, but only if (a) the Purchaser will have accepted for payment and paid for all the shares of the Common Stock validly tendered and not withdrawn pursuant to the Offer and (b) after giving effect to such exercise, the Parent would own 90.0% of the then outstanding shares of the Common Stock.

        Expiration of Option.    The Option will expire 30 business days after the expiration of the Offer, if not exercised on or prior thereto.

        Management Arrangements.

        The Parent has agreed that, after the Purchaser has accepted for payment the shares of Common Stock tendered by Holders, it will cause the Company to pay or cause to be paid to the Company's and its subsidiaries' senior executive officers such change of control payments as are due under the respective senior officers' change of control agreements or employment contracts provided the senior executive officers tender a resignation letter in an agreed form on or prior to such date. The Company will also pay (and the Parent will cause the Company to pay or cause to be paid) if and when due to certain of the Company's employees such change of control payments as are contractually due under the respective employee's change of control agreement or employment contract.

        12.    Dividends and Distributions.    As described above, the Merger Agreement provides that neither the Company nor its subsidiaries will, and the Company will not cause, or consent to any action by, the Company or any of its subsidiaries to do the following: (i) issue or sell, or authorize to issue or sell, any shares of its capital stock or any other securities, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any other securities, or make any other changes in its capital structure, except for the possible issuance by the Company of shares of Common Stock pursuant to the terms of any vested options or pursuant to the terms of the Company's Series C Preferred Stock or (ii) declare, pay or set aside any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities (it being acknowledged that dividends may continue to accrue under the current terms of the Company's Series C Preferred Stock).

        13.    Effect of the Offer on the Market for the Shares of Common Stock; Exchange Act Registration.

        Market for Shares of Common Stock.    The purchase of shares of Common Stock pursuant to the Offer will reduce the number of shares of Common Stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of Common Stock held by the public.

        Stock Quotation.    The shares of Common Stock are listed on Nasdaq under the symbol "OWWI" and are registered under the Exchange Act. Inclusion of the shares of Common Stock on Nasdaq is voluntary, so the Company may terminate that inclusion at any time. The Parent has no intention to cause the Company to terminate the inclusion of the shares of Common Stock on Nasdaq prior to the Merger. However, depending upon the number of shares of Common Stock purchased pursuant to the Offer, the shares of Common Stock may no longer meet the standards for continued inclusion on Nasdaq. According to its published guidelines, Nasdaq would give consideration to delisting the shares of Common Stock if, among other things, the shares of Common Stock did not substantially meet one of its two standards for continued listing. Under the first standard, Nasdaq would give consideration to delisting the shares of Common Stock if (i) the number of publicly held shares of Common Stock falls below 750,000, (ii) the number of holders of round lots of shares of Common Stock falls below 400, (iii) the Company's market value of publicly held shares falls below $5 million, (iv) the minimum bid price per share of Common Stock falls below $1 and (v) the Company's stockholders' equity falls below $10 million. Under the second standard, Nasdaq would give consideration to delisting the shares of Common Stock if (i) the number of publicly held shares of Common Stock falls below 1,100,000, (ii) the number of holders of round lots of shares of Common Stock falls below 400, (iii) the Company's market value of publicly held shares falls below of $15 million, (iv) the minimum bid price per share of Common Stock falls below $3, (v) either (a) the Company's market capitalization falls below $50 million or (b) the Company's total assets and total revenue fall below $50 million for each of the two most recently completed fiscal years or two of the last three most recently completed fiscal years and (vi) there are less than four registered and active market makers trading the Company's securities. Shares of Common Stock held by directors or officers of the Company, or their immediate families, or by any beneficial owner of more than ten percent or more of the shares of Common Stock ordinarily will not be considered as being publicly held for this purpose.

        If Nasdaq were to delist the shares of Common Stock, it is possible that the shares of Common Stock would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or other sources. However, the extent of the public market for shares of Common Stock and the availability of such quotations would depend upon such factors as the number of stockholders and/or the aggregate market value of the shares of Common Stock remaining at such time, the interest in maintaining a market in the shares of Common Stock on the part of securities firms, the possible termination of registration under the Exchange Act and other factors. Neither the Purchaser nor the Parent can predict whether the reduction in the number of shares of Common Stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the shares of Common Stock or whether it would cause future market prices to be greater or less than the Offer Price.

        Exchange Act Registration.    The shares of Common Stock are currently registered under the Exchange Act. Such registration under the Exchange Act may be terminated upon application of the Company to the Commission if the shares of Common Stock are neither listed on a national securities exchange nor held by 300 or more holders of record if the shares of Common Stock are no longer listed on Nasdaq. Termination of registration under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings, the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the shares of Common Stock under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

        If registration of the shares of Common Stock is not terminated prior to the Merger, then the shares of Common Stock will be delisted from all stock exchanges and the registration of the shares of Common Stock under the Exchange Act will be terminated following the consummation of the Merger.

        Margin Regulations.    The shares of Common Stock are currently "margin securities," as such term is defined under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares of Common Stock. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the shares of Common Stock would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In any event, the shares of Common Stock will cease to be "margin securities" if registration of the shares of Common Stock under the Exchange Act is terminated.

        14.    Conditions of the Offer.    Notwithstanding any other provision of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered shares promptly after termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and may postpone the acceptance for payment of, or, subject to the restrictions referred to above, the payment for, any tendered Shares, if (i) the Minimum Condition shall not have been satisfied, (ii) the Antitrust Condition shall not have been satisfied or (iii) the PHFL Offer Condition shall not have been satisfied. In addition to and not limiting the foregoing, notwithstanding any other provision of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, to pay for any shares of Common Stock tendered pursuant to the Offer and may elect not to commence the Offer, may terminate, subject to the terms of the Merger Agreement, or amend the Offer and may postpone the acceptance for payment of or, subject to the restrictions referred to above, the payment for, any tendered shares of Common Stock if, at any time on or after the date of the Merger Agreement and at or before the time of payment for any such shares of Common Stock (whether or not any shares of Common Stock have theretofore been accepted for payment, or paid for, pursuant to the Offer), if any of the following exists:

          (a)  there is any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity which (i) prohibits, restrains, limits or makes illegal the acceptance for payment, payment for or purchase of Common Stock or the consummation of the Offer, the Merger or the other material transactions contemplated by the Merger Agreement or the Offer Documents, (ii) renders the Purchaser unable to accept for payment, pay for or purchase some or all of the Common Stock tendered and not withdrawn pursuant to the Offer, or (iii) imposes material limitations on the ability of the Purchaser to effectively exercise full rights of ownership of the Common Stock to be acquired in the Offer, including the right to vote such Common Stock, or the assets or business of the Company and its subsidiaries;

          (b)  there is threatened in writing, instituted or pending any action or proceeding by any Governmental Entity, domestic or foreign, before any court of competent jurisdiction or Governmental Entity, (i) challenging or seeking to, or which could reasonably be expected to make illegal, impede, delay or otherwise directly or indirectly restrain, prohibit or make materially more costly the Offer or the Merger or seeking to obtain material damages, (ii) seeking to prohibit or materially limit the ownership or operation by the Purchaser or the Parent of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or to compel the Purchaser or the Parent to dispose of or hold separately all or any material portion of the business or assets of the Parent and its subsidiaries taken as a whole or the Company and its subsidiaries taken as a whole, or seeking to impose any limitation on the ability of the Purchaser or the Parent to conduct its business or own such assets, (iii) seeking to impose limitations on the ability of the Purchaser or the Parent effectively to exercise full rights of ownership of the shares of Common Stock, including, without limitation, the right to vote any shares of Common Stock acquired or owned by the Purchaser or the Parent on all matters properly presented to the Company's stockholders, (iv) seeking to require divestiture by the Purchaser or the Parent of any shares of Common Stock, (v) seeking any material diminution in the benefits expected to be derived by the Purchaser or the Parent as a result of the transactions contemplated by the Offer or the Merger or (vi) otherwise directly or indirectly relating to the Offer or the Merger and which could reasonably be expected to have a Material Adverse Effect on the Company or on the Parent;

          (c)  there is any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended or issued and applicable to or deemed applicable to (i) the Purchaser, the Parent, the Company or any subsidiary of the Company or (ii) the Offer or the Merger, by any Governmental Entity other than the routine application of the waiting period provisions of the HSR Act and any other Antitrust Law to the Offer or to the Merger, that could reasonably be expected to result directly or indirectly in any of the consequences referred to in paragraph (a) above;

          (d)  there occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, Australia or the United Kingdom, (ii) any material limitation (whether or not mandatory) by any United States Federal or United States state or a United Kingdom or Australian Governmental Entity on the extension of credit by banks or other lending institutions, or (iii) in the case of any of the foregoing existing at the time of the commencement of the Offer, an acceleration or worsening thereof;

          (e)  (i) any representation or warranty of the Company contained in the Merger Agreement that is qualified as to Material Adverse Effect is not true and correct as of the date of consummation of the Offer as though made on or as of such date (other than representations and warranties which, by their terms, address matters only as of another specified date, which are true and correct only as of such other specified date) and (ii) any representation or warranty of the

  Company contained in the Merger Agreement that is not qualified as to Material Adverse Effect is not true and correct (except where the failure of any such representations or warranties referred to in this clause (ii) to be so true and correct individually and in the aggregate has not had, does not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company) as of the date of consummation of the Offer as though made on or as of such date (other than representations and warranties which, by their terms, address matters only as of another specified date, which are true and correct only as of such other specified date);

          (f)    the Company failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by the Company under the Merger Agreement;

          (g)  the Board of Directors of the Company or any committee thereof (i) have withdrawn, modified or amended, or proposed to withdraw, modify or amend, in a manner adverse to the Purchaser or the Parent, the approval, adoption or recommendation, as the case may be, of the Offer, the Merger, the Merger Agreement or the Stockholders Agreements, (ii) have approved or recommended, or proposed to approve or recommend, any Acquisition Proposal, (iii) have announced a neutral position with respect to any Acquisition Proposal and not rejected such Acquisition Proposal within three business days of the announcement of such neutral position or (iv) have resolved to do any of the foregoing;

          (h)  there occurred any event, change, occurrence, effect, fact, violation or circumstance that has had or would reasonably be expected to have a Material Adverse Effect on the Company;

          (i)    any representation or warranty by the holder of the shares of Series C Preferred Stock contained in the Preferred Stockholder Agreement is not true and correct in any material respect as of the date of consummation of the Offer as though made on or as of such date (other than representations and warranties which, by their terms, address matters only as of another specified date, which are true and correct only as of such other specified date) or the holder of the shares of Series C Preferred Stock failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of such holder to be performed or complied with by such stockholder under the Preferred Stockholder Agreement; or

          (j)    the Merger Agreement has been terminated in accordance with its terms.

which, in the sole judgment of the Purchaser, in any such case and regardless of the circumstances (including any action or inaction by the Purchaser or the Parent) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of, or payment for, shares of Common Stock. Notwithstanding that the Purchaser reserves the right to assert the existence of any condition set forth in this Section 14, the Purchaser understands that, in order to postpone its obligation to pay for shares of Common Stock following acceptance for payment of shares of Common Stock, all conditions to the Offer, other than those dependent upon the receipt of necessary governmental regulatory approvals, must be satisfied or waived at or prior to the Expiration Date.

        "Governmental Entity" means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

        "Material Adverse Effect" with respect to any person, means any event, change, occurrence, effect, fact, violation or circumstance having a material adverse effect on (i) the ability of such person to perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby on a timely basis or (ii) the business, assets, liabilities, results of operations or financial condition of such person and its subsidiaries, taken as a whole; provided, however, that the following is excluded from the definition of "Material Adverse Effect" and from any determination as to whether a Material Adverse Effect has occurred or may occur: (a) the effect of changes that are generally applicable to the nursing home or healthcare industries or (b) any material changes in the financial, banking, currency or capital markets in general which, in each case, do not adversely affect the Company more disproportionately than other entities in the same or similar lines of business or (c) solely for the purpose of clause (h) above, such items specifically set forth on the Disclosure Letter (which the Company delivered to the Purchaser and the Parent upon or prior to entering into the Merger Agreement) other than any material change with respect to such items disclosed thereon as of the date of the Merger Agreement.

        The foregoing conditions are for the sole benefit of the Purchaser and the Parent and may be asserted by the Purchaser or the Parent or may be waived by the Purchaser or the Parent, in whole or in part, from time to time in their respective sole discretion, provided that all conditions to the Offer must have been satisfied or waived prior to the expiration date of the Offer, other than any conditions dependent upon receipt of required governmental approvals which have not yet been obtained, in which case the Purchaser may postpone the obligation to pay for the shares of Common Stock purchased in the Offer until receipt of the required governmental regulatory approvals. The failure by the Purchaser or the Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

        In addition to the Purchaser's acceptance for payment of the shares of Common Stock pursuant to this Offer, the PHFL Offer is subject to several other conditions, including (1) the tender of not less than 90% of the issued shares of, and warrants to subscribe for shares of, PHFL to which the PHFL Offer relates, (2) levels of indebtedness of PHFL, its subsidiaries and affiliates not exceeding certain agreed levels, (3) certain governmental consents having been received, (4) there being no action, suit or proceeding instituted or threatened by any firm, governmental or regulatory entity which would impede or delay the PHFL Offer, (5) PHFL or its subsidiaries not having taken certain specified actions, including certain asset disposals, (6) there being no materially adverse changes to the business of PHFL since August 31, 2001 not previously disclosed and (7) shareholders of PHFL passing a resolution to disapply the pre-emption rights in its Articles of Association for the PHFL Offer. Should any of these conditions not be met with respect to the PHFL Offer, the PHFL Offer Condition will not be satisfied. The PHFL Offer Conditions are contained in the Recommended Cash Offer for PHFL (the "PHFL Offer Document") filed as an exhibit to Schedule TO by Parent. The PHFL Offer Document and other documents may be inspected at, and copies may be obtained from, the same places and in the manner set forth under "Available Information."

        15.    Certain Legal Matters; Regulatory Approvals.

        General.    Except as otherwise disclosed herein, neither the Purchaser nor the Parent is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of shares of Common Stock by the Purchaser pursuant to the Offer, the Merger or otherwise or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of shares of Common Stock by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that it would seek such approval or action. The Purchaser's obligation under the Offer to accept for payment and pay for shares of Common Stock is subject to certain conditions. See Section 14—"Conditions of the Offer." While except as described in this Offer to Purchase, the Purchaser does not currently intend to delay the acceptance for payment of shares of Common Stock tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Purchaser or the Parent or that certain parts of the businesses of the Company, the Purchaser or the Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken.

        State Takeover Laws.    The Company is incorporated under the laws of the State of Maryland. In general, Section 3-602 of the MGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 10% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Maryland corporation for a period of five years following the date such person became an interested stockholder unless, among other things, prior to the date the interested stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. The Company has represented to the Purchaser and the Parent in the Merger Agreement that the Board of Directors of the Company has taken all action necessary to render the restrictions contained in Section 3-602 of the MGCL and Section 6.7 of the Company's Charter inapplicable to the Offer, the Merger, the Merger Agreement, and the Stockholders Agreements and the transactions contemplated thereby. In addition, the Company opted out of Section 3-601 of the MGCL (Special Voting Requirements) and Section 3-701 of the MGCL (Voting Rights of Certain Control Shares) in its Charter.

        Based on the representations made by the Company in the Merger Agreement, the Purchaser does not believe that any other state takeover statutes apply to the Offer. Neither the Purchaser nor the Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any shares of Common Stock tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment any shares of Common Stock tendered. See Section 14—"Conditions of the Offer."

        Appraisal Rights.    No appraisal rights are available to Holders in connection with the Offer.

        Going Private Transactions.    Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger, unless, among other things, the Merger is completed more than one year after termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered to stockholders of the Company therein be filed with the Commission and disclosed to stockholders of the Company prior to consummation of the Merger.

Regulatory Approvals.

        Antitrust.    Under the HSR Act, certain mergers and acquisitions may not be consummated unless certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and certain waiting period requirements have been satisfied. The acquisition of shares of Common Stock by the Purchaser pursuant to the Offer is not subject to the HSR Act requirements.

        16.    Fees and Expenses.    Except as set forth below, neither the Purchaser nor the Parent will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of Common Stock pursuant to the Offer.

        The Purchaser and the Parent have also retained The Bank of New York as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the U.S. federal securities laws.

        In addition, the Purchaser and the Parent have retained Morrow & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the U.S. federal securities laws.

        The Purchaser estimates that the fees and expenses it will incur in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be approximately as set forth below:

        Financing Fees and Expenses: $1,000,000.00

        Equity Sponsor Fees and Expenses: $500,000.00

        Legal, Accounting, Consulting and other Transactional Advisory Fees and Expenses: $3.3 million

        Information Agent, Depositary, Printing and other Miscellaneous Fees and Expenses: $281,000.00

        Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

        17.    Miscellaneous.    The Offer will not be made to (nor will tenders be accepted from or on behalf of) Holders in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to Holders in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute.

        No person has been authorized to give any information or make any representation on behalf of the Purchaser or the Parent not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        The Purchaser and the Parent have filed with the Commission the Schedule TO, together with exhibits, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 7—"Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

        Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of the Purchaser, the Parent, the Company or any of their respective subsidiaries since the date any information is furnished or the date of this Offer to Purchase.

                      DELTA I ACQUISITION, INC.

August 7, 2002

SCHEDULE I

        INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF ALCHEMY PARTNERS (GUERNSEY) LIMITED, FOUR SEASONS HEALTH CARE LIMITED, DELTA I ACQUISITION, INC. AND THE MEMBERS OF ALCHEMY PARTNERS LLP.

        1.    Members of Alchemy Partners LLP.    Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each member of Alchemy Partners LLP. The principal address of Alchemy Partners LLP and, unless indicated below, the current business address for each individual listed below is 20 Bedfordbury, London, WC2N 4BL. Telephone: 011-44-20-7240-9596. Each such person is, unless indicated below, a British citizen.

Name and Current Business Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Robert Barnes	Mr. Barnes has been a Member or Partner of Alchemy Partners LLP since January 1997. Mr. Barnes was a Director of Four Seasons Health Care Limited between July 7, 1999 and January 10, 2000.
Martin Bolland	Mr. Bolland has been a Member or Partner of Alchemy Partners LLP since January 20, 1997. He has been the Non-executive Chairman and Director of Four Seasons Health Care Limited since July 7, 1999.
Paul Bridges	Mr. Bridges has been a Member or Partner of Alchemy Partners LLP since January 1999. From 1982 to 1998, Mr. Bridges was employed by Lonrho PLC, most recently as an Associate Director.
Scott Greenhalgh
Mr. Greenhalgh has been a Member (previously Partner) of Alchemy Partners LLP since January 1998. Mr. Greenhalgh previously acted as a Director of Specialized Financing Division at HSBC Investment Bank PLC (formerly Samuel Montagu & Co. Ltd.).
Graham Hallworth	Mr. Hallworth has been a Member (previously Partner) of Alchemy Partners LLP since October 2000. From 1997 to 2000, he was Finance Director of AG Stanley Limited.
Jon Moulton
Mr. Moulton is the Managing Partner of Alchemy Partners LLP. He has been a Member or Partner of Alchemy Partners LLP since January 1997. Mr. Moulton has been a Director of Alchemy Partners (Guernsey) Limited since June 15, 1998.
Dominic Slade	Mr. Slade has been with Alchemy Partners LLP since July 1998 and has been a Member or Partner since 2001.

        2.    Directors and Executive Officers of Alchemy Partners (Guernsey) Limited.    Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and each executive officer of Alchemy Partners (Guernsey) Limited. The principal address of Alchemy Partners (Guernsey) Limited and, unless indicated below, the current business address for each individual listed below is Trafalgar Court, Les Banques, St. Peter Port, Guernsey. Telephone: 011-44-14-8174-5001. Each such person is, unless indicated below, a British citizen. Directors are identified by an asterisk.

Name, Age and Current Business Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Laurence Shannon McNairn*	Director, Alchemy Partners (Guernsey) Limited (from February 14, 1997 to present); President and Director, Delta I Acquisition, Inc. (from January 2001 to present); during the past five years, he has been employed by Guernsey International Fund Managers Limited, currently as an Executive Director.
Paul Guilbert*	Director, Alchemy Partners (Guernsey) Limited (from August 29, 2001 to present); Vice President, Director and Secretary of Delta I Acquisition, Inc. (from January 2001 to present); he has been employed by Guernsey International Fund Managers Limited since May 1997, currently as a Deputy Manager.
Iain Stokes*	Director, Alchemy Partners (Guernsey) Limited (from March 17, 2000 to present); he has been employed by Guernsey International Fund Managers Limited since July 1996, currently as a Manager.
Nigel Carey* 7 New Street, St Peter Port, Guernsey, GY1 4BZ	Director, Alchemy Partners (Guernsey) Limited (from June 4, 1998 to present). Mr. Carey is a solicitor and has been a partner of Carey Langlois since 1977. Mr. Carey serves as a Director on many Guernsey based mutual fund companies and investment companies. Mr. Carey is currently an Ordinary Member of the Guernsey Financial Services Commission and from 1997 to 1999 was Chairman of the Guernsey Bar Council.
Katherine Thompson* Forest Lodge, Rue des Monts, Foreset, Guernsey, GY8 OBB	Director, Alchemy Partners (Guernsey) Limited (from June 3, 1998 to present). Ms. Thompson is a Non-executive Director of a number of Guernsey companies.
Jon Moulton* 20 Bedfordbury, London, WC2N 4BL	Mr. Moulton has been a Director of Alchemy Partners (Guernsey) Limited since June 15, 1998. Mr. Moulton is the Managing Partner of Alchemy Partners LLP. He has been a Member or Partner of Alchemy Partners LLP since January 1997.

        3.    Directors and Executive Officers of Four Seasons Health Care Limited.    Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and each executive officer of Four Seasons Health Care Limited. The principal address of Four Seasons Health Care Limited and, unless indicated below, the current business address for each individual listed below is Emerson Court, Alderley Road, Wilmslow, Cheshire SK9 1NX. Telephone: 011-44-1625-417-800. Each such person is, unless indicated below, a British citizen. Directors are identified by an asterisk.

Name, Age and Current Business Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Martin Bolland* 20 Bedfordbury, London, WC2N 4BL	Mr. Bolland has been the Non-executive Chairman and Director of Four Seasons Heath Care Limited since July 7, 1999. He has been a Member or Partner of Alchemy Partners LLP since January 20, 1997.
Hamilton D. Anstead*	Chief Executive Officer and Director of Four Seasons Health Care Limited (from July 25, 1997 to present); Vice President and Director of Delta I Acquisition, Inc. (from January 2001 to present).
Graeme Willis*	Finance Director and Director of Four Seasons Health Care Limited (from March 7, 2000 to present). Mr. Willis was employed by Tamaris PLC from October 1994 to May 2000 and was its Finance Director from March 19, 1997 until May 5, 2000. During the past five years, Mr. Willis has acted as Director of the following entities: Idun Healthcare Limited (12/22/99-12/24//99); WTS Healthcare Services Limited (formerly Tamaris Healthcare Services Limited) (5/15/97-5/5/00); Tamaris Healthcare PLC (2/16/98-5/5/00); Nurses2care Agency Limited (9/22/98-5/5/00); Lifecare International PLC (12/15/98-5/5/00); Lifecare Homes Limited (12/15/98-5/5/00); WTS Capital Limited (formerly Tamaris Capital Limited) (11/16/98-5/5/00); PH Homes Limited (6/30/97-6/11/98); PH Developments Limited (6/30/97-6/11/98); PH Property Company Limited 6/30/97-6/11/98); Lodge Care PLC (12/15/98-10/29/99); Tamaris Care Properties Limited (5/28/98-10/29/99); Continental 92 Limited (11/27/97-10/29/99); Tamcare Limited (3/26/99-10/29/99); Bearehill Limited (12/15/98-10/29/99); Caledonian Care Limited (10/3/97-10/29/99); Caledonian Care (Turriff) Limited (10/3/97-10/29/99); Continental 89 Limited (12/15/98-10/29/99); Forebank Limited (5/10/95-10/29/99); Laurels Lodge Limited (12/15/98-10/29/99); St. Cuthberts Nursing Agency Limited (6/30/97-10/29/99); Cedarhurst Lodge Limited (12/20/94-10/29/99); Chestnut Lodge Limited (12/20/94-10/29/99); Edgewater Lodge Limited (12/15/98-10/29/99); Lisnisky Limited (12/15/98-10/29/99); Osborne Limited (12/20/94-10/29/99); Rosevale Lodge Limited (12/15/98-10/29/99); Saintfield Limited (12/20/94-10/29/99); Tamaris Healthcare (NI) Limited (1997-1/31/00); Tammillec Limited (3/31/98-10/29/99); Tamulst Care Limited (6/5/98-10/29/99); Dounemead Limited (2/20/98-10/29/99);

Duncare Limited (12/15/98-10/29/99); Guthrie Court Limited (12/15/98-10/29/99); Lunan House Limited (12/15/98-10/29/99); Meadowvale Care Limited (12/9/97-10/29/99); Tamaris (RAM) Limited (2/15/99-10/29/99); Tamaris (Scotland) Limited (1/31/00-1/31/00); Tamscot Care Limited (5/28/98-10/29/99); Tamhealth Limited (11/25/98-10/29/99); The Belmont Nursing Home Limited (12/15/98-10/29/99); Bewick Waverley Limited (12/15/98-10/29/99); Chapelfield View Limited (12/15/98-10/29/99); Doulton Court Limited (12/15/98-10/29/99); Keslaw Limited (12/15/98-10/29/99); Laudcare Limited (12/15/98-10/29/99); Leeland Limited (12/15/98-10/29/99); Lodge Care Services Limited (12/15/98-10/29/99); Maldcare Limited (12/15/98-10/29/99); North East Pharmacies Limited (6/30/97-10/29/99); Ringdane Limited (5/21/97-10/29/99); Tamaris (England) Limited (11/27/97-10/29/99); Tamaris (QCH) Limited (5/15/97-10/29/99); Tamaris (South East) Limited (8/8/97-10/29/99); Tameng Care Limited (5/28/98-10/29/99); West View Lodge Limited (12/15/98-10/29/99); Atlas Health Care Limited (5/6/98-10/29/99); Tamaris Management Services Limited (12/15/98-10/29/99); Grand Union Investments Limited (formerly Tamaris Estates Limited) (6/19/97-11/1/99); Delta I Acquisition, Inc. (6/28/02-7/17/02).

        4.    Directors and Executive Officers of Delta I Acquisition, Inc.    Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and each executive officer of Delta I Acquisition, Inc. The principal address of Delta I Acquisition, Inc. and, unless indicated below, the current business address for each individual listed below is 103 Foulk Road, Suite 200, Wilmington, County of New Castle, Delaware, 19803. Telephone: 302-654-7584. Each such person is, unless indicated below, a British citizen. Directors are identified by an asterisk.

Name, Age and Current Business Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Laurence Shannon McNairn* Trafalgar Court, Les Banques, St. Peter Port, Guernsey	President and Director, Delta I Acquisition, Inc. (from January 2001 to present); Director, Alchemy Partners (Guernsey) Limited (from February 14, 1997 to present); during the past five years, he has been employed by Guernsey International Fund Managers Limited, currently as an Executive Director.
Paul Guilbert* Trafalgar Court, Les Banques, St. Peter Port, Guernsey	Vice President, Director and Secretary of Delta I Acquisition, Inc. (from January 2001 to present); Director, Alchemy Partners (Guernsey) Limited (from August 29, 2001 to present); he has been employed by Guernsey International Fund Managers Limited since May 1997, currently as a Deputy Manager.
Hamilton D. Anstead* Emerson Court, Alderley Road, Wilmslow, Cheshire SK 9 1NX	Vice President and Director of Delta I Acquisition, Inc.(from January 2001 to present); Chief Executive Officer and Director of Four Seasons Health Care Limited (from July 25, 1997 to present).

        5.    Nominees to the Board of Directors of Omega Worldwide, Inc.    Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each nominee to the Board of Directors of Omega Worldwide, Inc. Each such person is, unless indicated below, a British citizen.

Name, Age and Current Business Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Iain Stokes (age 38) Trafalgar Court, Les Banques, St. Peter Port, Guernsey	Director, Alchemy Partners (Guernsey) Limited (from March 17, 2000 to present); he has been employed by Guernsey International Fund Managers Limited since July 1996, currently as a Manager.
Hamilton D. Anstead (age 46) Emerson Court, Alderley Road, Wilmslow, Cheshire SK9 1NX	Vice President and Director of Delta I Acquisition, Inc. (from January 2001 to present); Chief Executive Officer and Director of Four Seasons Health Care Limited (from July 25, 1997 to present).
Graeme Willis (age 38) Emerson Court, Alderley Road, Wilmslow, Cheshire SK9 1NX	Finance Director and Director of Four Seasons Health Care Limited (from March 7, 2000 to present). Mr. Willis was employed by Tamaris PLC from October 1994 to May 2000 and was its Finance Director from March 19, 1997 until May 5, 2000. During the past five years, Mr. Willis has acted as Director of the following entities: Idun Healthcare Limited (12/22/99-12/24//99); WTS Healthcare Services Limited (formerly Tamaris Healthcare Services Limited) (5/15/97-5/5/00); Tamaris Healthcare PLC (2/16/98-5/5/00); Nurses2care Agency Limited (9/22/98-5/5/00); Lifecare International PLC (12/15/98-5/5/00); Lifecare Homes Limited (12/15/98-5/5/00); WTS Capital Limited (formerly Tamaris Capital Limited) (11/16/98-5/5/00); PH Homes Limited (6/30/97-6/11/98); PH Developments Limited (6/30/97-6/11/98); PH Property Company Limited 6/30/97-6/11/98); Lodge Care PLC (12/15/98-10/29/99); Tamaris Care Properties Limited (5/28/98-10/29/99); Continental 92 Limited (11/27/97-10/29/99); Tamcare Limited (3/26/99-10/29/99); Bearehill Limited (12/15/98-10/29/99); Caledonian Care Limited (10/3/97-10/29/99); Caledonian Care (Turriff) Limited (10/3/97-10/29/99); Continental 89 Limited (12/15/98-10/29/99); Forebank Limited (5/10/95-10/29/99); Laurels Lodge Limited (12/15/98-10/29/99); St. Cuthberts Nursing Agency Limited (6/30/97-10/29/99); Cedarhurst Lodge Limited (12/20/94-10/29/99); Chestnut Lodge Limited (12/20/94-10/29/99); Edgewater Lodge Limited (12/15/98-10/29/99); Lisnisky Limited (12/15/98-10/29/99); Osborne Limited (12/20/94-10/29/99); Rosevale Lodge Limited (12/15/98-10/29/99); Saintfield Limited (12/20/94-10/29/99); Tamaris Healthcare (NI) Limited (1997-1/31/00); Tammillec Limited (3/31/98-10/29/99); Tamulst Care Limited (6/5/98-10/29/99); Dounemead Limited (2/20/98-10/29/99);

Duncare Limited (12/15/98-10/29/99); Guthrie Court Limited (12/15/98-10/29/99); Lunan House Limited (12/15/98-10/29/99); Meadowvale Care Limited (12/9/97-10/29/99); Tamaris (RAM) Limited (2/15/99-10/29/99); Tamaris (Scotland) Limited (1/31/00-1/31/00); Tamscot Care Limited (5/28/98-10/29/99); Tamhealth Limited (11/25/98-10/29/99); The Belmont Nursing Home Limited (12/15/98-10/29/99); Bewick Waverley Limited (12/15/98-10/29/99); Chapelfield View Limited (12/15/98-10/29/99); Doulton Court Limited (12/15/98-10/29/99); Keslaw Limited (12/15/98-10/29/99); Laudcare Limited (12/15/98-10/29/99); Leeland Limited (12/15/98-10/29/99); Lodge Care Services Limited (12/15/98-10/29/99); Maldcare Limited (12/15/98-10/29/99); North East Pharmacies Limited (6/30/97-10/29/99); Ringdane Limited (5/21/97-10/29/99); Tamaris (England) Limited (11/27/97-10/29/99); Tamaris (QCH) Limited (5/15/97-10/29/99); Tamaris (South East) Limited (8/8/97-10/29/99); Tameng Care Limited (5/28/98-10/29/99); West View Lodge Limited (12/15/98-10/29/99); Atlas Health Care Limited (5/6/98-10/29/99); Tamaris Management Services Limited (12/15/98-10/29/99); Grand Union Investments Limited (formerly Tamaris Estates Limited) (6/19/97-11/1/99); Delta I Acquisition, Inc. (6/28/02-7/17/02).
Laurence Shannon McNairn (age 47) Trafalgar Court, Les Banques, St. Peter Port, Guernsey	President and Director, Delta I Acquisition, Inc. (from January 2001 to present); Director, Alchemy Partners (Guernsey) Limited (from February 14, 1997 to present); during the past five years, he has been employed by Guernsey International Fund Managers Limited, currently as an Executive Director.
Shane Conway (age 28) Trafalgar Court, Les Banques, St. Peter Port, Guernsey Citizenship: Irish	Mr. Conway is currently an officer of Guernsey International Fund Managers Limited (from March 2001 to present); previously Mr. Conway was employed as a Supervisor by Butterfield Fund Managers Limited (November 2000 to May 2001), as a Senior Fund Administrator by Bank of Bermuda (Guernsey) Limited (September 1998 to November 2000) and prior to September 1998, he was employed as a Fund Accountant by Commerz International Capital Management.
Paul Guilbert (age 41) Trafalgar Court, Les Banques, St. Peter Port, Guernsey	Director, Alchemy Partners (Guernsey) Limited (from August 29, 2001 to present); Vice President, Director and Secretary of Delta I Acquisition, Inc. (from January 2001 to present); he has been employed by Guernsey International Fund Managers Limited since May 1997, currently as a Deputy Manager.

        Copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates and any other required documents should be sent by each Holder or such Holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

The Bank of New York

By Mail:	Facsimile Transmission:	By Hand or Overnight Courier:
Tender & Exchange Department	(for Eligible Institutions only)	Tender & Exchange Department
P.O. Box 11248	(212) 815-6433	101 Barclay Street
Church Street Station		Receive and Deliver Window
New York, New York 10286-1248	For Confirmation Only	New York, New York 10286
Telephone:
(212) 815-6212

        Questions and requests for assistance may be directed to the Information Agent at the address and telephone number as set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, or other related tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

The Information Agent for the Offer is:

445 Park Avenue
5th Floor
New York, New York 10022
E-mail: OWWI.info@morrowco.com
Call Collect (212) 754-8000
Banks and Brokerage Firms, Please Call: (800) 654-2468

Stockholders, Please Call: (800) 607-0088